EXECUTION VERSION

Exhibit 2.1
LUXFER HOLDINGS PLC
and
2671219 ONTARIO INC.
and
NEO PERFORMANCE MATERIALS INC.

ARRANGEMENT AGREEMENT

DECEMBER 18, 2018

ADDENDA

SCHEDULE A	PLAN OF ARRANGEMENT
SCHEDULE B	ARRANGEMENT RESOLUTION
SCHEDULE C	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SCHEDULE D	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER
SCHEDULE E	FORM OF INVESTOR RIGHTS AGREEMENT
SCHEDULE F	FORM COMPANY VOTING AND SUPPORTING AGREEMENT
SCHEDULE G	REQUIRED REGULATORY APPROVALS

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of December 18, 2018
AMONG:
LUXFER HOLDINGS PLC, a public limited company formed under the laws of England and Wales
(the “Parent”)
- and -
2671219 ONTARIO INC., a corporation existing under the laws of Ontario
(the “Purchaser”)
- and -
NEO PERFORMANCE MATERIALS, INC., a corporation existing under the laws of Ontario
(the “Company”)
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:
ARTICLE 1
INTERPRETATION
Section 1.1        Defined Terms
As used in this Agreement, the following terms have the following meanings:
“1933 Act” means the United States Securities Act of 1933, and any rules and regulations promulgated thereunder.
“1934 Act” means the United States Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser or the Parent (or an affiliate of the Purchaser or the Parent or any Person acting jointly or in concert with the Purchaser or the Parent) received by the Company after the date of this Agreement relating to: (i) any direct or indirect sale or disposition, alliance or joint venture (or any lease, license, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), in a single transaction or a series of transactions, of assets (including shares of Subsidiaries of the Company) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries; (ii) any direct or indirect purchase, take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company (or securities convertible into or exchangeable for such voting or equity securities) then outstanding; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive licence involving the Company or any of its Subsidiaries; or (iv) other similar transaction or series of transactions involving the Company pursuant to which any Person or group of Persons would own, directly or indirectly, 20% or more of the voting or equity securities of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or the surviving entity.
“Affected Securityholders” means, collectively, the Shareholders and the holders of Company Incentive Securities.
“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.
“Agreement” means this arrangement agreement.
“Alternative Debt Financing” has the meaning ascribed thereto in Section 4.7(2).
“Alternative Transaction” has the meaning ascribed thereto in Section 2.17.
“Antitrust Law” means any antitrust, competition, merger control, foreign investment, national security or trade regulation Law.
“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Shareholders, substantially in the form set out in Schedule B.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“associate” has the meaning ascribed thereto in the Securities Act (Ontario).
“Authorization” means with respect to any Person, any order, permit, approval, consent, waiver, registration, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.
“Board” means the board of directors of the Company as constituted from time to time.
“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).
“Breaching Party” has the meaning ascribed thereto in Section 4.11(3).
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, New York, New York or London, England.
“Canadian Securities Laws” means the Securities Act (Ontario) and the rules and regulations and published policies thereunder and any other applicable securities Laws of a province or territory of Canada.
“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 183(2) of the OBCA in respect of the Articles of Arrangement.
“Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d)(i).
“Closing” has the meaning ascribed thereto in Section 2.9(2).
“Code” means the United States Internal Revenue Code of 1986.
“Collective Agreements” means all collective bargaining agreements or union agreements applicable to the Company or any of its Subsidiaries and all related letters or memoranda of understanding applicable to the Company or any of its Subsidiaries which impose obligations upon the Company or any of its Subsidiaries.
“Company” has the meaning ascribed thereto in the preamble hereto.
“Company Additional PSUs” means certain special performance-based units of the Company issued pursuant to a stand-alone award agreement dated September 12, 2018.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Affected Securityholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Directors Share Unit Plan” means the Directors Share Unit Plan adopted by the Board on May 9, 2018.
“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and all schedules, exhibits and appendices thereto, delivered by the Company to the Parent and the Purchaser with this Agreement.
“Company DSUs” means deferred share units of the Company issued pursuant to the Company Directors Share Unit Plan.
“Company Employees” means the officers and employees of the Company and its Subsidiaries.
“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR since October 17, 2017 and two (2) Business Days prior to the date hereof.
“Company Incentive Securities” means, collectively, Company Additional PSUs, Company DSUs, Company Legacy Additional PSUs, Company Legacy Options, Company Legacy PSUs, Company Legacy RSUs, Company Options, Company PSUs and Company RSUs.
“Company Legacy Additional PSUs” means certain additional performance-based units of the Company issued pursuant to the Company Legacy Plan.
“Company Legacy Options” means options to purchase Shares issued pursuant to the Company Legacy Plan.
“Company Legacy Plan” means the 2016 management incentive plan of Neo Cayman Holdings Ltd., which the Company assumed pursuant to a scheme of arrangement on November 30, 2017.
“Company Legacy PSUs” means performance-based units of the Company issued pursuant to the Company Legacy Plan, including any additional rights to acquire Company Shares pursuant to dividend equivalents granted under the Company Legacy Plan.
“Company Legacy RSUs” means restricted share units of the Company issued pursuant to the Company Legacy Plan, including any additional rights to acquire Company Shares pursuant to dividend equivalents granted under the Company Legacy Plan.
“Company LTIP” means the Long-Term Incentive Plan adopted by the Board on May 9, 2018.
“Company Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser (provided that, the Purchaser acknowledges that the Company may request written consent from the Purchaser for the Company Circular to include annual meeting of shareholder matters).
“Company Options” means options to purchase Shares issued pursuant to the Company Stock Option Plan.
“Company PSUs” means performance-based units of the Company issued pursuant to stand-alone award agreements dated September 12, 2018.
“Company Related Party” means the Company, its affiliates and each of their respective shareholders, partners, members, affiliates, directors, officers, employees, controlling persons and agents.
“Company Restricted Shares” means restricted shares of the Company issuable pursuant to the Company Legacy Plan.
“Company RSUs” means restricted share units of the Company issued pursuant to stand-alone award agreements dated September 12, 2018 and September 17, 2018.
“Company SARs” means share appreciation rights of the Company issuable pursuant to the Company LTIP.
“Company’s Constating Documents” means the articles of incorporation and by-laws of the Company and all amendments to such articles or by-laws, true and complete copies of which are contained in the Data Room and available on SEDAR.
“Company Stock Option Plan” means the stock option plan of the Company effective as of October 13, 2017, as amended.
“Company Supporting Shareholders” means, collectively, the OCM Shareholders and each director and executive officer of the Company who hold Shares.
“Company Voting and Support Agreements” means the voting agreements (including all amendments thereto) executed by the Company Supporting Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Shares in favour of the Arrangement Resolution, the form of which is attached as Schedule F to this Agreement.
“Confidentiality Agreement” means the confidentiality agreement between the Company and the Parent dated July 26, 2018.
“Consideration” means the consideration to be paid pursuant to the Plan of Arrangement in respect of each Share that is issued and outstanding immediately prior to the Effective Time, consisting of a fixed and indivisible mix of 0.395 of a Parent Share and $5.98 in cash per Share.
“Contract” means, with respect to any Person, any agreement, commitment, engagement, contract, franchise, licence, lease, obligation, undertaking or joint venture (written or oral) to which such Person is a party or by which it or any of its Subsidiaries is bound or affected or to which any of its respective properties or assets is subject.
“Corrupt Practices Legislation” means, collectively, the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any Law of similar effect relating to bribery or corruption.
“Court” means the Ontario Superior Court of Justice (Commercial List).
“Data Room” means the material contained in the virtual data room established by the Company as at 5:00 p.m. on December 17, 2018.
“Debt Commitment Letter” means the commitment letter dated the date hereof between the Parent or its affiliates and the Parent’s lenders (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement).
“Debt Financing” means the agreement of the Parent’s lenders to lend, subject to the terms and conditions of the Debt Commitment Letter and the Fee Letter, the amounts set forth therein, the proceeds of which will be used by the Purchaser for, among other things, purposes of financing the transactions contemplated by this Agreement and the Arrangement.
“Definitive Debt Agreements” has the meaning ascribed thereto in Section 4.7(1).
“Depositary” means such other Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.
“Director” means the Director appointed pursuant to Section 278 of the OBCA.
“Director of Investments” means the Director of Investments appointed under Section 6 of the Investment Canada Act.
“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval System.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.
“Employee Agreement” means any employment, severance, retention, termination or change of control Contract by and between the Company or any of its Subsidiaries and any Company Employee, former Company employee or director of the Company or any of its Subsidiaries.
“Employee Plans” means all health, welfare, supplemental unemployment benefit, vacation, bonus, retention, change of control, profit sharing, fringe benefit, commissions, termination payments, severance, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements (including, for the avoidance of doubt, any “employee benefit plan,” as such term is defined in 3(3) of ERISA) for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained by or binding upon the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has any liability or is required to contribute to, whether funded or unfunded, insured or self-insured, registered or unregistered, written or oral, or in respect of which the Company or any of its Subsidiaries has any actual or potential liability, other than Employee Agreements and plans required to be established or maintained by statute.
“Environmental Laws” means all Laws and binding agreements with Governmental Entities and all other statutory requirements relating to public, occupational or workplace health and safety, noise control, pollution, reclamation or the protection of the environment or any workplace in which the Company or any of its Subsidiaries has carried on business, or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, and all Authorizations issued pursuant to such Laws, binding agreements or other statutory requirements.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Section 414(b) of the Code, a trade or business which is under common control with the Company within the meaning of Section 414(c) of the Code, or a member of an affiliated service group with the Company within the meaning of Sections 414(m) or (o) of the Code.
“Export Laws” means, collectively, any Laws and regulations pertaining to the export and re-export of any commodities, software, technology and services administered or enforced by the U.S. Department of Commerce or Department of State and any Canadian, United Kingdom or European Union Laws and regulations of a similar nature.
“Fairness Opinion” means the opinion of the Financial Advisor to the effect that, as of the date of this Agreement, the Consideration to be received by the Shareholders is fair, from a financial point of view, to such holders.
“Fee Letter” means the fee letter that is referenced in the Debt Commitment Letter.
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“Financial Advisor” means Barclays Capital Canada Inc.
“Financial Information” means (i) audited consolidated balance sheets and related statements of income and cash flows of each of the Parent and the Company for the three fiscal years of the Parent or the Company, as applicable, ended at least 90 days prior to the Effective Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Parent and the Company for each fiscal quarter of the Parent or the Company, as applicable, ended after the close of its most recent fiscal year and at least 45 days prior to the Effective Date and (iii) the pro forma consolidated balance sheet of the Parent and its subsidiaries (including the Company) and a pro forma consolidated statement of income of the Parent and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days before the Effective Date, prepared after giving effect to the Arrangement as if the Arrangement had occurred at the beginning of such period.
“Financing Sources” means any investor, lender, agent, arranger or other Person that commits to provide, or otherwise enters into agreements with the Parent or its affiliates in connection with, the Debt Financing, including the Debt Commitment Letter and any joinders to such letters or any definitive documentation relating thereto, together with such Person’s successors, assigns, affiliates, officers, directors, employees and representatives and their respective successors, assigns, affiliates, officers, directors, employees and representatives.
“Financing Sources Sections” means each of Section 4.9(4), Section 7.3, Section 8.1(2), Section 8.6, Section 8.9(2), Section 8.11 and Section 8.12.
“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, in Canada, the United States of America or otherwise; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (iv) any Securities Authority; or (v) any stock exchange.
“Government Official” means any officer or employee of a Governmental Entity (including any business or institution that is owned or controlled, directly or indirectly, by a Governmental Entity) or of a public international organization, any political party, party official, or candidate thereof, and any Person acting in an official capacity for or on behalf of any of the foregoing.
“Hazardous Substances” means any element, waste, other substance, or forces, whether natural or artificial, that is prohibited, listed, defined, judicially interpreted, regulated, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to, or that could give rise to liability under, any applicable Environmental Laws, including petroleum and all derivatives thereof or synthetic substitutes therefor, naturally occurring radioactive material, poly- and perfluoroalkyl substances, and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to the environment, natural resources or worker or public health.
“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.
“Intellectual Property” means all intellectual property rights, including any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications; (iii) registered and unregistered copyrights, and applications for registration of copyrights; (iv) internet domain names; and (v) trade secrets.
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Investor Rights Agreement” means the investor rights agreement among the Parent and the Stockholders (as defined therein) party thereto, the form of which is attached as Schedule E to this Agreement.
“IRS” means the United States Internal Revenue Service.
“Law” means, with respect to any Person, any and all applicable law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, decision or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Legal Proceedings” means any action, arbitration, audit, hearing, investigation or inquiry (including subpoenas and requests for documents and information from any Governmental Entity), litigation, proceeding, or suit (whether civil, criminal, administrative, judicial, or investigative, public or private) commenced, threatened, brought, conducted, or heard by or before any Governmental Entity or arbitrator.
“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim or lien (statutory or otherwise), in each case, whether contingent or absolute.
“Marketing Material” means the marketing material regarding the Company and its Subsidiaries contemplated by the Debt Commitment Letter or reasonably requested by the Purchaser or its Financing Sources as required in connection with the syndication or other marketing of the Debt Financing.
“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the Purchaser’s and its Financing Sources possessive receipt of all requested Marketing Material and the Financial Information, provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated, and provided further that if such Marketing Period has not ended prior to December 19, 2018, such Marketing Period shall not be deemed to have commenced until January 3, 2019. If the Company in good faith reasonably believes that it has delivered the Marketing Material, it may deliver to the Parent written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Marketing Material shall be deemed to have been delivered on the date of such delivery specified in such notice, unless the Parent in good faith reasonably believes that the Company has not completed delivery of the Marketing Material and, within three (3) Business Days after its receipt of such notice from the Company, the Parent delivers a written notice to the Company to that effect (stating with specificity the Marketing Material that has not been delivered).
“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(e).
“Material Adverse Effect” means any change, event, occurrence, circumstance or development that, either individually or in the aggregate, has, has had or would reasonably be expected to have, a material adverse effect on (x) the business, assets, liabilities, results of operations or financial condition of a Party and its Subsidiaries, taken as a whole, or (y) the ability of a Party to perform its obligations hereunder and consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the impact on such business, assets, liabilities, results of operations or financial condition, arising out of or attributable to (a) conditions or effects that generally affect the industries in which a Party operates, (b) customary seasonal fluctuations of the businesses of a Party, (c) any regional, national or international economic, financial, social or political conditions (including changes therein), (d) effects resulting from changes in the financial, banking or securities markets, (e) the actual or potential existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, disasters, an outbreak or escalation of hostilities, disease, war, acts of terrorism, political instability or any other national, international or regional calamity, crisis, emergency, epidemic or natural disaster, act of God or any governmental or other response to any of the foregoing, in each case whether or not involving Canada, the United States of America or any other region where the Parties or any Subsidiary conducts business or has operations, (f) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (g) changes in legal or regulatory conditions, including changes or proposed changes in laws or accounting principles or requirements, or standards, interpretations or enforcement thereof, (h) the execution, announcement, performance or existence of this Agreement or the transactions contemplated hereby or the identity of the Parties or any of their respective affiliates or financing sources, (i) compliance with the terms and conditions of this Agreement by the Parties or actions or omissions consented to in writing by the Parties, (j) in the case of the Company, any breach of this Agreement by the Parent or the Purchaser, or in the case of the Parent and the Purchaser, any breach of this Agreement by the Company, (k) any change in the market price or trading volume of any securities of a Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred) or (l) the failure of a Party to meet any internal, published or public projections, forecasts, guidance or estimates, including without limitation of production, revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred), except, in the case of each of clauses (a), (b), (c), (d), (e), (f) and (g), to the extent such change, event, occurrence, circumstance or development has a disproportionate effect on the Party, taken as a whole, compared to other participants in the industries in which the Party conducts business and then only to the extent of such disproportionate effect.  For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of a Party, taken as a whole, and not against any forward‑looking statements, financial projections or forecasts of a Party.
“Material Contract” means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) that is a partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement, relating to the formation, creation or operation of any partnership, limited liability company or joint venture in which the Company or any of its Subsidiaries is a partner, member or joint venturer (or other participant) that is material to the Company, but excluding any such partnership, limited liability company or joint venture which is a wholly-owned Subsidiary of the Company; (iii) under which indebtedness for borrowed money in excess of $15,000,000 is or may become outstanding, other than any such Contract between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries; (iv) under which a supplier of the Company or its Subsidiaries received payments from the Company and its Subsidiaries in excess of $30,000,000 for the fiscal year ended December 31, 2017; (v) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $30,000,000; (vi) that is a Collective Agreement; (vii) that is an Employee Agreement that provides for annual base salary in excess of $175,000; (viii) that contains express exclusivity or non-solicitation obligations of the Company or any of its Subsidiaries (excluding customary non-solicitation provisions with customers and partners); or (ix) that expressly limits or restricts in any material respect (A) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or any of its Subsidiaries may sell products.
“Money Laundering Laws” has the meaning ascribed thereto in Paragraph (34) of Schedule C.
“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.
“NYSE” means the New York Stock Exchange.
“OBCA” means the Business Corporations Act (Ontario).
“OCM Shareholders” means, collectively, OPPS NPM S.à r.l and OPPS NPM II S.à r.l, each of which is a private limited liability company governed by the laws of the Grand Duchy of Luxembourg.
“officer” has the meaning ascribed thereto in the Securities Act (Ontario).
“Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered into by or with any Governmental Entity.
“Ordinary Course” means, with respect to an action taken by a Party, that such action is consistent with the past practices of such Party and is taken in the ordinary course of the normal day-to-day operations of the business of such Party.
“Outside Date” means May 17, 2019, or such later date as may be agreed to in writing by the Parties, subject to the right of any Party to extend the Outside Date for up to an additional ninety (90) days if the condition in Section 6.1(4) or Section 6.1(7) has not been satisfied, by giving written notice to the other Parties to such effect no later than 5:00 p.m. (Toronto time) on the date that is not less than five (5) days prior to the original Outside Date; provided that notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to satisfy the condition in Section 6.1(4) or Section 6.1(7) is primarily the result of such Party’s failure to comply with its covenants herein; provided, further, that if the Marketing Period shall have begun but not been completed by the Outside Date, then the Purchaser may elect on notice in writing to the Company to extend the Outside Date to the next Business Day after the final day of the Marketing Period; and provided, further, that no Party shall have the right to extend the Outside Date if such extension is beyond the expiration date set forth in (i) the Debt Commitment Letter and the Fee Letter for the Debt Financing, including any extension of such expiration date obtained pursuant to Section 4.7(2), or (ii) the commitment letter for any Outside Date Alternative Financing.
“Outside Date Alternative Financing” means alternative debt financing from the same or other source(s) as those contained in the Debt Commitment Letter and the Fee Letter for the Debt Financing (or the Alternative Debt Financing, as applicable) (i) in an amount no less than the amount set forth in the Debt Commitment Letter for the Debt Financing and (ii) on terms no less favorable in the aggregate to the Parent than those contained in the Debt Commitment Letter and the Fee Letter for the Debt Financing (or the Alternative Debt Financing, as applicable) (taking into account any flex provisions).
“Parent” has the meaning ascribed thereto in the preamble hereto.

“Parent and Purchaser Disclosure Letter” means the disclosure letter dated the date of this Agreement and all schedules, exhibits and appendices thereto, delivered by the Parent and the Purchaser to the Company with this Agreement.
“Parent Board” means the board of directors of the Parent as constituted from time to time.
“Parent’s Constating Documents” means the articles of association of the Parent, true and complete copies of which are contained in the Parent Data Room.
“Parent Data Room” means the material contained in the virtual data room established by the Parent and the Purchaser as at 5:00 p.m. on December 17, 2018.
“Parent EIP” means the Non-Executive Directors Equity Incentive Plan of the Parent.
“Parent EIP RSUs” means the restricted share units of the Parent issued pursuant to the Parent EIP.
“Parent Employee Plans” means all material health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, severance, termination, pension or supplemental retirement plans and other employee or director employment, compensation or benefit plans, policies, trusts, funds, policies, arrangements, Contracts or other agreements for the benefit of directors or former directors of the Parent or any of its Subsidiaries, employees of the Parent or former employees of the Parent, which are maintained by or binding upon the Parent or any of its Subsidiaries or in respect of which the Parent or any of its Subsidiaries has any actual or potential liability.
“Parent Filings” means all documents publicly filed by or on behalf of the Parent on EDGAR since October 17, 2017 and two (2) Business Days prior to the date hereof.
“Parent IPO Options” means the outstanding options to purchase Parent Shares issued pursuant to the stand-alone option grants that occurred as part of the Parent’s initial public offering process in 2012.
“Parent LTIP” means the Parent’s Long-Term Umbrella Incentive Plan.
“Parent LTIP Options” means the outstanding options to purchase Parent Shares issued pursuant to the Parent LTIP.
“Parent LTIP Performance RSUs” means the performance-based restricted share units of the Parent issued pursuant to the Parent LTIP.
“Parent LTIP RSUs” means the restricted share units of the Parent issued pursuant to the Parent LTIP.
“Parent Meeting” means the meeting of shareholders of the Parent, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held to consider the Parent Resolution and for any other purpose as may be set out in the Parent Proxy Statement and agreed to in writing by the Company (provided that, the Company acknowledges that the Parent Proxy Statement may include annual meeting of shareholder matters).
“Parent Performance-based Options” means the outstanding options to purchase Parent Shares issued based on the annual earnings per share targets of the Parent.
“Parent Proxy Statement” means the proxy statement on Schedule 14A to be filed with the SEC and sent to shareholders of the Parent in connection with the Parent Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Parent Resolution” means the resolution approving this Agreement and the transactions related thereto to be considered at the Parent Meeting.
“Parent Shares” means the ordinary shares of the Parent.
“Parent Supporting Shareholders” means the Chief Executive Officer, the Chief Financial Officer and each director of the Parent who hold Parent Shares.

“Parent Voting and Support Agreements” means the voting agreements (including all amendments thereto) executed by the Parent Supporting Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Parent Shares in favour of the Parent Resolution.
“Parties” means, collectively, the Company, the Parent and the Purchaser and “Party” means any one of them.
“Permitted Dividends” means (i) in respect of the Company, a cash dividend on the Shares not in excess of C$0.095 per Share per fiscal quarter of the Company; and (ii) in respect of the Parent, a cash dividend on the Parent Shares not in excess of US$0.125 per Parent Share per fiscal quarter of the Parent.
“Permitted Liens” means, as of any particular time and in respect of any Person, each of the following Liens:
(a)
Liens for Taxes which are not delinquent or that are being contested in good faith by appropriate proceedings, and that have been adequately reserved on that Person’s financial statements in accordance with IFRS, provided that if such Liens or Taxes are being contested, the payment has been made so that the contest of such Liens or Taxes does not subject the property or the Person to interest, penalty or forfeiture;

(b)	Liens of contractors, subcontractors, mechanics, materialmen, carriers, workmen, suppliers, warehousemen, repairmen and similar Liens granted or which arise in the Ordinary Course;
(c)
Liens arising under or in connection with zoning, building codes and other land use Laws regarding the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity;

(d)
The right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant, Authorization or permit of the Company or any of its Subsidiaries, to terminate any such lease, license, franchise, grant, Authorization or permit, or to require annual or other payments as a condition of their continuance;

(e)
easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar matters that, individually or in the aggregate, do not materially and adversely impact the Company’s and its Subsidiaries’ current or contemplated use, occupancy, utility or value of the applicable real properly; and

(f)	Liens listed in each of Section 1.1 of the Company Disclosure Letter and Section 1.1 of the Parent and Purchaser Disclosure Letter.
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means the plan of arrangement, in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.8.
“Proxy Statement Clearance Date” shall mean the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Parent Proxy Statement, including the first date following the tenth (10th) day following the filing of the preliminary Parent Proxy Statement if the SEC has not informed the Company that it intends to review the Parent Proxy Statement.
“Purchaser” has the meaning ascribed thereto in the preamble hereto.
“Purchaser Reimbursement Payment” has the meaning ascribed thereto in Section 8.2(4).
“Regulatory Approvals” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law (including Antitrust Laws) or by a Governmental Entity, in each case in connection with the Arrangement and includes the Required Regulatory Approvals.
“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.
“Representatives” has the meaning ascribed thereto in Section 5.1(1).
“Required Regulatory Approvals” means the Regulatory Approvals listed in Schedule G hereto.
“Required Shareholder Approval” has the meaning ascribed thereto in Section 2.2(c).
“Sanctions“ means, collectively, any economic sanctions imposed, administered or enforced by (i) the United States government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, (ii) the United Nations Security Council, (iii) the European Union or any EU member state, (iv) Her Majesty’s Treasury of the United Kingdom or (E) the Government of Canada.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 721” means Section 721 of the United States Defense Production Act of 1950 (50 U.S.C. § 4565).
“Securities Authority” means the Ontario Securities Commission, SEC and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada or state in the United States of America.
“Securities Laws” means Canadian Securities Laws, the U.S. Securities Laws and the policies and rules of the NYSE and TSX.
“SEDAR” means the System for Electronic Document Analysis and Retrieval.
“Shareholders” means the registered and/or beneficial holders of the Shares, as the context requires.
“Shares” means the common shares in the capital of the Company and includes, for greater certainty, any Shares issued upon the valid exercise of Company Incentive Securities.
“Software” means software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code.
“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.
“Superior Proposal” means any unsolicited bona fide Acquisition Proposal made by a third party or third parties acting jointly: (i) that complies with Securities Laws and did not result from a breach of Article 5 or the Company Voting and Support Agreements; (ii) to acquire not less than 100% of the outstanding Shares or all or substantially all of the assets of the Company on a consolidated basis; (iii) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such proposal; (iv) that is not subject to any financing contingency, and in respect of which it has been demonstrated to the satisfaction of the Board that adequate arrangements have been made in respect of any financing required to ensure that the required funds will be available to effect payment in full for all the Shares or all or substantially all of the assets, as the case may be, and to complete such Acquisition Proposal; (v) that is not subject to due diligence conditions; and (vi) in respect of which the Board determines, in its good faith judgment, after receiving the advice of its outside legal advisor and financial advisor and after taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal that are reasonably relevant to such determination and the Person or group of Persons making such Acquisition Proposal, would, if consummated in accordance with its terms, result in a transaction which is more favourable, from a financial point of view, to Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)).
“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(c).
“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any and all returns, reports, declarations, estimates, elections, notices, forms, designations, filings, declarations of estimated Tax, information statements and returns, statements and other similar documents filed or required to be filed with any Governmental Entity in connection with any Taxes (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) and any schedules, attachments, supplements, appendices and exhibits thereto, whether in tangible, electronic or other form.
“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever, however denominated, imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, domestic or foreign federal income taxes and provincial/state or local income taxes), gains taxes, capital gains taxes, production taxes, windfall taxes, surplus taxes, recapture taxes, capital stock taxes, payroll and employee withholding taxes, employment insurance premiums, unemployment insurance premiums, social insurance taxes, social security taxes, Canada Pension Plan or other governmental pension plan premiums or contributions, payroll (including United States Federal Insurance Contribution Act) contributions and taxes, sales and use taxes, value added taxes, goods and services taxes, harmonized sales taxes, Quebec Sales taxes, ad valorem taxes, excise taxes, franchise taxes, gift taxes, wealth taxes, net worth taxes, inheritance taxes, gross receipts taxes, municipal taxes, environmental taxes, capital taxes, corporate minimum taxes, withholding taxes, health taxes, employee health taxes, education taxes, utility taxes, severance taxes, surtaxes, customs, import and export taxes, business taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, special assessments, environmental taxes, transfer taxes, land transfer taxes, workers’ compensation premiums or contributions and other governmental charges (including, without limitation, all license and registration fees) and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, deducted, withheld, remitted or collected; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.
“Terminating Party” has the meaning ascribed thereto in Section 4.11(3).
“Termination Fee” has the meaning ascribed thereto in Section 8.2(2).
“Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).
“Termination Notice” has the meaning ascribed thereto in Section 4.11(3).
“Third Party Beneficiaries” has the meaning ascribed thereto in Section 8.6(1).
“TSX” means the Toronto Stock Exchange.
“U.S. Securities Laws” means the 1933 Act and the 1934 Act, together with all other applicable U.S. state and local securities Laws and the rules and regulations and published policies thereunder.
“Willful Breach” means a material breach that is a consequence of an act or a failure to act undertaken by the breaching party with the actual knowledge that such act or failure to act would, or would reasonably be expected to, cause a breach of this Agreement.
Section 1.2        Certain Rules of Interpretation
In this Agreement, unless otherwise specified:
(a)
Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. All references to dollars or to $ are references to United States dollars, unless specified otherwise. References to C$ means Canadian dollars.
(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(d)
Certain Phrases, etc. The word or words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (iii) unless stated otherwise,  “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement, (iv) “will” shall be construed to have the same meaning as “shall”, and (v) unless the context otherwise requires, “or” shall be construed in the inclusive sense of “and/or”. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term “made available” means: (i) copies of the subject materials were included in the Data Room and Parent Data Room as the case may be, no later than two (2) Business Days prior to the date hereof; (ii) copies of the subject materials were provided to the Company, the Purchaser or the Parent or their respective Representatives as the case may be, in each case, prior to the date hereof; or (iii) the subject material was listed in the Company Disclosure Letter or Parent and Purchaser Disclosure Letter and copies were provided to the Company, the Purchaser or the Parent by the Company or the Parent or the Purchaser, as applicable.

(e)	Capitalized Terms. All defined terms used in any Schedule or in the Company Disclosure Letter or Parent Disclosure Letter have the meanings ascribed to them in this Agreement.
(f)
Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of each of Geoffrey R. Bedford, Rahim Suleman and Kevin D. Morris of the Company, after due and diligent inquiry. Where any representation or warranty is expressly qualified by reference to knowledge of the Parent, it is deemed to refer to the actual knowledge of Alok Maskara and Heather Harding of the Parent, after due and diligent inquiry.

(g)
Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.

(h)
Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(i)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(j)	Time References. References to time are to local time, Toronto, Ontario.
(k)	Schedules. The schedules attached to this Agreement, the Company Disclosure Letter and Parent and Purchaser Disclosure Letter form an integral part of this Agreement for all purposes of it.
ARTICLE 2
THE ARRANGEMENT
Section 2.1        Arrangement
The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.
Section 2.2        Interim Order
As soon as reasonably practicable after the date of this Agreement, but in any event in sufficient time to permit the Company Meeting to be convened in accordance with Section 2.3(a), the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 182 of the OBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:
(a)	for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(b)
for a record date for purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting of not later than February 15, 2019 (which date shall be fixed and published by the Company in consultation with the Purchaser);

(c)
that the required level of approval for the Arrangement Resolution shall be two-thirds of the votes cast on such resolution by Shareholders present in person or represented by proxy at the Company Meeting (the “Required Shareholder Approval”);

(d)
that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(e)	for the grant of Dissent Rights to those Shareholders who are registered Shareholders as contemplated in the Plan of Arrangement;
(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(g)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;
(h)
that it is the Parent’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the 1933 Act with respect to the issuance of the Parent Shares to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and

(i)	for such other matters as the Company and Purchaser (each with the prior consent of the other, such consent not to be unreasonably withheld or delayed) may reasonably require.
(2)
The Company shall request from the Court that the Interim Order include a provision that the record date for Persons entitled to notice of and to vote at the Company Meeting will not change as a result of any adjournment or postponement of the Company Meeting.

Section 2.3        The Company Meeting
The Company shall:
(a)
convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable (and the Company shall use commercially reasonable efforts to do so on or before April 1, 2019), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser: (i) except as required or permitted under Section 4.11(3) or Section 5.4(4); (ii) except as required for quorum purposes (in which case, the Company Meeting shall be adjourned and not cancelled); (iii) except as required by Law or by a Governmental Entity for no more than the minimum period required by Law or by a Governmental Entity, unless otherwise directed by the Purchaser; or (iv) except, at the Purchaser’s direction, on one or more occasions for postponements or adjournments for not more than twenty (20) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the Arrangement Resolution;

(b)
subject to the terms of this Agreement, solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement including, if so requested by the Purchaser, and at the expense of the Purchaser, using proxy solicitation services firms to solicit proxies in favour of the approval of the Arrangement Resolution and cooperating with any Person engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution; provided that the Company shall not be required to continue such solicitation and cooperation if there has been a Change in Recommendation permitted by this Agreement;

(c)
provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any proxy solicitation services firm retained by the Company, as requested from time to time by the Purchaser;

(d)
consult with the Purchaser in fixing the date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s Representatives and legal counsel to attend the Company Meeting;

(e)
permit the Purchaser to, directly or through a soliciting dealer, actively solicit proxies in favour of the Arrangement on behalf of management of the Company and disclose in the Company Circular that the Purchaser may make such solicitation;

(f)
promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last five (5) Business Days prior to the date of the Company Meeting, and promptly following receipt of proxy tallies over the last two (2) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(g)
not make any payment or settlement offer, or agree to any payment or settlement offer prior to the Effective Time with respect to Dissent Rights without the Purchaser’s prior written consent, such consent not to be unreasonably withheld;

(h)
promptly advise and deliver copies to the Purchaser of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and any purported exercise or withdrawal of Dissent Rights by Shareholders, and provide the Purchaser with the opportunity to participate in all negotiations and legal proceedings with respect to any exercise or purported exercise of Dissent Rights by Shareholders;

(i)	not propose or submit for consideration at the Company Meeting any business other than the Arrangement without the Purchaser’s prior written consent, such consent not to be unreasonably withheld;
(j)
not change the record date for the Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or as otherwise contemplated under the terms of this Agreement or the Interim Order; and

(k)
unless this Agreement is validly terminated and regardless of whether the Company has made any disclosure permitted under Section 5.4(5), the Company shall continue to take all reasonable steps necessary to hold the Company Meeting and to cause the Arrangement to be voted on at the Company Meeting and not to propose to adjourn or postpone the Company Meeting other than as contemplated by Section 2.3(a).

Section 2.4        The Company Circular
(1)
Subject to the Purchaser’s compliance with Section 2.4(4), the Company shall, as promptly as reasonably practicable, prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Affected Securityholder and other Persons as required by the Interim Order and Law, in each case using commercially reasonable efforts so as to permit the Company Meeting to be held by the date specified in Section 2.3.

(2)
The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (provided that the Company shall not be responsible for the accuracy of any information furnished by the Parent or the Purchaser in writing specifically for purposes of inclusion in the Company Circular pursuant to Section 2.4(4)) and provides the Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a summary and copy of the Fairness Opinion; (ii) a statement that the Board has, after receiving legal and financial advice, unanimously determined that the terms and conditions of the Arrangement are fair to the Shareholders and the Arrangement is in the best interests of the Company, and recommends that Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”); and (iii) a statement that the Company Supporting Shareholders have entered into the Company Voting and Support Agreements and intend to vote all their Shares in favour of the Arrangement Resolution.

(3)
The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its legal counsel, and agrees that all information relating solely to the Purchaser and its affiliates included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.

(4)
The Purchaser shall provide, on a timely basis, all necessary information concerning the Parent and the Purchaser and its affiliates that is required by Law to be included by the Company in the Company Circular to the Company in writing, and shall ensure that such information does not contain any Misrepresentation.

(5)
Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate in accordance with applicable Law any such amendment or supplement to the Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity.

(6)
The Company shall promptly notify the Purchaser upon the receipt of any correspondence, whether written or oral, from any Securities Authority or the staff of a Securities Authority with respect to the Company Circular, or any request from any Securities Authority or the staff of a Securities Authority for information related to the Company Circular or the Company Meeting or amendments or supplements to the Company Circular, and shall promptly provide the Purchaser with copies of all correspondence between the Company and its Representatives, on the one hand, and the Securities Authority or the staff of the Securities Authority, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any correspondence from any Securities Authority or the staff of a Securities Authority with respect to the Company Circular, and the Company shall consult with the Purchaser and its counsel prior to submitting to the Securities Authority or the staff of the Securities Authority any response to any such correspondence. In connection with the filing of the Company Circular or the dissemination thereof to the Shareholders, or submitting to any Securities Authority or the staff of a Securities Authority any response to any correspondence of the any Securities Authority or the staff of the Securities Authority with respect thereto, the Company shall provide the Purchaser and its counsel a reasonable opportunity to review and comment on such documents and responses, and the Company will incorporate any reasonable comments of the Purchaser and/or its counsel prior to such filing, dissemination or submission.

Section 2.5        The Parent Meeting
The Parent shall:
(a)
as promptly as practicable after the Proxy Statement Clearance Date, in accordance with the Parent’s Constating Documents, applicable Law and the rules of the NYSE: (i) establish a record date for and give notice of the Parent Meeting, and (ii) mail to the shareholders of the Parent as of the record date established for the Parent Meeting the Parent Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”). The Parent shall duly call, convene and hold the Parent Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than forty-five (45) days following the date the Parent Proxy Statement is mailed to the shareholders of the Parent and Parent shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Parent Meeting without the prior written consent of the Company: (w) except as required or permitted by this Agreement; (x) except as required for quorum purposes (in which case, the Parent Meeting shall be adjourned and not cancelled); (y) except as required by Law or by a Governmental Entity; or (z) except, without the Company’s consent, on one or more occasions for postponements or adjournments for not more than ten (10) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the Parent Resolution;

(b)
subject to the terms of this Agreement, solicit proxies in favour of the approval of the Parent Resolution and against any resolution submitted by any Person that is inconsistent with the Parent Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Company, and at the expense of the Parent, using any proxy solicitation services firm to solicit proxies in favour of the approval of the Parent Resolution;

(c)
provide the Company with copies of or access to information regarding the Parent Meeting generated by any proxy solicitation services firm retained by the Parent, as requested from time to time by the Company;

(d)
consult with the Company in fixing the date of the Parent Meeting, give notice to the Company of the Parent Meeting and allow the Company’s Representatives and legal counsel to attend the Parent Meeting;

(e)
promptly advise the Company, at such times as the Company may reasonably request and at least on a daily basis on each of the last five (5) Business Days prior to the date of the Parent Meeting, and promptly following receipt of proxy tallies over the last two (2) Business Days prior to the date of the Parent Meeting, as to the aggregate tally of the proxies received by the Parent in respect of the Parent Resolution;

(f)
promptly advise and deliver copies to the Company of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Parent Resolution or Arrangement; and

(g)
not change the record date for the shareholders of the Parent entitled to vote at the Parent Meeting in connection with any adjournment or postponement of the Parent Meeting unless required by Law or as otherwise contemplated under the terms of this Agreement.

Section 2.6        The Parent Proxy Statement
(1)
Subject to the Company’s compliance with Section 2.6(4), the Parent shall, as promptly as reasonably practicable, prepare and complete, in consultation with the Company, the Parent Proxy Statement together with any other documents required by Law in connection with the Parent Meeting and the Arrangement, and the Parent shall cause the Parent Proxy Statement and such other documents to be filed and sent to each shareholder of the Parent and other Persons as required by Law, in each case using commercially reasonable efforts so as to permit the Parent Meeting to be held by the date specified in Section 2.5.

(2)
The Parent shall ensure that the Parent Proxy Statement complies in all material respects with Law, does not contain any Misrepresentation (provided that the Parent shall not be responsible for the accuracy of any information furnished by the Company in writing specifically for purposes of inclusion in the Parent Proxy Statement pursuant to Section 2.6(4)) and provides the shareholders of the Parent with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Parent Meeting. The Parent shall cause the Parent Proxy Statement to comply with the provisions of the 1934 Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NYSE. Without limiting the generality of the foregoing, the Parent Proxy Statement must include (i) a statement that the Parent Board, after receiving legal and financial advice, unanimously recommends that the shareholders of the Parent vote in favour of the Parent Resolution; and (ii) a statement that the Parent Supporting Shareholders have entered into the Parent Voting and Support Agreements and intend to vote all their Parent Shares in favour of the Parent Resolution.

(3)
The Parent shall give the Company and its legal counsel a reasonable opportunity to review and comment on drafts of the Parent Proxy Statement and other related documents, and shall give reasonable consideration to any comments made by the Company and its legal counsel, and agrees that all information relating solely to the Company and its affiliates included in the Parent Proxy Statement must be in a form and content satisfactory to the Company, acting reasonably.

(4)
The Company shall provide, on a timely basis, all necessary information concerning the Company and its affiliates that is required by Law to be included by the Parent in the Parent Proxy Statement to the Parent in writing, and shall ensure that such information does not contain any Misrepresentation.

(5)
Each Party shall promptly notify the other Party if it becomes aware that the Parent Proxy Statement contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Parent shall promptly mail, file or otherwise publicly disseminate in accordance with applicable Law any such amendment or supplement to its shareholders and, if required by Law, file the same with the Securities Authorities or any other Governmental Entity.

(6)
The Parent shall promptly notify the Company upon the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC, or any request from the SEC or the staff of the SEC for amendments or supplements to the Parent Proxy Statement, and shall promptly provide the Company with copies of all correspondence between the Parent and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Parent Proxy Statement, and the Parent shall consult with the Company and its counsel prior to submitting to the SEC or the staff of the SEC any response to any such comments. In connection with the filing of the Parent Proxy Statement or the dissemination thereof to the shareholders of the Parent, or submitting to the SEC or the staff of the SEC any response to any comments of the SEC or the staff of the SEC with respect thereto, the Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on such documents and responses, and the Parent will incorporate any reasonable comments of the Company and/or its counsel prior to such filing, dissemination or submission.

Section 2.7        Final Order
If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting.
Section 2.8        Court Proceedings
In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:
(a)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order including pursuing any appeals therefrom;
(b)
provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Parent and the Purchaser for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Parent and the Purchaser and included in such material and any other matters contained therein;

(c)
provide copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;
(e)
not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided the Purchaser is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the obligations of the Parent or the Purchaser, or diminishes or limits the rights of the Parent or the Purchaser, set forth in any such filed or served materials or under this Agreement;

(f)
oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(g)
not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.9        Articles of Arrangement and Effective Date
(1)	The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the Plan of Arrangement.
(2)
Unless another time or date is agreed to in writing by the Parties, the completion of the Arrangement (the “Closing”) will take place on the third (3rd) Business Day after the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), at the offices of Stikeman Elliott LLP, in Toronto, Ontario, at 9:00 a.m. (Toronto time); provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set out in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), then, subject to the continued satisfaction or waiver of the conditions set out in Article 6 at such time, the Closing shall occur on the earliest to occur of (a) a Business Day during the Marketing Period specified by the Purchaser on no less than three (3) Business Days’ prior written notice to the Company, (b) the next Business Day after the final day of the Marketing Period or (c) such other date, time or place as agreed to in writing by the Purchaser and the Company. The Company shall send the Articles of Arrangement to the Director on the day of Closing.

Section 2.10        Payment of Consideration
The Parent and the Purchaser, as applicable, shall, following receipt of the Final Order and Required Regulatory Approvals, ensure that, prior to the Effective Time, the Depositary has been provided with sufficient Parent Shares and cash consideration in escrow to pay the aggregate consideration to be paid pursuant to the Arrangement in accordance with the terms of the Plan of Arrangement.
Section 2.11        Adjustment to Consideration
Notwithstanding any restriction or any other matter in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time:
(a)
the Company sets a record date for any dividend or other distribution on the Shares (other than Permitted Dividends) that is prior to the Effective Time or pays any dividend or other distribution on the Shares (other than Permitted Dividends) prior to the Effective Time, then: (i) to the extent that the amount of such dividends or distributions per Share does not exceed the Cash Consideration, the Cash Consideration shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Share exceeds the Cash Consideration, the Purchaser shall make such adjustment to the Share Consideration as it determines, acting reasonably and in good faith, to be necessary to restore the original intention of the parties in the circumstances; or

(b)
the issued and outstanding Parent Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding Parent Shares or similar event, then the Consideration to be paid per Share shall be appropriately adjusted to provide to Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted.

Section 2.12        Withholding Taxes
The Parent, the Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Person under the Plan of Arrangement or this Agreement, including to any Person exercising Dissent Rights, such amounts as the Parent, the Purchaser, the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to the Plan of Arrangement or this Agreement and shall be treated for all purposes under the Plan of Arrangement or this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. To satisfy the amount required to be deducted or withheld from any payment to any former holder of Shares or Company Incentive Securities, the Parent, the Purchaser, the Company or the Depositary, as applicable, may sell or otherwise dispose of any portion of the Consideration payable to such holder as is necessary to provide sufficient funds to enable the Parent, the Purchaser, the Company or the Depositary, as applicable, to comply with such deduction and/or withholding requirements.
Section 2.13        U.S. Securities Law Matters
The Parties agree that the Arrangement will be carried out with the intention that all Parent Shares issued on completion of the Arrangement to Shareholders will be issued by the Parent in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) thereunder.  In order to ensure the availability of the exemption under Section 3(a)(10) of the 1933 Act, the Parties agree that the Arrangement will be carried out on the following basis:
(1)	the Arrangement will be subject to the approval of the Court;
(2)	the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the 1933 Act prior to the hearing required to approve the Arrangement;
(3)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Shareholder;
(4)
the Company will ensure that each Person entitled to receive Parent Shares on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(5)
each Person entitled to receive Parent Shares will be advised that the Parent Shares issued pursuant to the Arrangement have not been registered under the 1933 Act and will be issued by the Parent in reliance on the exemption under Section 3(a)(10) of the 1933 Act;

(6)
the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the Shareholders;

(7)
the Interim Order approving the Meeting will specify that each Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(8)	the Company shall request that the Final Order shall include a statement to substantially the following effect:
“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Parent, pursuant to the Plan of Arrangement.”.
Section 2.14        List of Shareholders
At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable (and, if requested by the Purchaser, within two (2) Business Days of the Effective Date), provide the Purchaser with (i) a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Shares, (ii) a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Shares (including holders of Company Incentive Securities) and (iii) a list of participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and the Depositary Trust Company, and non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares, in each case as of a date that is not more than five (5) Business Days prior to the date of delivery of such lists.  The Company shall require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders and lists of holdings and other assistance as the Purchaser may reasonably request.
Section 2.15        Incentive Plan Matters
(1)	The Parties acknowledge that the outstanding Company Incentive Securities shall be treated in accordance with the provisions of the Plan of Arrangement.
(2)
The Parties acknowledge that no deduction will be claimed by the Company or any Person not dealing at arm’s length with the Company in respect of any payment made to a holder of Company Options or Company Legacy Options in respect of the Company Options or Company Legacy Options  pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (all within the meaning of the Tax Act) to the extent that the deduction under section 110(1)(d) of the Tax Act would otherwise be available to such holder, in computing the Company’s, or any Person not dealing at arm’s length with the Company’s, taxable income under the Tax Act and the Parent shall cause the Company and each applicable Person not dealing at arm’s length with the Company to: (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the cash payments made in exchange for the surrender of Company Options and Company Legacy Options; and (ii) provide evidence in writing of such election as contemplated by the Tax Act, it being understood that holders of Company Options and Company Legacy Options will be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any benefit arising from the surrender of Company Options or Company Legacy Options.

Section 2.16        Guarantee
The Parent hereby unconditionally and irrevocably guarantees in favour of the Company the due and punctual performance by the Purchaser of each and every of the Purchaser’s covenants, obligations and undertakings hereunder, including the payment of the aggregate Consideration payable to Shareholders in accordance with the terms of this Agreement and the Plan of Arrangement, which guarantee will remain in force until all such covenants, obligations and undertakings have been satisfied in full and agrees to be jointly and severally liable with the Purchaser for the truth, accuracy and completeness of all of the Purchaser’s representations and warranties hereunder. The Parent hereby agrees that its guarantee is continuing in nature and full and unconditional, and no release or extinguishments of the Purchaser’s liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of the Parent’s guarantee. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Parent and the Parent agrees to be jointly and severally liable with the Purchaser for all guaranteed obligations as if it were the principal obligor of such obligations. The Parent acknowledges that the Company is relying on this Section 2.16 in entering into this Agreement.
Section 2.17        Alternative Transaction
In the event the Parent or the Purchaser concludes that it is necessary or desirable to proceed with another form of transaction (such as a take-over bid or amalgamation) whereby the Parent or one of its affiliates would effectively acquire all of the Shares within approximately the same time periods and on economic terms and other terms and conditions that would provide Shareholders with a financial result equivalent to or better than the terms presently contemplated by this Agreement and such transaction (i) would not reasonably be expected to impair or delay the ability of the Parent and the Purchaser to perform their respective obligations under this Agreement or prevent or delay the consummation by the Parent and the Purchaser of the transactions contemplated hereby), and (ii) would not impose any additional liabilities or obligations on the Company or any of its affiliates (including Tax liabilities or obligations) (an “Alternative Transaction”), the Company agrees to support the completion of such Alternative Transaction in the same manner as the Arrangement and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction.  In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement shall refer to the Alternative Transaction to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction and all references to dates and time periods regarding the Arrangement, including the Effective Date, herein shall refer to the date of closing of the transactions contemplated by the Alternative Transaction (as such date may be extended from time to time).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1        Representations and Warranties of the Company
(1)
Except as set forth in: (i) the correspondingly numbered section of the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall also be deemed to be an exception to (or, as applicable, disclosure for the purposes of) any other sections of this Agreement and any other representations and warranties of the Company contained in this Agreement to the extent that its relevance to such other section, representation or warranty is reasonably apparent on its face); or (ii) the Company Filings (excluding any disclosures set forth in any “risk factor” section or market risk section and in any section relating to forward looking statements), the Company represents and warrants to the Parent and the Purchaser as set forth in Schedule C and acknowledges and agrees that each of the Parent and the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes, and neither the Parent nor the Purchaser has relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Company.

(3)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.
(4)
The Company shall be permitted to include an express cross-reference to an item in the Company Filings in the Company Disclosure Letter provided that the disclosure in the Company Filings that is expressly cross-referenced is meaningful and not misleading and further provided that no qualification or disclosure shall include reference to any forward looking statements or anything in the “risk factors” section of the Company Filings.

Section 3.2        Representations and Warranties of the Parent and the Purchaser
(1)
Except as set forth in: (i) the correspondingly numbered section of the Parent and Purchaser Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Parent and Purchaser Disclosure Letter shall also be deemed to be an exception to (or, as applicable, disclosure for the purposes of) any other sections of this Agreement and any other representations and warranties of the Parent or Purchaser contained in this Agreement to the extent that its relevance to such other section, representation or warranty is reasonably apparent on its face); or (ii) the Parent Filings (excluding any disclosures set forth in any “risk factor” section or market risk section and in any section relating to forward looking statements),  each of the Parent and the Purchaser represent and warrant to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
Except for the representations and warranties set forth in this Agreement, neither the Purchaser or the Parent nor any other Person has made or makes, and the Company has not relied upon, any other express or implied representation and warranty, either written or oral, on behalf of the Purchaser or the Parent.

(3)
The representations and warranties of each of the Parent and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

(4)
The Parent shall be permitted to include an express cross-reference to an item in the Parent Filings in the Parent and Purchaser Disclosure Letter provided that the disclosure in the Parent Filings that is expressly cross-referenced is meaningful and not misleading and further provided that no qualification or disclosure shall include reference to any forward looking statements or anything in the “risk factors” section of the Parent Filings.

ARTICLE 4
COVENANTS
Section 4.1        Conduct of Business of the Company
(1)
The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as expressly required or permitted by this Agreement; (iii) as required by Law; or (iv) for matters disclosed in Section 4.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course (including expending amounts reasonably necessary to continue to develop and maintain products and services and real and personal properties, to maintain relationships with material customers and suppliers and to maintain proper insurance coverage).

(2)
Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as expressly required or permitted by this Agreement; (iii) as required by Law; or (iv) for matters disclosed in Section 4.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend any of the Company’s Constating Documents or the articles, by-laws or similar organizational documents of any of its Subsidiaries;
(b)	adjust, split, combine or reclassify any shares or other equity or voting interests of the Company or of any Subsidiary;
(c)
redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, except pursuant to the exercise of existing Company Incentive Securities or the withholding of Taxes with respect to existing Company Incentive Securities;

(d)
issue, grant, deliver, sell, pledge or otherwise encumber (other than Permitted Liens), or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of (other than Permitted Liens), or otherwise modify the terms of any shares of capital stock or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company or any of its Subsidiaries, except for: (i) the issuance  of any shares of capital stock of any Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company; (ii) the issuance of Shares issuable upon the exercise of the currently outstanding Company Incentive Securities; or (iii) the issuance of Shares in the Ordinary Course under the existing Employee Plans or as required pursuant to obligations under the existing Employee Plans;

(e)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any other Person or any material equity interests therein, or any assets, securities, properties, interests or businesses having a cost, in excess of the amounts set out in Section 4.1(2)(e)(2) of the Company Disclosure Letter;

(f)	enter into any joint venture, legal partnership, limited liability corporation or similar arrangement with any Person;
(g)
sell, lease, license, assign, let lapse, abandon, exchange, mortgage, pledge or otherwise transfer or dispose of, directly or indirectly, in one transaction or in a series of related transactions, any of the Company’s or its Subsidiaries assets, tangible or material intangible, (i) in the case of tangible property, which have a value greater than $5,000,000 in the aggregate, (ii) in the case of intangible property consisting of material Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course and (iii) in the case of any other intangible asset, other than in the Ordinary Course;

(h)	reorganize, amalgamate or merge the Company, or any Subsidiary of the Company;
(i)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;
(j)
make any material Tax election, information schedule, return or designation, except in each case in the Ordinary Course, settle or compromise any material Tax claim, assessment, reassessment, liability, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy, or change any of its methods of reporting income, deductions or accounting for income Tax purposes;

(k)	enter into or change any Tax sharing, Tax advance pricing agreement, Tax allocation or Tax indemnification agreement;
(l)	make a request for a Tax ruling to any Governmental Entity;
(m)
notwithstanding anything else contained herein, make any “investment” (within the meaning of subsection 212.3(10) of the Tax Act) in any corporation which is not resident in Canada for the purposes of the Tax Act;

(n)
create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof (including letters of credit and bank guarantees, except in the Ordinary Course) in an amount, on a per transaction or series of related transactions basis, in excess of the amount set out in Section 4.1(2)(e)(2) of the Company Disclosure Letter other than: (i) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or by the Company to another wholly-owned Subsidiary of the Company; (ii) in connection with the refinancing of indebtedness outstanding on the date hereof in the Ordinary Course; (iii) in connection with advances under the Company’s or any Subsidiary’s existing credit facilities in the Ordinary Course; or (iv) indebtedness entered into in connection with this Arrangement;

(o)	make any material change in the Company’s accounting principles, except as required by concurrent changes in IFRS;
(p)
grant any increase in the rate of wages, salaries and bonuses of Company Employees, except in the Ordinary Course and that, in the aggregate, do not exceed on a Company-wide basis, 10% of the aggregate Company expenses for wages, salaries and bonuses as of the date hereof;

(q)
grant, enter into or amend any Employee Agreement for which the base salary amount is in excess of $175,000, and for all other Employee Agreements, grant any increase of benefits payable thereunder, except in the Ordinary Course;

(r)
enter into, adopt or terminate any Employee Plan or amend or modify an existing Employee Plan or pay any benefit not required by (or accelerate the time of payment, vesting or funding of, any payment becoming due under) such Employee Plan as in effect as of the date of this Agreement under any Employee Plan;

(s)
commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations; provided that the Company shall not waive, release, assign, settle or compromise the specific litigation matters listed in Section 4.1(2)(s) of the Company Disclosure Letter unless same does not require or include the payment of any settlement amounts in excess of the amount set out in Section 4.1(2)(e)(2) of the Company Disclosure Letter, the admission of any liability or the imposition of material restrictions on the Company or any of its Subsidiaries;

(t)
except in the Ordinary Course, amend or modify in any material respect or terminate or waive any material right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof, except for any Contract for the sale or procurement of goods or services entered in the Ordinary Course on arm’s length terms with a customer or supplier of the Company or any Subsidiary;

(u)
except as contemplated in Section 4.12, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(v)
abandon or fail to diligently pursue any application for any Authorizations, leases, permits or registrations or take any action, or fail to take any action, that could lead to the termination of any Authorizations, leases or registrations;

(w)
enter into any material Contract with any broker, finder or investment banker, including any material amendment to the existing agreements with the Financial Advisors but other than any agreement with a proxy advisory firm for purposes of soliciting proxies in connection with the transactions contemplated by this Agreement; or

(x)	authorize, agree or resolve to do any of the foregoing.
Nothing contained in this Agreement will give the Parent or the Purchaser, directly or indirectly, the right to direct or control the Company’s business and operations prior to the Effective Date. Prior to the Effective Date, the Company will exercise, consistent with the terms of this Agreement, complete control and supervision over its business and operations.  Nothing in this Agreement, including any of the restrictions set forth herein, will be interpreted in such a way as to place any Party in violation of applicable Law.
Section 4.2        Covenants of the Company Relating to the Arrangement
(1)
Subject to Section 4.5 hereto, which shall govern in relation to Regulatory Approvals, the Company shall perform, and shall cause its Subsidiaries to perform, all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, reasonably co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)
use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)
use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary to be obtained under the Material Contracts in connection with the Arrangement or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incurring any liability or obligation without the prior written consent of the Purchaser;

(c)
use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;

(d)
use all commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement;

(e)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement; and

(f)
assist in obtaining the resignations and releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and each member of the board of directors of the Subsidiaries of the Company, to the extent requested by the Purchaser, effective as of the Effective Time.

(2)	The Company shall promptly notify the Purchaser in writing of:
(a)	any Material Adverse Effect relating to the Company;
(b)
any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Company or any of its Subsidiaries or that relate to this Agreement or the Arrangement;

(c)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement; or

(d)
any notice from a Governmental Entity in connection with this Agreement or the Arrangement (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Purchaser).

(3)
Each of the Parties covenant and agree to cooperate and consult with the other Parties in good faith with respect to any required Tax filings or related matters with the competent Tax authority in the People’s Republic of China pursuant to applicable Law (including Circular 7) relating to the Arrangement.

Section 4.3        Conduct of Business of the Parent and the Purchaser
(1)
The Parent and the Purchaser covenant and agree that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as expressly required or permitted by this Agreement; (iii) as required by Law; or (iv) for matters disclosed in Section 4.3 of the Parent and Purchaser Disclosure Letter, the Parent and the Purchaser shall, and shall cause each of their Subsidiaries to, conduct its business in the Ordinary Course (including expending amounts reasonably necessary to continue to develop and maintain products and services and real and personal properties, to maintain relationships with material customers and suppliers and to maintain proper insurance coverage).

(2)
Without limiting the generality of Section 4.3(1), each of the Parent and the Purchaser covenant and agree that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; (ii) as expressly required or permitted by this Agreement; (iii) as required by Law; or (iv) for matters disclosed in Section 4.3 of the Parent and Purchaser Disclosure Letter, each of the Parent and the Purchaser shall not, and shall not permit any of their Subsidiaries to, directly or indirectly:

(a)	amend its articles of incorporation, articles of arrangement, by-laws or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;
(b)
adjust, split, combine or reclassify any shares or other equity or voting interests of the Parent or of any Subsidiary or declare, set aside or pay any dividends or make any dividend or distribution, other than Permitted Dividends;

(c)
redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Parent or any of its Subsidiaries, except for: (i) the acquisition of shares of capital stock of any wholly-owned Subsidiary of the Parent by the Parent or by any other wholly-owned Subsidiary of the Parent; or (ii) pursuant to the exercise of incentive securities of the Parent or the withholding of Taxes with respect to incentive securities of the Parent;

(d)
issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of, or otherwise modify the terms of, any shares of capital stock or other equity interest or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or equity interest, of the Parent or any of its Subsidiaries, except for: (i) the issuance of Parent Shares issuable upon the exercise of the currently outstanding incentive securities of the Parent; (ii) the issuance of any shares of capital stock of any Subsidiary of the Parent to the Parent or any other wholly-owned Subsidiary of the Parent; (iii) the issuance of Parent Shares in the Ordinary Course under employee plans of the Parent or as required pursuant to obligations under employee plans of the Parent; or (iv) the sale of shares of capital stock or other equity interest of any Subsidiary which have a value of up to $5,000,000 subject to a maximum of $10,000,000 for all such transactions;

(e)	reorganize, amalgamate or merge the Parent or the Purchaser, or any Subsidiary of the Parent;
(f)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent or any of its Subsidiaries;
(g)
issue any securities, undertake any material financings, make any material acquisitions and/or take other actions that would either require a vote of the shareholders of the Parent or would reasonably be expected to have a material adverse impact on the market price of the Parent Shares;

(h)
abandon or fail to diligently pursue any application for any Authorizations, leases, permits or registrations or take any action, or fail to take any action, that could lead to the termination of any Authorizations, leases or registrations; or

(i)	authorize, agree or resolve to do any of the foregoing.
Nothing contained in this Agreement will give the Company, directly or indirectly, the right to direct or control the Parent’s or the Purchaser’s business and operations prior to the Effective Date. Prior to the Effective Date, each of the Parent and the Purchaser will exercise, consistent with the terms of this Agreement, complete control and supervision over its business and operations. Nothing in this Agreement, including any of the restrictions set forth herein, will be interpreted in such a way as to place any Party in violation of applicable Law.
Section 4.4        Covenants of the Parent and the Purchaser Relating to the Arrangement
(1)
Subject to Section 4.5 hereto, which shall govern in relation to Regulatory Approvals, the Parent and the Purchaser shall perform all obligations required to be performed by them under this Agreement, reasonably co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Parent and the Purchaser shall, and shall cause each of their respective affiliates to:

(a)	execute the Investor Rights Agreement on the Effective Date;
(b)
use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to them and comply promptly with all requirements imposed by Law on them with respect to this Agreement or the Arrangement;

(c)
use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary to be obtained under the material Contracts of the Purchaser in connection with the Arrangement or (ii) required in order to maintain the material Contracts of the Purchaser in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without committing themselves or the Company to pay any consideration or to incur any liability or obligation that is not conditioned on consummation of the Arrangement;

(d)	use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from them relating to the Arrangement;
(e)
use all commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which they are a party or brought against them or their directors or officers challenging the Arrangement or this Agreement; and

(f)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition, lease or contract that would reasonably be expected to prevent, materially delay or materially impede the obtaining of, or increase the risk of not obtaining, any Regulatory Approval or otherwise prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement.

(2)	The Purchaser shall promptly notify the Company in writing of:
(a)	any Material Adverse Effect relating to the Parent;
(b)
any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Parent, the Purchaser or any of their Subsidiaries or that relate to this Agreement or the Arrangement;

(c)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement; or

(d)
any notice from a Governmental Entity in connection with this Agreement or the Arrangement (and, subject to Law, contemporaneously provide a copy of any such written notice or communication to the Company).

Section 4.5        Regulatory Approvals
(1)
Notwithstanding any other provision of this Agreement, each of the Parent and the Purchaser and the Company shall, and shall cause each of their respective affiliates to, use its reasonable best efforts to promptly and expeditiously take all steps in order to permit the Closing to occur as soon as reasonably practicable and in any event prior to the Outside Date and to obtain the Regulatory Approvals as promptly as practicable including:

(a)
as soon as reasonably practicable following the date hereof or such other period of time as may be agreed to by the Parties, filing all required and advisable filings or notifications necessary to commence the regulatory review processes in connection with the Required Regulatory Approvals;

(b)
promptly providing as expeditiously as possible all information, documents and data to Governmental Entities as may be requested, required or ordered pursuant to statutory and non-statutory requests for information, supplemental information requests, second requests and any court orders in connection with the Required Regulatory Approvals;

(c)
not withdrawing any filings or notifications in respect of the Required Regulatory Approvals or agreeing to extend any waiting periods or review periods without the prior written consent of the other Parties;

(d)
responding to and defending all interim, injunctive or substantive proceedings on the merits, including appeals, for any interim, interlocutory or permanent order, judgment or injunction which would have the effect of delaying, preventing or prohibiting the consummation of, the transactions contemplated by this Agreement or that could reasonably be expected to increase the difficulty of obtaining, or the length of time required to obtain, the Regulatory Approvals, and pursuing all available appeals and interventions; and

(e)
in the case of the Parent and the Purchaser, proposing, negotiating, accepting, agreeing to, committing to and/or effecting, by consent agreement, consent decree, undertakings, commitments or otherwise with any Governmental Entity, the sale, licence, divestiture or disposition of any of the assets, entities, properties, businesses, contracts and licences to be acquired by them pursuant to this Agreement, or of any of their pre-existing assets, entities, properties, businesses, contracts and licences, or any behavioural or other remedy or measures imposing conditions, restraints or limitations on any of the assets, properties, businesses, contracts and licences referred to above, so as to allow the Regulatory Approvals to occur prior to the Outside Date (each a “Divestiture Action”); provided, however, that notwithstanding anything in this Section 4.5 or otherwise in this Agreement, in no event shall the Parent or the Purchaser be required to commit to or take a Divestiture Action, other than a Divestiture Action that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (excluding, for purposes of the foregoing, subsections (h) and (i) of the definition of “Material Adverse Effect” in Section 1.1) as measured on the Parent, the Purchaser and the Company taken on a combined and aggregate basis.

(2)
The Purchaser, the Parent and the Company will exchange advance drafts of all submissions, material correspondence (including emails), filings, notifications, presentations, applications, undertakings and other material documents made or submitted to or filed with any Governmental Entity in respect of this Agreement or the Arrangement, will consider in good faith and incorporate any reasonable suggestions made by the other Parties and their counsel and will provide the other Parties and its counsel with final copies of all such material submissions, correspondence (including emails), filings, notifications, presentations, applications, undertakings, and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of this Agreement or the Arrangement; provided, however, that competitively sensitive information may be provided only to the external legal counsel and external experts of the Parties; and provided further that the Parent and the Purchaser, after consulting with the Company in good faith and giving reasonable consideration to the input of the Company and its legal counsel on such matter, shall have the right to direct the strategy, response or defense made to a Governmental Entity, consistent with its obligations in Section 4.5(1).

(3)
The Purchaser, the Parent, and the Company and its affiliates will keep the other Parties and their respective counsel fully apprised of all material written (including email) and oral communications and all meetings with any Governmental Entity, and their staff, in respect of this Agreement or the Arrangement including providing copies of all material written (including email) communications on a timely basis, and to the extent permitted by such Governmental Entity, will not participate in such material communications or meetings without giving the other Parties and their respective counsel the opportunity to participate therein, except to the extent that competitively sensitive information may be discussed, in which case the Purchaser, the Parent and the Company will allow external legal counsel for the other Parties to participate.

(4)
If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal test under a Law necessary to obtain the Regulatory Approvals, each of the Parent, the Purchaser and the Company shall, and shall cause each of their respective affiliates to, use its reasonable best efforts consistent with this Section 4.5 to resolve such objection or proceeding so as to allow the Effective Time to occur prior to the Outside Date.

(5)
The Purchaser, the Parent and the Company and its affiliates shall not take any action, or refrain from taking any action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition, lease or contract that would reasonably be expected to prevent, materially delay or impede the obtaining of, or materially increase the risk of not obtaining, any Required Regulatory Approval or otherwise prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement. None of the Purchaser, the Parent or the Company shall make any voluntary filing with any Governmental Entity in connection with a Regulatory Approval that is not a Required Regulatory Approval without the prior agreement and consent of the other Parties; provided that, in the event that any Governmental Entity requests information or action in connection with a Regulatory Approval that is not a Required Regulatory Approval the Parent and the Purchaser, after consulting with the Company in good faith adn giving reasonable consideration to the input of the Company and its legal counsel on such matter, shall have the right to make any such voluntary filings.

Section 4.6        Access to Information; Confidentiality
(1)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law and the terms of any existing Contracts, the Company shall and shall cause its Subsidiary to: (i) give to the Purchaser and its representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries during normal business hours; and (ii) furnish to the Purchaser and its representatives such financial and operating data and other information as such Persons may reasonably request.

(2)
Other than with respect to mutual suppliers, customers and other business partners of the Parent and the Company: (i) neither the Parent, the Purchaser nor any of their Representatives will contact directors, officers, employees, customers, suppliers or other business partners of the Company or of any of its Subsidiaries, except after receiving the prior written consent of the Chief Executive Officer of the Company; and (ii) neither the Company nor any of its Representatives  will contact directors, officers, employees, customers, suppliers or other business partners of the Parent or of any of its Subsidiaries, except after receiving the prior written consent of the Chief Executive Officer of the Parent.

(3)
Investigations made by or on behalf of the Parent and the Purchaser, whether under this Section 4.6 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(4)
For greater certainty, the Parent and the Purchaser and their respective affiliates shall treat, and shall cause their respective Representatives to treat, all information furnished to the Purchaser and/or the Parent or any of their respective affiliates or Representatives in connection with the transactions contemplated by this Agreement or pursuant to the terms of this Agreement in accordance with the terms of the Confidentiality Agreement.  Without limiting the generality of the foregoing, the Parties each acknowledge and agree that the Company Disclosure Letter and the Parent and Purchaser Disclosure Letter and all information contained in them are confidential and shall be treated in accordance with the terms of the Confidentiality Agreement, provided that the Purchaser may disclose such information to the Financing Sources and their respective affiliates and representatives provided such Persons are bound by confidentiality covenants that are no less onerous than the covenants contained in the Confidentiality Agreement.

Section 4.7        Financing
(1)
Each of the Parent and the Purchaser shall, subject to the terms and conditions of this Agreement, use its reasonable best efforts to obtain the proceeds of the Debt Financing at Closing on the terms and conditions described in the Debt Commitment Letter and the Fee Letter, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and the Fee Letter, as in effect on the date of this Agreement (subject to the last sentence of this Section 4.7(1)), in accordance with its terms, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Debt Agreements”) consistent with the terms and conditions contained therein and (iii) satisfy (or, if deemed advisable by the Parent, obtain the waiver of) on a timely basis all conditions applicable to the Purchaser and the Parent (as applicable) in the Debt Commitment Letter, the Fee Letter and the Definitive Debt Agreements and otherwise comply with all of its obligations thereunder. In the event that all conditions contained in the Debt Commitment Letter and the Fee Letter have been satisfied or waived and the Parent is required to consummate the Closing pursuant to Section 2.9, the Parent shall use commercially reasonable efforts to cause each Financing Source to fund its respective committed portion of the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at Closing.  Neither the Parent nor the Purchaser shall, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or replace (it being understood that any Alternative Debt Financing shall not be deemed a replacement for purposes of this sentence), the Debt Commitment Letter or the Fee Letter if such amendment, modification, or waiver or replacement (w) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing as compared to those in the Debt Commitment Letter and the Fee Letter as in effect on the date of this Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the consummation of the Arrangement and the other transactions contemplated by this Agreement, (x) reduces the aggregate amount of the Debt Financing below the amount (taking into account all other available sources of funds) required to consummate the Arrangement and the other transactions contemplated by this Agreement and to pay related fees and expenses, or (y) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Arrangement and the other transactions contemplated by this Agreement.

(2)
In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set out in the Debt Commitment Letter or the Fee Letter, and such portion is necessary for Purchaser to satisfy its payment obligations hereunder and under the Debt Commitment Letter and Fee Letter at Closing, regardless of the reason therefor, each of the Parent and the Purchaser will (i) use its commercially reasonable efforts to obtain alternative debt financing from the same or other source(s) (the “Alternative Debt Financing”) (in an amount sufficient to consummate the transactions contemplated by this Agreement) on terms not less favorable in the aggregate to the Parent than those contained in the Debt Commitment Letter and the Fee Letter that the Alternative Debt Financing would replace (taking into account any flex provisions) and (ii) promptly notify the Company of such unavailability and the reason therefor and the “commercially reasonable efforts” described in this Section shall not be deemed to require the Purchaser or the Parent to incur any out-of-pocket expenses (other than its own out-of-pocket expenses in connection with the Debt Financing) in connection therewith that are in excess of those specified in the Debt Commitment Letter and the Fee Letter.

(3)
For purposes of the foregoing Section 4.7(1) and Section 4.7(2), (i) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance herewith (and any Debt Commitment Letters remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance with this Section 4.7 and (iii) the term “Financing Sources” shall be deemed to include any financing sources providing the Alternative Debt Financing arranged in compliance herewith.  The Parent and the Purchaser shall keep the Company reasonably informed of any actual material breach or default by any party to any Debt Commitment Letters or the Definitive Debt Agreements of which the Parent or the Purchaser gains knowledge and termination or repudiation by any party to any Debt Commitment Letters or the Definitive Debt Agreements or any provision thereof.

(4)
In the event that the need for an extension of the Outside Date becomes reasonably foreseeable to allow for the condition in Section 6.1(4) or Section 6.1(7) to be satisfied, the Parent shall promptly use its commercially reasonable efforts to obtain an extension to the Debt Commitment Letter and the Fee Letter for the Debt Financing, provided that it is on terms no less favorable in the aggregate to the Parent, , or an Outside Date Alternative Financing, in each case with an expiration date that would be coterminous or later than such contemplated extension of the Outside Date.

Section 4.8        Pre-Acquisition Reorganization
(1)
The Company agrees that, upon request of the Purchaser, the Company shall consider and evaluate, in its sole discretion, any proposed corporate structure, capital structure, business, operations and assets or such other transactions, including amalgamation or liquidation, as the Purchaser may request (each a “Pre-Acquisition Reorganization”), provided such Pre-Acquisition Reorganization is mutually beneficial to the Parties.

(2)
In the event that the Company agrees in writing with the Purchaser to implement any Pre-Acquisition Reorganization, then the Purchaser agrees that it will be responsible for all direct and indirect costs and expenses associated with any Pre-Acquisition Reorganization (including, for greater certainty, any and all costs incurred by the Company in connection with a Pre-Acquisition Reorganization and all ancillary matters related thereto) and shall indemnify and save harmless the Company and its Subsidiaries and their respective directors and officers from and against any and all direct and indirect liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization and including any out of pocket costs and expenses for filing fees and external counsel and auditors which may be incurred) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of the Company under this Agreement has been breached. Notwithstanding any other provision of this Agreement to the contrary, no direct or indirect costs incurred by the Parent and/or the Purchaser in connection with any Pre-Acquisition Reorganization shall constitute expenses subject to reimbursement pursuant to any Purchaser Reimbursement Payment contemplated in Section 8.2(4) of this Agreement.

Section 4.9        Financing Assistance
(1)
The Company shall provide, and shall cause its Subsidiaries to provide, and use its commercially reasonable efforts to cause their respective Representatives to provide, reasonable and timely cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by the Parent, provided that such request is made on reasonable advance notice, such co-operation does not unreasonably interfere with the ongoing operations of the Company or unreasonably interfere with or hinder or delay the performance by the Company of its obligations or impose any liability upon the Company, including, if requested by the Parent:

(a)
assisting the Parent and its Financing Sources (upon delivering of signed non-disclosure undertakings in customary form) in the preparation of, and providing the Parent a written authorization for the release of, necessary, customary or advisable materials (including bank syndication materials) for the Debt Financing;

(b)
furnishing the Parent and its Financing Sources with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Parent (including, without limitation all documentation and other information required under the Debt Commitment Letter under applicable “know your customer” and anti-money laundering rules and regulations);

(c)
cooperating with the marketing efforts of the Parent and its Financing Sources upon their reasonable request for the Debt Financing (including, if requested by the Parent, participating in a reasonable number of meetings, presentations and due diligence sessions for such purposes);

(d)
cooperating with the Parent and its Financing Sources upon their reasonable request in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with the Debt Financing;

(e)
requesting from the Company’s existing financing sources such customary documents in connection with the repayment and termination of the existing indebtedness for borrowed money of the Company and its Subsidiaries, including customary payoff letters, lien releases and instruments of termination or discharge;

(f)
executing and delivering, to be effective as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by the Parent (including a certificate of an officer of the Company or any Subsidiary thereof with respect to solvency matters and using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise facilitating the pledging of collateral as may be reasonably requested by the Parent (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens and other Liens identified by Parent);

(g)
using its commercially reasonable efforts to (i) allow the Parent’s Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto in connection with the Debt Financing, and (ii) obtain customary accountants’ comfort letters and legal opinions and other documentation and items relating to the Debt Financing as reasonably requested by the Parent or its Financing Sources and, if reasonably requested by the Parent, to cooperate with and assist in obtaining such documentation and items; and

(h)
taking all corporate actions, to be effective at the Effective Time, reasonably requested by the Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Purchaser on the Effective Date to consummate the transactions contemplated hereby.

(2)
Notwithstanding Section 4.9(1), neither the Company nor any of its Subsidiaries shall be required to: (i) pay any fees or costs associated with the Debt Financing or any other financing of or by the Purchaser or the Parent (provided that if any such fees or expenses are incurred, the Parent shall promptly reimburse such fees and expenses upon request); (ii) make any binding commitment to borrow money, which commitment is not conditional upon the completion of the Arrangement and does not terminate without liability to the Company or its Subsidiaries upon the termination of this Agreement; (iii) incur any liability (or cause their respective directors, officers or employees to incur any liability) under the Debt Financing prior to the Closing; or (iv) deliver any legal opinions by its counsel.

(3)
The Parent hereby indemnifies and holds harmless the Company, its Subsidiaries and their respective officers, directors, Company Employees, consultants, agents, advisors and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions in connection with a request by the Parent made under this Section 4.8.

(4)
No Company Related Party shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding the foregoing, nothing in this Section 4.9(4) shall in any way limit or modify the rights and obligations of the Purchaser under this Agreement or any Financing Source’s obligations to the Purchaser under the Debt Commitment Letter.

Section 4.10        Public Communications
The Parties shall co-operate in the preparation of presentations, if any, to the Shareholders regarding the Arrangement. Except as required by Law or the rules of the TSX or NYSE, as applicable, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed) and the Company must not make any filing with any Governmental Entity (other than as contemplated in Section 4.5) with respect to this Agreement or the Arrangement without the consent of the Purchaser (which consent may not be unreasonably withheld, conditioned or delayed); provided that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law shall use all commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review and comment on the disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure.  The Parties agree to jointly issue a press release with respect to this Agreement as soon as practicable after its due execution.  For the avoidance of doubt, none of the foregoing shall prevent the Company from making internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by the Company.  The Parties consent to this Agreement being filed on SEDAR and EDGAR as soon as practicable after the public announcement of the transactions contemplated hereby.
Section 4.11        Notice and Cure Provisions
(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:
(a)
cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time if such failure to be true or accurate would cause any condition in Section 6.2(1) [Company Reps and Warranties Conditions] or Section 6.3(1) [Purchaser and Parent Reps and Warranties Conditions], as applicable, to not be satisfied; or

(b)
result in the failure to comply with any covenant or agreement to be complied with by such Party under this Agreement if such failure to comply would cause any condition in Section 6.2(2) [Company Covenants Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied.

(2)
Notification provided under this Section 4.11 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.  In addition, the failure by any Party to provide a notification pursuant to Section 4.11(1) shall not be considered in determining whether any condition in Section 6.2, Section 6.3(1) or Section 6.3(2) has been satisfied.

(3)
The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the applicable other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any Willful Breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is thirty (30) days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties mutually agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.12        Insurance and Indemnification
(1)
Prior to the Effective Date, the Company shall, in reasonable consultation with the Purchaser, purchase customary “tail” or “run off” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause the Company and its Subsidiaries to maintain such policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the cost of such policies shall not exceed 200% of the current annual premium for the Company directors and officers insurance.

(2)
The Purchaser shall, from and after the Effective Time, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries and acknowledges that such rights, to the extent that they are disclosed in Section 4.12(2) of Company Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(3)
If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns following the Effective Time (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.12.

Section 4.13        Employee Matters
For a period of twelve (12) months following the Effective Date, the Purchaser shall cause the Company or any successor to the Company to provide the Company Employees with benefits and total compensation that are substantially equivalent in the aggregate to those currently provided by the Company to such Company Employees, including under the Employee Plans; provided that no provision of this Section 4.13 shall (i) give any Company Employee any right to continued employment, (ii) affect or otherwise increase the severance, post-termination benefits or other termination entitlements of Company Employee under their employment agreements or applicable Law, (iii) impair in any way the right of the Company to terminate the employment of any Company Employee at any time and for any reason or (iv) create a third party beneficiary or other rights in any other Person, including any former or current Company Employees.
Section 4.14        Stock Exchange Listing
Parent shall use its reasonable best efforts to cause the Parent Shares to be issued as Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION
Section 5.1        Non-Solicitation
(1)
Except as expressly provided in this Article 5, the Company shall not, and none of its Subsidiaries shall, and the Company shall instruct its and its Subsidiaries’ directors, officers, investments bankers, attorneys, accountants and other advisors or representatives (such directors, officers, investments bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(a)
solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than with the Parent and the Purchaser or any Person acting jointly or in concert with the Purchaser or the Parent) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; provided that, for greater certainty, the Company shall be permitted to: (i) communicate with any Person for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person; (ii) advise any Person of the restrictions of this Agreement; and (iii) advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute or is not reasonably expected to constitute or lead to a Superior Proposal, in each case if, in so doing, no confidential or other information is communicated to such Person;

(c)	make a Change in Recommendation;
(d)
accept, approve, endorse or recommend or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal, or take no position or remain neutral with respect to any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced or otherwise publicly disclosed Acquisition Proposal for a period of no more than five (5) Business Days following the public announcement or public disclosure of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period or in the event that the Company Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day before the Company Meeting); or

(e)
enter into or publicly propose to enter into any letter of intent, memorandum of understanding, merger agreement, plan of arrangement, acquisition agreement or other Contract in respect of an Acquisition Proposal.

(2)
The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion or negotiation or other activities with any Person (other than with the Parent and the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(a)
promptly discontinue access to and disclosure of all information, including the Data Room and any confidential information, properties, facilities, books and records of the Company or any of its Subsidiaries; and

(b)
within two (2) Business Days after the date of this Agreement, request, to the extent it is entitled to do so, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any of its Subsidiaries provided to any Person (other than Parent or the Purchaser) in respect of a possible Acquisition Proposal, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any of its Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlement.

(3)
The Company represents and warrants that, since October 17, 2017, the Company has not waived any confidentiality, standstill or similar agreement or restriction to which the Company or any or its Subsidiaries is a party, and covenants and agrees that (i) the Company shall use commercially reasonable efforts to enforce each confidentiality, standstill or similar agreement or restriction to which the Company or any or its Subsidiaries has entered into prior to the date hereof, and (ii) neither the Company, nor any Subsidiary of the Company nor any of their respective Representatives will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Company or any or its Subsidiaries is a party (it being acknowledged by the Parent and Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into an announcement of this Agreement shall not be a violation of this Section 5.1(3)).

Section 5.2        Notification of Acquisition Proposals
If the Company or any of its Subsidiaries receives, or, to the knowledge of the Company, any of their respective Representatives receives, any bona fide inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary (including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary) for the purpose of facilitating an Acquisition Proposal, the Company shall promptly notify the Purchaser, at first orally within 24 hours, and then within 48 hours, in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request. At the Purchaser’s reasonable request, the Company shall keep the Purchaser informed, on a prompt basis, of the status of material developments with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request, and shall respond as promptly as practicable to all reasonable inquiries by Purchaser with respect thereto.
Section 5.3        Responding to an Acquisition Proposal
Notwithstanding Section 5.1, if, at any time prior to obtaining the Required Shareholder Approval, the Company receives an unsolicited written Acquisition Proposal, the Company and its Representatives may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal and, subject to entering into a confidentiality and standstill agreement with such Person containing confidentiality, standstill and other terms that are no less favourable to the Company in the aggregate than those contained in the Confidentiality Agreement and which do not restrict the Company from complying with this Article 5 (it being understood and agreed that such confidentiality and standstill agreement need not restrict the making of a confidential Acquisition Proposal and related communications to the Company or the Board), the Company and its Representatives may provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries (provided that the Company provides a copy of such confidentiality and standstill agreement to the Purchaser prior to providing such Person with any such copies, access or disclosure and makes such information available to the Parent substantially simultaneously to the extent such information was not previously made available to the Parent), if and only if:
(a)
the Board first determines in good faith, after consultation with its financial advisor and outside legal advisor, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal and, after consultation with its outside counsel, that the failure to engage in such discussions our negotiations would be inconsistent with its fiduciary duties;

(b)
such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or its Subsidiaries;

(c)	the Acquisition Proposal did not arise, directly or indirectly, as a result of a violation by the Company of this Article 5 or by the OCM Shareholders of the Company Support and Voting Agreements; and
(d)	the Company has been, and continues to be, in compliance with its obligations under Article 5 in all material respects.
Section 5.4        Right to Match
(1)
If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Shareholder Approval, the Board may, or may cause the Company to make a Change in Recommendation and, subject to compliance with Section 8.2(3), terminate this Agreement pursuant to Section 7.2(1)(c)(ii) in order to enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)	the Company has been, and continues to be, in compliance with its obligations under Article 5 in all material respects;
(b)	the Acquisition Proposal did not arise, directly or indirectly, as a result of a violation by the Company of this Article 5 or by the OCM Shareholders of the Company Support and Voting Agreements;
(c)
the Company or its Representatives have delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement and make a Change in Recommendation, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the “Superior Proposal Notice”);

(d)
the Company or its Representatives have provided to the Purchaser a copy of the proposed definitive agreement for the Superior Proposal (including any financing commitments or other documents containing material terms and conditions of such Superior Proposal);

(e)
at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice the date on which the Purchaser received and a copy of the proposed definitive agreement for the Superior Proposal from the Company (including any financing commitments or other documents containing material terms and conditions of such Superior Proposal);

(f)
during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)
after the Matching Period, the Board has determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)); and

(h)
the Board has determined, in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Change in Recommendation and terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties.

(2)
During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board shall, in good faith, review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)
Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, provided that the Matching Period in respect of such new Acquisition Proposal shall extend only until the later of the end of the initial five (5) Business Day Matching Period and 36 hours after the Purchaser received the Superior Proposal Notice for the new Superior Proposal and a copy of the proposed definitive agreement for the new Superior Proposal (including any financing commitments or other documents containing material terms and conditions of such Superior Proposal).

(4)
If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than ten (10) Business Days before the Company Meeting or if the Company Meeting is to be held during a Matching Period, the Company shall either proceed with or shall postpone the Company Meeting, as directed by the Purchaser acting reasonably, to a date that is not more than ten Business Days after the scheduled date of the Company Meeting but in any event the Company Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.

(5)
Nothing contained in this Agreement shall prohibit the Board from making any disclosure to any securityholders of the Company prior to the Company Meeting, if, in the good faith judgment of the Board, after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with the Board’s exercise of its fiduciary duties or disclosure is otherwise required by law; provided that the Purchaser and its counsel shall be provided with a reasonable opportunity to review and comment on any such disclosure and the Board shall give reasonable consideration to such comments.  In addition, nothing contained in this Agreement shall prohibit the Board from responding, within the time and in the manner required by applicable Securities Laws, to any Acquisition Proposal by take-over or tender or exchange offer made for the Shares that it determines is not a Superior Proposal; provided that the Purchaser and its counsel shall be provided with a reasonable opportunity to review and comment on any such response and the Board shall give reasonable consideration to such comments. Nothing contained in this Section 5.4(5) shall (a) permit the Board to make a Change in Recommendation other than as permitted by Section 5.4 and (b) limit in any way (i) the rights of the Purchaser pursuant to Section 7.2(1)(d)(ii) or (ii) the obligations of the Company contained in this Agreement, including the obligation to convene and hold the Company Meeting in accordance with Section 2.3.

Section 5.5        Breach by Subsidiaries and Representatives
Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or Representatives is deemed to be a breach of this Article 5 by the Company.
ARTICLE 6
CONDITIONS
Section 6.1        Mutual Conditions Precedent
The Purchaser and the Company are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of the Purchaser and the Company:
(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Shareholders at the Company Meeting in accordance with the Interim Order and applicable Law.
(2)
Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Parent Shareholder Approval. The approval of the Parent Resolution shall have been obtained.
(4)	Injunction. No Order issued by a Governmental Entity is in effect that enjoins the Company or the Purchaser from consummating the Arrangement.
(5)	NYSE Approval. The Parent Shares to be issued as Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.
(6)	Investor Rights Agreement. The Investor Rights Agreement in the form attached hereto as Schedule E shall have been executed and delivered by the Parent and the OCM Shareholders.
(7)	Required Regulatory Approvals. Each of the Required Regulatory Approvals shall have been obtained and each such Required Regulatory Approval is in force and has not been modified or rescinded.
Section 6.2        Additional Conditions Precedent to the Obligations of the Purchaser
The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:
(1)
Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement are true and correct as of the Effective Time, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Company (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), (ii) the representations and warranties of the Company set forth in Paragraphs (1) [Organization and Qualification], (2) [Corporate Authorization], (3) [Execution and Binding Obligation], (5)(a) [Non-Contravention], (6) [Capitalization] (in respect of all matters except for the number of securities of the Company outstanding as of the date of this Agreement), (8) [Subsidiaries], (33) [Taxes] and (36) [Brokers] of Schedule C are true and correct as of the Effective Time in all material respects (or in all respects if already qualified by reference to “material”, “Material Adverse Effect” or other concepts of materiality), and (iii) the representations and warranties of the Company set forth in Paragraph (6) [Capitalization] of Schedule C (in respect of the number of securities of the Company outstanding as of the date of this Agreement only) are true and correct as of the Effective Time in all but de minimis respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Parent and the Purchaser and dated the Effective Date.

(2)
Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	Company Voting and Support Agreements. There has not been any breach of any of the Company Voting and Support Agreements by any party to any such agreement other than the Parent and the Purchaser.
(4)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect relating to the Company.
(5)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 10% of the issued and outstanding Shares.
Section 6.3        Additional Conditions Precedent to the Obligations of the Company
The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:
(1)
Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in this Agreement are true and correct as of the Effective Time, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Parent (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and each of the Parent and the Purchaser has delivered a certificate confirming same to the Company, executed by two of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)
Performance of Covenants. The Parent and the Purchaser have fulfilled or complied in all material respects with each of the covenants of the Parent and the Purchaser contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and each of the Parent and the Purchaser have delivered a certificate confirming same to the Company, executed by two of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.

(3)
Deposit.  The Parent and the Purchaser, as applicable, shall have deposited or caused to be deposited with the Depository in escrow in accordance with Section 2.10, the funds and Parent Shares required to effect payment in full of the Consideration to be paid pursuant to the Arrangement and the Depository shall have confirmed to the Company in writing the receipt of such funds.

(4)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect relating to the Parent.
Section 6.4        Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.
ARTICLE 7
TERM AND TERMINATION
Section 7.1        Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
Section 7.2        Termination
(1)	This Agreement may be terminated prior to the Effective Time by:
(a)	the mutual written agreement of the Parties; or
(b)	either the Company or the Purchaser if:
(i)	the Company Meeting is duly convened and held and the Arrangement Resolution is voted on by Shareholders and not approved by the Shareholders as required by the Interim Order and applicable Law;
(ii)	the Parent Meeting is duly convened and held and the Parent Resolution is voted on by shareholders of the Parent and not approved by the shareholders of the Parent;
(iii)
a court of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order or action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.2(1)(iii) shall not be available to any party whose breach of this Agreement has materially contributed to, or resulted in, such termination right; or

(iv)
the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party (or in the case of the Purchaser, a breach by the Purchaser or the Parent) of any of its representations or warranties or the failure of such Party (or in the case of the Purchaser, a breach by the Purchaser or the Parent) to perform any of its covenants or agreements under this Agreement; or

(c)	the Company if:
(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or the Parent under this Agreement occurs that would cause any condition in Section 6.3(1) [Purchaser and Parent Reps and Warranties Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.11(3); provided that any Willful Breach shall be deemed to be incapable of being cured, and the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied; or

(ii)
prior to obtaining the Required Shareholder Approval, the Board authorizes the Company to enter into a written agreement with respect to a Superior Proposal in accordance with Section 5.4, provided that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2(3); or

(d)	the Purchaser if:
(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.11(3); provided that any Willful Breach shall be deemed to be incapable of being cured, and neither the Parent nor the Purchaser are then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Purchaser and Parent Reps and Warranties Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied; or

(ii)
prior to obtaining the Required Shareholder Approval, (A) the Board or any applicable committee thereof fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify the Board Recommendation in a manner adverse to the Parent and the Purchaser; (B) the Board or any applicable committee thereof accepts, approves, endorses or recommends or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced Acquisition Proposal for more than ten (10) Business Days (or beyond the third (3rd) Business Day prior to the date of the Company Meeting, if sooner); (C) the Board accepts, approves, endorses, recommends or executes or enters into or publicly proposes to accept, approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, merger agreement, plan of arrangement, acquisition agreement or other Contract) other than a confidentiality and standstill agreement as permitted by Section 5.3) in respect of an Acquisition Proposal; or (D) the Board fails to publicly reaffirm the Board Recommendation (without qualification) within five (5) Business Days after having been requested in writing by the Purchaser to do so (it being understood that the Board will have no obligation to make such reaffirmation on more than five (5) separate occasions) (collectively (A), (B), (C) and (D), a “Change in Recommendation”).

(2)
Subject to Section 4.11(3), if applicable, the Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3        Effect of Termination/Survival
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.12 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, Section 2.16, Section 4.6(4), this Section 7.3 and Section 8.2 through to and including Section 8.16 and the provisions of the Confidentiality Agreement (pursuant to the terms set out therein) shall survive, and provided further that no Party shall be relieved of any liability for any Willful Breach by it of this Agreement.
ARTICLE 8
GENERAL PROVISIONS
Section 8.1        Amendments
(1)
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;
(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or
(d)	modify any conditions contained in this Agreement.
(2)
Notwithstanding anything to the contrary contained herein, none of the Financing Sources Sections (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the Financing Sources Sections) may be modified, waived or terminated in any manner adverse to the Financing Sources in any material respect without the prior written consent of the applicable Financing Sources.

Section 8.2        Termination Fees and Expenses
(1)
Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. The Parent or the Purchaser shall pay any filing or similar fee payable to a Governmental Entity and applicable Taxes in connection with a Regulatory Approval.

(2)
Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay to the Purchaser the Termination Fee in accordance with Section 8.2(3). For the purposes of this Agreement, “Termination Fee” means $21,500,000 and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation];
(b)	pursuant to any subsection of Section 7.2, if at such time the Purchaser is entitled to terminate this Agreement pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation];
(c)	by the Company pursuant to Section 7.2(1)(c)(ii) [To enter into a Superior Proposal]; or
(d)
by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Company Shareholders to Approve] or Section 7.2(1)(b)(iv) [Outside Date] or by the Purchaser pursuant to Section 7.2(1)(d)(i) [Breach of Reps and Warranties or Covenants by Company] if:

(i)
prior to such termination, an Acquisition Proposal is publicly made directly to the Shareholders or publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser or any of its affiliates) or any Person (other than the Purchaser or any of its affiliates) shall have publicly announced an intention to make an Acquisition Proposal; and

(ii)
within twelve months following the date of such termination, (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated, or (B) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within twelve months after such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to 50% or more.
(3)
The Termination Fee shall be paid by the Company to the Purchaser as follows, by wire transfer of immediately available funds to an account designated by the Purchaser, if a Termination Fee Event occurs due to:

(a)	a termination of this Agreement described in Section 8.2(2)(a) or Section 8.2(2)(b), within two (2) Business Days of the occurrence of such Termination Fee Event;
(b)	a termination of this Agreement described in Section 8.2(2)(c), prior to or concurrently with such termination;
(c)	a termination of this Agreement described in Section 8.2(2)(d), on or prior to consummation of the Acquisition Proposal referred to in Section 8.2(2)(d).
In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(4)
If this Agreement is terminated by either the Purchaser or the Company pursuant to Section 7.2(1)(b)(i) [Failure of Required Shareholder Approval], the Company shall pay (or cause to be paid) all reasonable documented expenses incurred by the Parent and the Purchaser in connection with this Arrangement up to a maximum of $3,500,000 (the “Purchaser Reimbursement Payment”) by wire transfer in immediately available funds to an account designated by the Purchaser no later than two (2) Business Days after the date of such termination; provided that in no event shall the Company be required to pay under Section 8.2(2), on the one hand, and this Section 8.2(4), on the other hand, in the aggregate, an amount in excess of the Termination Fee.

(5)	If this Agreement is terminated by:
(a)	either the Purchaser or the Company pursuant to Section 7.2(1)(b)(ii) [Failure of Parent Resolution]; or
(b)
either the Purchaser or the Company pursuant to Section 7.2(1)(b)(iv) [Outside Date], if an extension to the Outside Date was requested in writing to allow for the satisfaction of the condition in Section 6.1(4) or Section 6.1(7) and such extension was not permitted due to the application of the second proviso in the definition of “Outside Date,”

then the Parent or the Purchaser shall pay (or cause to be paid) all reasonable documented expenses incurred by the Company in connection with this Arrangement up to a maximum of $3,500,000 by wire transfer in immediately available funds to an account designated by the Company no later than two (2) Business Days after the date of such termination.
(6)
Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that any payments made pursuant to this Section 8.2 are made in consideration for the disposition of the recipient’s rights under this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages and expenses, which the affected Party or Parties will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties.  Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.  Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Purchaser’s and the Parent’s rights set forth in Section 8.5, in the event of the termination of this Agreement by the Purchaser or the Company in circumstances that constitute a Termination Fee Event, the receipt of the Termination Fee by the Purchaser shall be the sole and exclusive remedy (including damages, specific performance and injunctive relief) of the Parent and the Purchaser and their respective affiliates against the Company, its affiliates and any of their respective former, current or future directors, officers, employees, affiliates, shareholders, managers, members or agents and the Financing Sources for all breaches of any representation, warranty, covenant or agreement contained in this Agreement or any transaction contemplated hereby by the Company and the failure of the transactions contemplated herein to be consummated (including with respect to any loss suffered as a result of the failure of the Arrangement to be consummated or for a breach or failure to perform hereunder, other than a Willful Breach).  For the avoidance of doubt, it is agreed that the Company and the Purchaser shall be entitled to pursue an injunction, or other form of specific performance or equitable relief, solely as provided in Section 8.5.

(7)
The Parties acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement; accordingly, if the Company fails to pay the Termination Fee when due and, in order to obtain such payment, the Purchaser commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to the Purchaser its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such or portion thereof at the prime rate of the Royal Bank of Canada in effect on such date such payment was required to be made through the date of payment.

Section 8.3        Notices
Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email and addressed:
(a)	to the Company at:
Neo Performance Materials Inc.
121 King Street West, Suite 1740
Toronto, ON M5H 3T9
Canada

Attention:	Geoffrey R. Bedford
Email	g.bedford@neomaterials.com

with a copy (which shall not constitute notice) to:
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9
Canada

Attention:	Edward J. Waitzer / Ivan T. Grbešić
Email	ewaitzer@stikeman.com / igrbesic@stikeman.com

(b)	to the Parent and the Purchaser:
Luxfer Holdings PLC
Lumns Lane
Manchester, M27 8LN
United Kingdom

Attention:	Alok Maskara
Email	alok.maskara@luxfer.com

   with a copy (which shall not constitute notice) to:

Torys LLP
79 Wellington Street West
Suite 3000
Toronto, ON M5K 1N2
Canada

Attention:	John Emanoilidis
Email	jemanoilidis@torys.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by email, on the Business Day following the date of email. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.4        Time of the Essence
Time is of the essence in this Agreement.
Section 8.5        Injunctive Relief
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.
Section 8.6        Third Party Beneficiaries
(1)
Except as provided in Section 4.12 and the Financing Sources Sections which, without limiting its terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.6, including the Financing Sources, as the “Third Party Beneficiaries”) and except for the rights of the Affected Securityholders to receive the applicable consideration following the Effective Time pursuant to the Arrangement (for which purpose the Company hereby confirms that it is acting as agent on behalf of the Affected Securityholders), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)
Despite the foregoing, the Parties acknowledge to each of the Third Party Beneficiaries their direct rights against the applicable Party under Section 4.12, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as agent on their behalf, and agrees to enforce such provisions on their behalf.

(3)
Each of the Parties acknowledges to each of the Financing Sources, as a Third Party Beneficiary, their direct rights against it under the Financing Sources Sections, which are intended for the benefit of, and shall be enforceable by, each Financing Source, its heirs and its legal representatives.

Section 8.7        Waiver
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 8.8        Entire Agreement
This Agreement, together with the Company Disclosure Letter, Parent and Purchaser Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
Section 8.9        Successors and Assigns
(1)
This Agreement becomes effective only when executed by the Company, the Parent and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Parent and the Purchaser and their respective successors and permitted assigns.

(2)
Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.  Notwithstanding the foregoing, the Company (including on behalf of the Company Related Parties) agrees that the Parent or the Purchaser (i) may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that it shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder (ii) may assign their rights under this Agreement in whole or in part without the prior written consent of the Company to the Financing Sources as collateral security for the obligations of the Parent or the Purchaser to such Financing Sources.

Section 8.10        Severability
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. For greater certainty, if any provision of this Agreement or the Plan of Arrangement is interpreted by a Securities Authority in a manner that would result in the intentions set out in the Company Voting and Support Agreements with respect to the voting of the Shares subject to such Company Voting and Support Agreements not being achieved, it will be deemed to be incapable of being enforced to the extent necessary so that such intentions can be realized.
Section 8.11        Governing Law
(1)
This Agreement and any disputes relating to this Agreement and the transaction contemplated thereby will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(3)
Notwithstanding anything to the contrary contained in this Agreement, each of the Parties (including the Company on behalf of the Company Related Parties) hereby agrees that (i) it will not bring or support an action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York.

(4)
The Parent appoints the Purchaser as agent for the service of process in Ontario in any legal proceeding with respect to this Agreement or the transactions contemplated hereby; provided that in the case of any such service upon the Purchaser, the Party affecting such service shall also deliver a copy thereof to the other Parties in the manner provided in Section 8.3. Nothing herein shall affect the right of any Party to service process in any manner permitted by applicable Law.

Section 8.12        Waiver of Jury Trial
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 8.13        Rules of Construction
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.
Section 8.14        No Liability
No director or officer of the Purchaser or the Parent shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or the Parent. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser or the Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.
Section 8.15        Language
The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.
Section 8.16        Counterparts
This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above.

NEO PERFORMANCE MATERIALS, INC.
By:	/s/ Georgeffrey R. Bedford
Authorized Signing Officer

2671219 ONTARIO INC.
By:	/s/ Nancy Marie Martin
Authorized Signing Officer

LUXFER HOLDINGS PLC
By:	/a/ Alok Maskara
Authorized Signing Officer

SCHEDULE A
PLAN OF ARRANGEMENT
PLAN OF ARRANGEMENT
respecting
NEO PERFORMANCE MATERIALS, INC.,
2671219 ONTARIO INC. AND LUXFER HOLDINGS PLC
made pursuant to
Section 182 of the Business Corporations Act (Ontario)
ARTICLE 1
INTERPRETATION
1.1	Definitions
In this Plan of Arrangement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affected Securityholders” means, collectively, the Company Shareholders and the holders of Company Incentive Securities;
“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or Article 5 hereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;
“Arrangement Agreement” means the agreement dated as of December 18, 2018 among the Company, the Purchaser and the Parent, together with the schedules attached thereto, as amended, supplemented or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement considered at the Company Meeting by Company Shareholders;
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario, New York, New York or London, England;
“Cash Consideration” means $5.98 in cash per Company Share, as adjusted pursuant to Section 2.5;
“Cash-out Amount” means an amount equal to the sum of (i) the Cash Consideration plus (ii) the product of (A) the Share Consideration multiplied by (B) the volume-weighted average trading price of the Parent Shares on the NYSE for the ten (10) trading days immediately preceding the date that is three (3) Business Days prior to the Effective Date;
“Certificate” means the certificate of arrangement to be issued by the Director pursuant to Subsection 183(2) of the OBCA in respect of the Articles of Arrangement;
“Company” means Neo Performance Materials, Inc., a company existing under the OBCA;
“Company Additional PSUs” means certain special performance-based units of the Company issued pursuant to a stand-alone award agreement dated September 12, 2018;
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, sent to Affected Securityholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;
“Company Departing Person” means those current or former directors, officers or employees of the Company who (i) are designated by the Parent in a written notice delivered to the Company no later than fifteen (15) Business Days prior to the Effective Date or (ii) deliver written notice to the Company no later than fifteen (15) Business Days prior to the Effective Date of their intention to cease their employment with the Company;
“Company Directors Share Unit Plan” means the Directors Share Unit Plan adopted by the board of directors of the Company on May 9, 2018;
“Company DSUs” means deferred share units of the Company issued pursuant to the Company Directors Share Unit Plan;
“Company Incentive Securities” means, collectively, Company Additional PSUs, Company DSUs, Company Legacy Additional PSUs, Company Legacy Options, Company Legacy PSUs, Company Legacy RSUs, Company Options, Company PSUs and Company RSUs;
“Company Legacy Additional PSUs” means certain additional performance-based units of the Company issued pursuant to the Company Legacy Plan;
“Company Legacy Options” means options to purchase Company Shares issued pursuant to the Company Legacy Plan;
“Company Legacy Plan” means the 2016 management incentive plan of Neo Cayman Holdings Ltd., which the Company assumed pursuant to a scheme of arrangement on November 30, 2017;
“Company Legacy PSUs” means performance-based units of the Company issued pursuant to the Company Legacy Plan, including any additional rights to acquire Company Shares pursuant to dividend equivalents granted under the Company Legacy Plan;
“Company Legacy RSUs” means restricted share units of the Company issued pursuant to the Company Legacy Plan including any additional rights to acquire Company Shares pursuant to dividend equivalents granted under the Company Legacy Plan;
“Company Meeting” means the special meeting of Company Shareholders, including any adjournments or postponements thereof in accordance with the terms of the Arrangement Agreement, called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser in accordance with the terms of the Arrangement Agreement;
“Company Options” means options to purchase Company Shares issued pursuant to the Company Stock Option Plan;
“Company PSUs” mean performance-based units of the Company issued pursuant to a stand-alone award agreement dated September 12, 2018;
“Company Retained Person” means all directors, officers or employees of the Company other than any Company Departing Person;
“Company RSUs” means restricted share units of the Company issued pursuant to stand-alone award agreements dated September 12, 2018 and September 17, 2018;
“Company Shares” means the common shares in the capital of the Company;
“Company Shareholders” means at any time, the holders of Company Shares;
“Company Stock Option Plan” means the stock option plan of the Company dated as of October 13, 2017, as amended;
“Consideration” means the consideration to be received by Company Shareholders (other than Dissenting Company Shareholders) pursuant to this Plan of Arrangement in respect of each Company Share that is issued and outstanding immediately prior to the Effective Time, consisting of the Cash Consideration and the Share Consideration;
“Court” means the Ontario Superior Court of Justice (Commercial List);
“Depositary” means such Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Parent and the Purchaser, acting reasonably;
“Director” means the Director appointed pursuant to Section 278 of the OBCA;
“Dissent Rights” has the meaning specified in Section 3.1;
“Dissenting Company Shareholder” means a registered holder of Company Shares who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Shares in respect of which such Dissent Rights are validly exercised by such holder;
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;
“Effective Time” means 12:01 a.m. (Eastern Time) on the Effective Date;
“Exchange Ratio” means the sum of (i) the Share Consideration plus (ii) the quotient obtained by dividing (A) the Cash Consideration by (B) the volume-weighted average trading price of the Parent Shares on the NYSE for the five (5) trading days immediately preceding the Effective Date;
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;
“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, in Canada, the United States of America or otherwise; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (iv) any Securities Authority; or (v) any stock exchange;
“In the Money Amount” means in respect of an option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the shares subject to the option exceeds the aggregate exercise price under the option;
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;
“Letter of Transmittal” means the letter of transmittal for use by the Company Shareholders, in the form accompanying the Company Circular;
“Liens” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim or lien (statutory or otherwise), in each case, whether contingent or absolute;
“OBCA” means the Business Corporations Act (Ontario);
“Parent” means Luxfer Holdings PLC, a public limited company formed under the laws of England and Wales;
“Parent Shares” means the ordinary shares of the Parent;
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status;
“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the Arrangement Agreement and Article 5 hereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;
“Purchaser” means 2671219 Ontario Inc., a company existing under the OBCA;
“Purchaser Share” mean a common share in the capital of the Purchaser;
“Replacement Option” has the meaning ascribed thereto in Section 2.3(a); and
“Share Consideration” means 0.395 of a Parent Share per Company Share, as adjusted pursuant to Section 2.5.
Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement.
1.2	Sections and Headings
The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement.  Unless otherwise indicated, any reference in this Plan of Arrangement to a section or a schedule refers to the specified section of or schedule to this Plan of Arrangement.
1.3	Number and Gender
In this Plan of Arrangement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.
1.4	Date for any Action
If the date on which any action is required to be taken hereunder by any Party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.
1.5	Time
Time shall be of the essence in every matter or action contemplated hereunder.  All times express herein or in any letter of transmittal contemplated herein are local time (Toronto, Ontario) unless otherwise stipulated herein or therein. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
1.6	Statutory Reference
Any reference in this Plan of Arrangement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.
1.7	Certain Phrases, etc.
The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.
1.8	Currency
Unless otherwise stated, all references in this Plan of Arrangement to amounts of money are expressed in lawful money of the United States, and any amounts to be paid will be paid in lawful money of the United States.
ARTICLE 2
ARRANGEMENT
2.1	Arrangement Agreement
This Plan of Arrangement is made pursuant to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in Section 182 of the OBCA.
2.2	Binding Effect
The Arrangement will become effective at, and be binding at and after, the Effective Time on:
(a)	the Company;
(b)	the Purchaser;
(c)	the Parent;
(d)	all Company Shareholders (including Dissenting Company Shareholders);
(e)	all holders of Company Incentive Securities and any securities into which they may be exchanged or otherwise converted pursuant to Section 2.3; and
(f)	the Depositary.
2.3	Arrangement
Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality, unless specifically noted:

(a)
each Company Legacy Option and Company Option held by a Company Departing Person, whether vested or unvested, outstanding immediately prior to the Effective Time, shall be transferred by the holder thereof to the Company in exchange for, subject to Section 4.4, a cash payment from the Company equal to the amount by which the Cash-out Amount exceeds the exercise price of such Company Legacy Option or Company Option(for any options with an exercise price set in Canadian dollars, as converted to United States dollars based on the exchange rate quoted by the Bank of Canada on the Effective Date), as applicable and, for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Company Legacy Option and Company Option any amount in respect of such Company Legacy Option and Company Option and each such Company Legacy Option and Company Option shall immediately be cancelled and, as of the effective time of such cancellation: (i) the holder thereof shall cease to be the holder of such Company Legacy Option or Company Option, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Company Legacy Option or Company Option, or under the Company Legacy Plan or the Company Stock Option Plan, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(a), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements, grants and similar instruments relating thereto shall be cancelled;

(b)	Concurrently;
(i)
each Company Share held by a Dissenting Company Shareholder in respect of which Dissent Rights have been validly exercised under Section 3.1 shall be deemed to have been transferred and assigned to the Purchaser and: (A) the holder thereof shall cease to be the holder of such Company Share, (B) the holder thereof shall cease to have any rights as a holder in respect of such Company Share other than the right to be paid fair value for such Company Share as set out in Section 3.1, (C) such holder’s name shall be removed from the register of Company Shares maintained by or on behalf of the Company, and (D) the Purchaser shall be entered as the holder thereof on the register of Company Shares maintained by or on behalf of the Company;

(ii)
each Company Share outstanding immediately prior to the Effective Time (other than Company Shares held by Dissenting Company Shareholders in respect of which Dissent Rights have been validly exercised under Section 3.1) shall be deemed to be transferred and assigned to the Purchaser and: (A) the holder thereof shall cease to be the holder of such Company Share, (B) the holder thereof shall cease to have any rights as a holder in respect of such Company Share, other than the right to receive the consideration to which such holder is entitled pursuant to Section 2.3(b)(v), (C) such holder’s name shall be removed from the register of Company Shares maintained by or on behalf of the Company, and (D) the Purchaser shall be entered as the holder thereof on the register of Company Shares maintained by or on behalf of the Company;

(iii)
the Purchaser pays the purchase price for the Company Shares transferred to it pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii) by issuing Purchaser Shares to the Parent having an aggregate fair market value equal to the aggregate fair market value of the Company Shares so transferred to the Purchaser. The Purchaser Shares are deemed to be issued to the Parent in respect of, and by virtue of, the disposition by the Company Shareholders of the Company Shares to the Purchaser, and the acquisition of the Company Shares by the Purchaser, pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii). The issuance of the Purchaser Shares to the Parent pursuant to this Section 2.3(b)(iii) shall be the sole and exclusive consideration given by the Purchaser in respect of the transfer and assignment of the Company Shares to the Purchaser pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii) and none of the Company Shareholders or Dissenting Company Shareholders who have validly exercised Dissent Rights under Section 3.1 shall have any claims or recourse against the Purchaser in respect of the transfer and assignment of the Company Shares to the Purchaser pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii);

(iv)
each Dissenting Company Shareholder that transfers and assigns their Company Shares to the Purchaser pursuant to Section 2.3(b)(i) pays consideration for the debt claim owing to it by the Parent described in Section 2.3(b)(v) by transferring and assigning their Company Shares to the Purchaser pursuant to Section 2.3(b)(i) and each Company Shareholder that transfers and assigns their Company Shares to the Purchaser pursuant to Section 2.3(b)(ii) pays consideration for the Cash Consideration and the Share Consideration delivered to it by the Parent by transferring and assigning their Company Shares to the Purchaser pursuant to Section 2.3(b)(ii); and

(v)
the Parent pays the purchase price for the Purchaser Shares issued to it in Section 2.3(b)(iii) by: (A) for each Company Share transferred to the Purchaser pursuant to Section 2.3(b)(i), incurring a debt claim determined and payable in accordance with Section 3.1 to each Dissenting Company Shareholder who validly exercises Dissent Rights under Section 3.1 and (B) for each Company Share transferred to the Purchaser pursuant to Section 2.3(b)(ii), paying the Cash Consideration and issuing the Share Consideration to each Company Shareholder that transferred and assigned their Company Shares to the Purchaser pursuant to Section 2.3(b)(ii);

(c)
each Company Legacy Option and Company Option held by a Company Retained Person, whether vested or unvested, outstanding immediately prior to the Effective Time, shall be exchanged for an option (a “Replacement Option”) granted by the Parent to acquire that number of Parent Shares equal to the product of the Exchange Ratio multiplied by the number of Company Shares subject to such Company Legacy Option or Company Option, as applicable, provided that the aggregate number of Parent Shares issuable to a holder of Company Legacy Options or Company Options pursuant to such Replacement Options shall be rounded down to the nearest whole number of Parent Shares. Such Replacement Option shall have an exercise price per Parent Share equal to the exercise price per Company Share of such Company Legacy Option or Company Option, (for any options with an exercise price set in Canadian dollars, as converted to United States dollars based on the exchange rate quoted by the Bank of Canada on the Effective Date), as applicable, immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent, provided that the exercise price of such Replacement Option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of such Replacement Option does not exceed the In the Money Amount of such Company Legacy Option or Company Option, as applicable, before the exchange. All other terms and conditions of such Replacement Option will be the same as the Company Legacy Option or Company Option, as applicable, for which it is exchanged, and any document or agreement previously evidencing such Company Legacy Option or Company Option, as applicable, shall thereafter evidence and be deemed to evidence such Replacement Option;

(d)
each Company DSU and Company RSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall be transferred by the holder thereof to the Company in exchange for, subject to Section 4.4, a cash payment equal to the Cash-out Amount (plus the amount of any accrued dividends thereon), and each such Company DSU and Company RSU shall immediately be cancelled and, as of the effective time of such cancellation: (i) the holder thereof shall cease to be the holder of such Company DSU or Company RSU, as applicable, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Company DSU or Company RSU, as applicable, or under the Company Directors Share Unit Plan or the applicable stand-alone award agreement, as applicable, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(d), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements, grants and similar instruments relating thereto shall be cancelled;

(e)
each Company PSU outstanding immediately prior to the Effective Time, whether vested or unvested, subject to Section 4.4, shall be transferred by the holder thereof to the Company in exchange for a cash payment equal to the Cash-out Amount (plus the amount of any accrued dividends thereon), and each such Company PSU shall immediately be cancelled and, as of the effective time of such cancellation: (i) the holder thereof shall cease to be the holder of such Company PSU, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Company PSU, or under the applicable stand-alone award agreement, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(e), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements, grants and similar instruments relating thereto shall be cancelled;

(f)
each Company Additional PSU and Company Legacy Additional PSU (and any related dividend equivalents) outstanding immediately prior to the Effective Time shall be forfeited for no consideration pursuant to its terms, and each such Company Additional PSU and Company Legacy Additional PSU (and any related dividend equivalents) shall immediately be cancelled and, as of the effective time of such cancellation: (i) the holder thereof shall cease to be the holder of such Company Additional PSU or Company Legacy Additional PSU (and any related dividend equivalents), (ii) the holder thereof shall cease to have any rights as a holder in respect of such Company Additional PSU or Company Legacy Additional PSU (and any related dividend equivalents), or under the applicable stand-alone award agreement or Company Legacy Plan, as applicable, (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements, grants and similar instruments relating thereto shall be cancelled;

(g)	each Company Legacy RSU, whether vested or unvested, outstanding immediately prior to the Effective Time:
(i)
in the case of a Company Departing Person, shall be transferred by the holder thereof to the Company in exchange for, subject to Section 4.4, a cash payment from the Company equal to the Cash-out Amount and each such Company Legacy RSU shall immediately be cancelled; and

(ii)
in the case of a Company Retained Person, shall be transferred by the holder thereof to the Company in exchange for, subject to Section 4.4, the Cash Consideration and the issuance by the Parent to the holder thereof of the Share Consideration, and each such Company Legacy RSU shall immediately be cancelled, and each such Company Legacy RSU shall immediately be cancelled and, as of the effective time of such cancellation: (i) the holder thereof shall cease to be the holder of such Company Legacy RSU, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Company Legacy RSU, or under the Company Legacy Plan, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(g), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements, grants and similar instruments relating thereto shall be cancelled;
(h)
each Company Legacy PSU, whether vested or unvested, outstanding immediately prior to the Effective Time, shall be transferred by the holder thereof to the Company in exchange for, subject to Section 4.4, the Cash Consideration and the issuance by the Parent to the holder thereof of the Share Consideration, and each such Company Legacy PSU shall immediately be cancelled and, as of the effective time of such cancellation: (i) the holder thereof shall cease to be the holder of such Company Legacy PSU, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Company Legacy PSU, or under the Company Legacy Plan, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(h), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements, grants and similar instruments relating thereto shall be cancelled; and

(i)
at any time after the completion of the steps in Section 2.3(b), as promptly as possible after all conditions therefor have been met, the Company shall file the prescribed form of election under the Tax Act with the Canada Revenue Agency electing to cease being a public corporation for the purposes of the Tax Act, it being expressly provided that the events provided for in this Section 2.3 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.
2.4	Transfers Free and Clear
Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
2.5	Adjustment to Consideration
Notwithstanding any restriction or any other matter in the Arrangement Agreement to the contrary, if, between the date of the Arrangement Agreement and the Effective Time:
(a)
the Company sets a record date for any dividend or other distribution on the Company Shares (other than Permitted Dividends) that is prior to the Effective Time or pays any dividend or other distribution on the Company Shares (other than Permitted Dividends) prior to the Effective Time, then: (i) to the extent that the amount of such dividends or distributions per Company Share does not exceed the Cash Consideration, the Cash Consideration shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Company Share exceeds the Cash Consideration, the Purchaser shall make such adjustment to the Share Consideration as it determines, acting reasonably and in good faith, to be necessary to restore the original intention of the parties in the circumstances; or

(b)
the issued and outstanding Parent Shares shall have been changed into a different number of shares by reason of any split, consolidation or stock dividend of the issued and outstanding Parent Shares or similar event, then the Consideration to be paid per Company Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted.

ARTICLE 3
RIGHTS OF DISSENT
3.1	Rights of Dissent for Company Shareholders
Registered holders of Company Shares may exercise rights of dissent with respect to such shares (“Dissent Rights”) pursuant to and in the manner set forth in Section 185 of the OBCA and this Section 3.1 in connection with the Arrangement, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Section 185(6) of the OBCA must be received by Company not later than 5:00 p.m. (Eastern time) two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time).  Dissenting Company Shareholders who duly exercise Dissent Rights shall be deemed to have transferred the Company Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens (other than the right to be paid fair value for such Company Shares as set out in this Section 3.1), as provided in Section 2.3(b)(i), (iv) and (v), and if they:
(a)
ultimately are entitled to be paid fair value for their Company Shares: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(b)(i), (iv) and (v)); (ii) will be entitled to be paid the fair value of such Company Shares by the Parent, which fair value, notwithstanding anything contrary contained in Part XIV of the OBCA, shall be determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any Share Consideration or Cash Consideration to which such holder would have been entitled under the Arrangement had such holder not exercised Dissent Rights in respect of such Company Shares; or

(b)
ultimately are not entitled, for any reason, to be paid fair value for their Company Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Shares.

3.2	Recognition of Dissenting Holders
(a)
In no circumstances shall the Purchaser, the Parent or the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Company Shares in respect of which such rights are sought to be exercised.

(b)
For greater certainty, in no case shall the Purchaser, the Parent or the Company or any other Person be required to recognize any Dissenting Company Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of the step in Section 2.3(b)(i), (iv) and (v), and the names of such Dissenting Company Shareholders shall be removed from the registers of holders of the Company Shares in respect of which Dissent Rights have been validly exercised at the same time as the step described in Section 2.3(b)(i), (iv) and (v) occurs.  In addition to any other restrictions under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of any Company Incentive Securities; and (ii) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares).

ARTICLE 4
CERTIFICATES AND PAYMENTS
4.1	Depositary and Procedures
(a)	The Parent and the Purchaser, as applicable, shall, prior to the Effective Time, deposit or cause to be deposited with the Depositary:
(i)	an irrevocable treasury direction of the Parent in respect of the aggregate Share Consideration to be received by Company Shareholders pursuant to Section 2.3(b)(v);
(ii)	the aggregate cash amount required for the payment of the Cash Consideration to be received by Company Shareholders pursuant to Section 2.3(b)(v); and
(iii)
the aggregate cash amount required for the payments in respect of the Company Legacy Options, Company Options, Company DSUs, Company RSUs, Company PSUs, Company Legacy RSUs and Company Legacy PSUs pursuant to Sections 2.3(a), 2.3(d), 2.3(e), 2.3(g) and 2.3(h).

(b)
No dividends or other distributions declared or made after the Effective Date with respect to the Parent Shares or with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate(s) for Company Shares which, immediately prior to the Effective Date, represented outstanding Company Shares and will not be payable or paid until the surrender of such certificate(s) in accordance with Section 4.1(c).  All dividends payable with respect to any Parent Shares allotted and issued pursuant to this Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in interest-bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

(c)
Upon surrender to the Depositary for cancellation of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 2.3(b)(ii), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder represented by such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Company Shareholder:

(i)
a certificate (or other evidence of entitlement) representing the number of Parent Shares to which such Company Shareholder is entitled pursuant to Section 2.3, which Parent Shares will be registered in such name or names and either (A) delivered to the address or addresses as such Company Shareholder directed in their Letter of Transmittal or (B) made available for pick up at the offices of the Depositary in accordance with the instructions of the Company Shareholder in the Letter of Transmittal; and

(ii)	a cheque (or other form of immediately available funds) representing the cash to which such Company Shareholder is entitled pursuant to Section 2.3, less any amounts withheld pursuant to Section 4.4, and any certificate(s) representing Company Shares so surrendered shall forthwith thereafter be cancelled.
(d)
As soon as practicable after the Effective Time, the Depositary shall deliver to each former holder of Company DSUs, Company RSUs and Company PSUs, as applicable, a cheque (or other form of immediately available funds) representing the cash amount to which such holder is entitled pursuant to Section 2.3, less any amounts withheld pursuant to Section 4.4.

(e)
Any payment made by way of cheque by the Depositary (or the Company, if applicable) pursuant to this Plan of Arrangement that has not been deposited or returned to the Depositary (or the Company) or that otherwise remains unclaimed, in each case, on or before the second anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the second anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable Consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser (or the Company, as applicable) for no consideration.

(f)
After the Effective Date, certificates formerly representing Company Shares which are held by a Company Shareholder, except for Company Shares held by Dissenting Company Shareholders in respect of which they have validly exercised Dissent Rights pursuant to Section 3.1, will represent only the right to receive the Consideration to which such Company Shareholder is entitled pursuant to Section 2.3 in accordance with the terms of this Plan of Arrangement.  Any such certificate which immediately prior to the Effective Date represented outstanding Company Shares and which has not been surrendered, together with a duly completed and executed Letter of Transmittal all other documents and instruments required by this Article 4, on or prior to the second anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in the Company, the Parent, the Purchaser or the Depositary.  On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser and shall be returned by the Depositary to the Purchaser or as directed by the Purchaser.

(g)
No holder of Company Shares or any Company Incentive Securities shall be entitled to receive any consideration with respect to such Company Shares or Company Incentive Securities other than any consideration to which such holder is entitled to receive in accordance with Section 2.3 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	No Fractional Purchaser Shares and Rounding of Cash Consideration
(a)
In no event shall any fractional Purchaser Shares be issued under this Plan of Arrangement. Where the aggregate number of Purchaser Shares to be issued to a Company Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable, then the number of Purchaser Shares to be issued to such Company Shareholder shall be rounded down to the nearest whole Purchaser Share.

(b)
If the aggregate cash amount which a Company Shareholder is entitled to receive pursuant to Section 2.3(b)(ii) would otherwise include a fraction of $0.01, then the aggregate cash amount which such Company Shareholder shall be entitled to receive shall be rounded up to the nearest whole $0.01.

4.3	Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the securities registers maintained by or on behalf of the Company, the Depositary will issue in exchange for such lost, stolen or destroyed certificate the Consideration that such holder has the right to receive in accordance with Section 2.3 and such holder’s Letter of Transmittal. When authorizing such exchange for any lost, stolen, or destroyed certificate, the Person to whom such Consideration is to be shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Parent, the Purchaser and the Depositary (each acting reasonably) in such sum as the Parent, the Purchaser and the Depositary may direct, or otherwise indemnify the Parent, the Purchaser and the Depositary in a manner satisfactory to the Parent, the Purchaser and the Depositary (each acting reasonably) against any claim that may be made against Parent, the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.
4.4	Withholding Rights
The Parent, the Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Person under this Plan of Arrangement or the Arrangement Agreement, including to any Person exercising Dissent Rights, such amounts as the Parent, the Purchaser, the Company or the Depositary, as applicable, are required to deduct and withhold, or reasonably believe to be required to deduct and withhold, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the amount otherwise payable or deliverable pursuant to this Plan of Arrangement or the Arrangement Agreement and shall be treated for all purposes under this Plan of Arrangement or the Arrangement Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.  To satisfy the amount required to be deducted or withheld from any payment to any former holder of Company Shares or Company Incentive Securities, the Parent, the Purchaser, the Company or the Depositary, as applicable, may sell or otherwise dispose of any portion of the Consideration payable to such holder as is necessary to provide sufficient funds to enable the Parent, the Purchaser, the Company or the Depositary, as applicable, to comply with such deduction and/or withholding requirements.
4.5	Calculations
All calculations and determinations made by the Parent, the Purchaser and the Company or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.
ARTICLE 5
AMENDMENTS
5.1	Amendments to Plan of Arrangement
(a)
The Parent, the Purchaser and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing; (ii) be approved by the Parent, the Purchaser and the Company in writing; (iii) filed with the Court and, if made following the Company Meeting, approved by the Court; and (iv) communicated to Company Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parent, the Purchaser or the Company at any time prior to the Company Meeting (provided that the other Parties shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Parent, the Purchaser and the Company (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by Company Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made at any time after receipt of the Final Order but prior to the Effective Time, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, the Parent and the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any holder of Company Shares or any Company Incentive Securities, and such amendment, modification or supplement need not be filed with the Court or communicated to Company Shareholders.

(e)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Parent or the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Parent or the Purchaser, as the case may be, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Shares or Company Incentive Securities.

ARTICLE 6
MISCELLANEOUS
6.1	Further Assurances
Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out herein.
6.2	Paramountcy
From and after the Effective Time:
(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to any Company Incentive Securities issued and outstanding prior to the Effective Time;
(b)
the rights and obligations of the holders of Company Shares, any Company Incentive Securities, the Depositary and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)
all actions, causes of action, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any away relating to Company Shares or any Company Incentive Securities shall be deemed to have been settled, compromised, released and determined without any liability except as set forth herein.

SCHEDULE B
ARRANGEMENT RESOLUTION
BE IT RESOLVED THAT:
1.
The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) of Neo Performance Materials, Inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company, 2671219 Ontario Inc. and Luxfer Holdings PLC dated December 18, 2018, all as more particularly described and set forth in the management information circular of the Company dated ●, 2019 (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.
The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.
The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.
The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
1.
Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries is duly registered to carry on business in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities make such registration necessary.

2.
Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation by the Company of the Arrangement and the other transactions contemplated hereby have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Board of the Company Circular, approval by the Shareholders in the manner required by the Interim Order and approval by the Court.

3.
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.
Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (i) the Interim Order and any filings required in order to obtain, and any approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the OBCA; (iv) filings with the Securities Authorities and the TSX; (v) the Required Regulatory Approvals and (vi) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect.

5.
Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Company or any of its Subsidiaries;
(b)	assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law; or
(c)
contravene, conflict with, or result in a violation or breach of, or require consent or approval to be obtained or notice to be given under, or give rise to a third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of any material Authorization or Material Contract to which the Company or any of its Subsidiaries is a party or to which it or any of its properties or assets are bound, except in the case of (b) and (c) above for such contraventions, conflicts, violations, breaches, consents, approvals, notices, terminations, cancellations, suspensions, accelerations, penalties, payments or rights which would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole.
6.	Capitalization.
(a)
The authorized capital of the Company consists of an unlimited number of Shares and an unlimited number of preferred shares issuable in series.  As of the close of business on the Business Day prior to the date of this Agreement, there were [39,866,931] Shares issued and outstanding and no preferred shares issued and outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable. No Shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)
As of the close of business on the Business Day prior to the date of this Agreement, there were 60,004 Company Options outstanding, 20,051.2357 Company DSUs outstanding, 20,002 Company PSUs outstanding, 7,600 Company Additional PSUs outstanding, 70,728 Company RSUs outstanding, nil Company SARs outstanding, nil Company Restricted Shares outstanding, 1,098,708 Company Legacy Options outstanding, 189,572 Company Legacy RSUs outstanding, 915,816 Company Legacy PSUs outstanding and 183,368 Company Legacy Additional PSUs outstanding.

(c)
Except for the rights under the Stock Option Plan, including outstanding Company Options, the rights under the Company Directors Share Unit Plan, including outstanding Company DSUs, the rights under the Company Legacy Plan, including outstanding Company Legacy Options, Company Legacy RSUs, Company Legacy PSUs and Company Legacy Additional PSUs, and the rights under outstanding Company PSUs, Company RSUs and Company Additional PSUs, there are no:

(i)
options, subscriptions, equity-based awards, calls, rights, profits, contingent value rights, phantom stock, convertible securities or similar securities convertible into or exchangeable or exercisable for Shares, warrants, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind to which the Company or any of its Subsidiaries are a party that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or of any of its Subsidiaries (or securities convertible into or exchangeable for such securities or equity interests), or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries;

(ii)
obligations of the Company or of any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries (or securities convertible into or exchangeable for such securities or equity interests), or qualify securities for public distribution in Canada, the United States or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or

(iii)
notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Shares on any matter except as required by Law.

(d)	As of the date of this Agreement, the Company has not issued any awards under the Company LTIP.
(e)	From the close of business on the Business Day prior to the date of this Agreement to the date of this Agreement, the Company has not issued any Shares or Company Incentive Securities.
(f)
Except as set forth in this Paragraph (6), neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter.

(g)
There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

7.
Shareholders’ and Similar Agreements. Neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement involving a Person other than the Company or any of its Subsidiaries and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or of any of its Subsidiaries other than as between the Company and any of its Subsidiaries or pursuant to which any Person other than the Company or any of its Subsidiaries may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries.

8.	Subsidiaries.
(a)
The following information with respect to each Subsidiary is accurately set out in Section 8 of the Company Disclosure Letter: (i) its name; (ii) the percentage owned directly or indirectly by the Company and the percentage owned by registered holders of capital stock or other equity interests if other than the Company and its Subsidiaries; and (iii) its jurisdiction of incorporation, organization or formation.

(b)
The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests as reflected as being owned by the Company, directly or indirectly, of each of its Subsidiaries, free and clear of any Liens, other than Permitted Liens and all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Company in any Subsidiary, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

9.
Corporate Records. The corporate records and minute books for each of the Company and each of the Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings of the directors and shareholders of the Company and the Subsidiaries held since incorporation, other than those which are not material in the context of such entities, as applicable.

10.
Registrar and Transfer Agent. Computershare Trust Company of Canada, at its principal office in Toronto, Ontario, has been duly appointed as registrar and transfer agent for the common shares of the Company.

11.
Securities Law Matters. The Company is a “reporting issuer” in each of the provinces and territories of Canada. The Shares are listed and posted for trading on the TSX. None of the Company’s Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction. The Company is not in default of any material requirements of any Securities Laws or the rules and regulations of the TSX.  The Company has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect or, to the knowledge of the Company, has been threatened, and the Company is not currently subject to any formal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws with the appropriate Governmental Entity since October 17, 2017. The documents comprising the Company Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report which at the date of this Agreement remains confidential.

12.	Financial Statements.
(a)
The Company’s audited consolidated financial statements as at and for the fiscal year ended December 31, 2017 (including any of the notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) included in the Company Filings: (i) were prepared in accordance with IFRS; and (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, results of operations, changes in shareholders’ equity and cash flow of the Company and its Subsidiaries on a consolidated basis for the period covered thereby (except as may be indicated in the notes to such financial statements).

(b)
The financial books, records and accounts of the Company and each of its Subsidiaries (i) have been maintained in all material respects in accordance with IFRS or the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries, and (iii) accurately and fairly reflect the basis of the Company’s financial statements.

13.	Disclosure Controls and Internal Control over Financial Reporting.
(a)
The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings or interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)
The Company has established and maintains a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)
To the knowledge of the Company, there is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting.

14.
Auditors.  The auditors of the Company are independent public accountants as required under applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of the Company.

15.
Forward-Looking Information. With respect to forward-looking information: the Company has a reasonable basis for the forward-looking information; all material forward-looking information is identified as such, and all such documents cautions users of forward-looking information that actual results may vary from the forward-looking information and identifies material risk factors that could cause actual results to differ materially from the forward-looking information, and accurately states the material factors or assumptions used to develop forward-looking information.

16.	[Intentionally deleted.]
17.
No Material Undisclosed Liabilities. There are no liabilities or obligations of the Company or of any of its Subsidiaries of any nature, whether accrued, contingent, absolute, or otherwise, other than liabilities or obligations: (i) disclosed in the Company Filings; (ii) incurred in the Ordinary Course since January 1, 2017; (iii) incurred in connection with this Agreement (including any transaction expenses); (iv) that relate to Taxes (which are the subject of Paragraph (33)); or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect relating to the Company.

18.
Absence of Certain Changes or Events.  Since January 1, 2017 until the date of this Agreement, other than the transactions contemplated by this Agreement and as disclosed in the Company Filings, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect relating to the Company.

19.
Related Party Transactions. Neither the Company nor any of its Subsidiaries is indebted to any director, officer, or employee of the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course or pursuant to any Law or Contract such as salaries, bonuses, director’s fees or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements or other terms of engagement) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any officer or director of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.

20.
Compliance with Laws. The Company and each of its Subsidiaries is, and since September 1, 2016 has been, in compliance with Law, except for any such non-compliances which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has been charged or threatened to be charged with, or has received written notice of, any violation or potential violation of any Law from any Governmental Entity, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has been under investigation with respect to any violation or potential violation of any Law by any Governmental Entity.

21.
Authorizations and Licenses.  The Company and each of its Subsidiaries own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of the Company and of each of its Subsidiaries as presently conducted, except where the failure to own, possess or obtain any such Authorization would not, individually or in the aggregate, have a Material Adverse Effect relating to the Company. The Company or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations, except as would not, individually or in the aggregate, have a Material Adverse Effect relating to the Company. Each such Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course, except as would not, individually or in the aggregate, have a Material Adverse Effect relating to the Company.  As of the date hereof, no Legal Proceeding is pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in respect of or regarding any such Authorization that could reasonably be expected to result in the suspension, loss or revocation of any such Authorizations.

22.	Material Contracts.
(a)	Section 22 of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts. True and complete copies of the Material Contracts have been disclosed in the Data Room.
(b)
Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity).  Neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any counterparty thereto, is in breach or default under any Material Contract, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect relating to the Company.

(c)
None of the Company or any of its Subsidiaries knows of, or has received any written notice of, any breach or default under nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under any such Material Contract by any other party to a Material Contract, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect relating to the Company.

(d)
None of the Company or any of its Subsidiaries has received any written notice, that any party to a Material Contract intends to cancel, terminate or not renew its relationship with the Company or with any of its Subsidiaries, and, to the knowledge of the Company, no such action is threatened.

23.
Permits and Licenses. The Company and each of the Subsidiaries holds in good standing all material permits, licenses, registrations and qualifications, necessary for the conduct of its business as presently conducted. The Company is in compliance, in all material respects, with each licence and permit held by it and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any such permit or license or has resulted, or after notice or lapse of time would result, in any other material impairment of the rights of the holder of any such permit or license.

24.
Personal Property. To the knowledge of the Company, the Company or its Subsidiaries have good title to all material personal property of any kind or nature which the Company or any of its Subsidiaries purports to own, free and clear of all Liens (other than Permitted Liens).  The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or any of its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries, as applicable.

25.	Real Property.
(a)
Section 25(a) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available in the Data Room true, correct and complete copies of all Leases (including all modifications, amendments and supplements thereto). With respect to the Leased Real Property: (i) each Lease constitutes a legal, valid and binding obligation of the Company or its Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms and is in full force and effect, and, to the knowledge of the Company, the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries, as the case may be, is in breach of or default under any such Lease and no event has occurred which, without the giving of notice or lapse of time, or both, would constitute a breach of or default under any such Lease; (iii) to the knowledge of the Company, no counterparty to any such Lease is in default thereunder and there are no disputes with respect to any such Lease; and (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such Lease or any interest therein, and there are no Liens (other than Permitted liens) on the estate or interest created by any such Lease.  For each Lease that prohibits assignment of such Lease to the Purchaser, the Company covenants to use reasonable best efforts to obtain amendments to those Leases to allow for assignment of such Leases to the Purchaser without cost or penalty.

(b)
Section 25(b) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, real or immovable property owned by the Company or its Subsidiaries (the “Owned Real Property”).  The Company or its Subsidiaries have valid, good fee simple and marketable title to all of the Owned Real Property free and clear of all Liens (other than Permitted Liens). There are no reversionary rights or outstanding options or rights of first refusal to purchase, no existing contracts, options, rights of first refusal, leases or otherwise, to sell, transfer, lease or otherwise dispose of, or to purchase or acquire, any Owned Real Property, or any portion thereof or interest therein.  The Company has no knowledge of and has received no notice of any condemnation or eminent domain proceedings, or litigation that would impact the continued use of the Owned Real Property.  There has been no fire or casualty that has not been restored of any Owned Real Property.  The present uses of the Owned Real Property do not violate any Permitted Liens or Law.  The Company maintains the insurance policies for the Owned Real Property as set forth in Section 25(b) of the Company Disclosure Letter.  The Owned Real Property is used by the Company and its Subsidiaries in conduct of their business and is not leased to any unaffiliated entities except as set forth in Section 25(b) of the Company Disclosure Letter.   There are no outstanding claims or litigation pending against the Company or any of its Subsidiaries as the owner of any Owned Real Property.

(c)	The Leased Real Property and the Owned Real Property constitute the only real property used by the Company and its Subsidiaries in the conduct of their businesses.
26.	Intellectual Property.
(a)
Section 26(a) of the Company Disclosure Letter lists all material (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries. With respect to each item listed in Section 26(a) of the Company Disclosure Letter, except as would not reasonably be expected to have a Material Adverse Effect on the Company (i) the Company or a Subsidiary of the Company, as applicable, is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each such registration, filing, issuance and/or application (i) has not been abandoned, cancelled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect.

(b)
Other than as set forth in Section 26(b) of the Company Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Intellectual Property of the Company is subject to any judgment, order or decree restricting the use, distribution, transfer, or licensing thereof by the Company or any of its Subsidiaries or the offering of any of the Company’s or any of its Subsidiaries’ products and services.

(c)
Other than as set forth in Section 26(c) of the Company Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, (ii) as of the date of this Agreement, the Company and its Subsidiaries have not received from any Person in the past twelve months any written notice, charge, complaint, claim or other written assertion alleging any such infringement, misappropriation, or other violation by the Company or any Subsidiary of the Intellectual Property of any Person.  To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property of the Company or any of its Subsidiaries in any manner that would reasonably be expect to have a Material Adverse Effect on the Company.  In the past twelve months, neither the Company nor any of its Subsidiaries has provided any written notice to any third Person claiming that such third Person is infringing, misappropriating or otherwise violating, any material Intellectual Property of the Company.

(d)
Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the knowledge of the Company, all computer hardware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business of the Company and its Subsidiaries as presently conducted are sufficient, in all material respects, for conducting the business of the Company and its Subsidiaries as presently conducted.

(e)
Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is under any obligation to license, grant or recognize any rights in any Intellectual Property of the Company by, to or from (or for the benefit of) any Governmental Entity on the basis of funding from a Governmental Entity, other than in in connection with the sale of the Company’s or its Subsidiaries’ products and services in the Ordinary Course. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no Governmental Entity has any right (other than through the enforcement of generally applicable Law) to restrict the sale, licensing, distribution or transfer of any Intellectual Property of the Company in any jurisdiction in which the Company or its Subsidiaries conduct business, nor has any such right been asserted by a Governmental Entity.

27.
Litigation. There are no Legal Proceedings pending, or to the knowledge of the Company, threatened, against or relating to the Company or any of its Subsidiaries, including with respect to any Environmental Law, that, if determined adverse to the interests of the Company or its Subsidiaries, could reasonably be expected to (i) result in (a) liabilities or losses (including attorney’s fees and other costs and expenses but excluding insurance coverage) in excess of $2,500,000, (b) material injunctive relief ordered against the Company or any of its Subsidiaries, or (c) any criminal or regulatory sanction or fine by any Governmental Entity or (ii) prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity. Neither the Company nor any of its Subsidiaries is subject to any outstanding or unsatisfied judgment, order, writ, injunction or decree.

28.	Environmental Matters.
(a)
Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) to the knowledge of the Company, there exists no fact, condition or, occurrence concerning the Company or its Subsidiaries that has or would reasonably be expected to result in any non-compliance with or obligation or liability under Environmental Laws; (ii) to the knowledge of the Company, there have been no Releases or threatened Releases of Hazardous Substances at, on, about, under or migrating to or from any real property (including any buildings, structures or improvements located thereon or thereunder) currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its Subsidiaries, that would reasonably be expected to give rise to liabilities or obligations under any Environmental Laws; (iii) no unresolved notice or violation, citation, summons or order has been issued to the Company or any of its Subsidiaries alleging any violation by or liability of the Company or any of its Subsidiaries with respect to any Environmental Law; (iv) to the knowledge of the Company, the operation of the business of the Company and its Subsidiaries is, and since September 1, 2016 has been, in compliance with Environmental Laws, and the Company and its Subsidiaries have made all appropriate filings for issuance or renewal of any Authorizations required pursuant to Environmental Law for the operation of the business; and (v) to the knowledge of the Company, none of the Company or any of its Subsidiaries has assumed or retained, by contract or operation of Law, any liability or obligation under any Environmental Law.

(b)
The Company has made available to the Purchaser all material environmental reports, assessments, records, agreements or correspondence in its possession relating to environmental matters affecting the Company or any of its Subsidiaries or any real property owned or leased by the Company or any of its Subsidiaries.

29.	Employees.
(a)
All Contracts in relation to the top five compensated Company Employees (calculated based on 2017 annual base salary plus target cash bonus) and all other material Employment Agreements have been disclosed in the Data Room. To the knowledge of the Company, no such Company Employee has notified the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Company or Subsidiary following the Arrangement or as a result of the transactions contemplated by this Agreement.

(b)
The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of employment and all Laws respecting employment, including pay equity, employment equity, work classification, immigration, work permits/authorizations, wages, hours of work, overtime, human rights and occupational health and safety. All amounts due or accrued to current or former Company Employees for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits, including under any Employee Plans, and other similar accruals have either been paid or are accurately reflected in the books and records of the Company or of the applicable Subsidiary. There is no unfair labour practice, human rights, or other employment Law related claim, complaint, grievance or arbitration proceeding in progress or, to the knowledge of the Company, threatened against the Company or its Subsidiaries.

(c)
Except as disclosed in Section 29(c) of the Company Disclosure Letter, no Company Employee has any agreement as to length of notice or severance payment required to terminate his or her employment (other than such as results by Law from the employment of an employee without an agreement as to notice or severance).

(d)
Except as disclosed in Section 29(d) of the Company Disclosure Letter, there are no change of control payments or severance payments or agreements with Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company or of any of its Subsidiaries.

(e)
Except as disclosed in Section 29(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Arrangement (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment becoming due to any current or former Company Employee or director of the Company or any of its Subsidiaries, (ii) increase any benefits under any Plan or (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Employee Plan or Employee Agreement.

(f)
Except as disclosed in Section 29(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Arrangement (either alone or upon the occurrence of any additional or subsequent events) will result in any payment or benefit that will or may be made by the Company or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(g)	Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:
(i)
each independent contractor of the Company and its Subsidiaries has been properly classified as an independent contractor and neither the Company nor any Subsidiary has received any notice from any Governmental Entity disputing the classification of independent contractors;

(ii)
neither the Company nor any Subsidiary has received any notice from any Governmental Entity disputing the classification of Company Employees as exempt from all Laws requiring payment of overtime for hours worked in a day or a week; and

(iii)
there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any of its Subsidiaries has been reassessed in any respect under such legislation since September 1, 2016 and no audit of the Company or any of its Subsidiaries is currently being performed pursuant to any applicable workplace safety and insurance legislation.

30.	Collective Agreements.
(a)
Other than as set forth in Section 30(a) of the Company Disclosure Letter, there is no Collective Agreement in force with respect to the Company Employees nor is there any Contract with any employee association in respect of the Company Employees nor are any such Collective Agreements or Contracts with employee associations currently being negotiated by the Company or any of its Subsidiaries.

(b)
As of the date hereof, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any other Person holds bargaining rights with respect to any Company Employee by way of certification, interim certification, voluntary recognition or successor rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company.

(c)
As of the date hereof, there are no threatened or pending union organizing activities involving any Company Employees and no such activities have been undertaken since September 1, 2016. As of the date hereof, there is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company and no such event has occurred within the last five years.

(d)
As of the date hereof, no trade union has applied to have the Company or any of its Subsidiaries declared a common, related or successor employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.

31.	Employee Plans.
(a)
Section 31(a) of the Company Disclosure Letter lists all Employee Plans. The Company has disclosed in the Data Room true, correct and complete copies of all such Employee Plans, as amended, or, if not written, a description thereof, together with all related material documentation (including, as applicable, all summary plan descriptions, the two most recent annual reports, and the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a letter). No commitments to improve or otherwise amend or terminate any Employee Plan have been made.

(b)
The Company has, in all respects, established, maintained, sponsored, funded, registered and administered each material Employee Plan, and made all contributions and paid all premiums in respect of each material Employee Plan, in accordance with Law and the terms of the applicable Employee Plan.  There are no claims (other than routine claims for benefits), inquiries, audits or other proceeding by a Governmental Entity or any other Person against or in respect of any Employee Plan which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such claims, inquiries, audits or other proceedings are threatened with respect to any Employee Plan.

(c)
Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified, and has received a favorable determination or opinion letter from the IRS as to its qualification, and to the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(d)
Each Employee Plan required to be registered or qualified under applicable Laws has been so registered or qualified and has been maintained in good standing in accordance with applicable Governmental Entity.

(e)	None of the Company or any of its ERISA Affiliates has incurred or is reasonably expected to incur any liability under Title IV of ERISA that has not been satisfied in full.
(f)
Except as disclosed in Section 31(f) of the Company Disclosure Letter, no Employee Plan provides benefits or coverage in the nature of health, life or disability insurance or benefits following retirement or other termination of employment, other than coverage or benefits required to be provided by Law.

(g)
No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.  The level of reserves under each Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(h)
No current or former Company Employee employed in Canada is entitled to benefits under, or otherwise participates in, a registered pension plan as defined in the Tax Act or any supplemental retirement benefit plans or programs, other than plans or programs required by Law.

32.
Insurance.  The Company and each of its Subsidiaries, as applicable, is insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries.  To the knowledge of the Company, each such insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect.  To the knowledge of the Company, there is no material claim pending under any such insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover any material portion of such claims.

33.	Taxes.
(a)
The Company and each of its Subsidiaries has duly and timely filed all material income and other Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

(b)
The Company and each of its Subsidiaries has paid or caused to be paid on a timely basis and to the appropriate Governmental Entity, all material Taxes which are due and payable, all assessments and reassessments, and all other material Taxes due and payable by them, other than those which are being or have been contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company in accordance with IFRS. The Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.

(c)
Since the publication date of the most recently published consolidated financial statements of the Company, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(d)
There are no material actions, claims, suits, audits, investigations, examinations, assessments, reassessments or other proceedings in progress or, to the knowledge of the Company, asserted or threatened against the Company or any of its Subsidiaries in respect of Taxes and, in particular, there are no currently outstanding reassessments, deficiencies, claims or written enquiries which have been issued by any Governmental Entity to the Company or any of its Subsidiaries in respect of Taxes.

(e)	There are no material Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.
(f)
The Company and each of its Subsidiaries has in all material respects withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(g)
There are no currently effective elections, arrangements, agreements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by the Company or any of its Subsidiaries.

(h)
No Governmental Entity of a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return has made a claim that the Company or its Subsidiaries is subject to Tax in such jurisdiction.

(i)	The Company is not a non-resident of Canada within the meaning of the Tax Act.
(j)
Except as disclosed in Section 33(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payments or is obligated to make any payments that was not or would not be deductible under subsection 18(4) or section 67 of the Tax Act or under any similar provision under any other applicable Law.

(k)
The Company and each of its Subsidiaries has made available to the Purchaser true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitation have not expired.

(l)
Neither the Company nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services of material value (including financial transactions such as loans and indebtedness) to or acquired any property or services of material value from a person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services (including, in the case of a financial transaction such as a loan or indebtedness, an arm’s-length rate of interest) at the time of the transfer, supply or acquisition of the property or services.

(m)
The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting material intercompany transactions at arm’s length.

(n)
Except as disclosed in Section 33(n) of the Company Disclosure Letter, there are no circumstances existing which could result in, and no circumstances have existed that have resulted in, the application of Sections 17, 78, 79, or 80 to 80.04, or Subsection 90(6) of the Tax Act, or any equivalent provision under any other applicable Law, to the Company or any of its Subsidiaries.

(o)
Neither the Company nor any of its Subsidiaries has been deemed to pay a dividend in connection with the acquisition of Neo Material Technologies Inc. by Molycorp, Inc. completed effective June 11, 2012 because of the application of section 212.3 of the Tax Act, and the Company and each of its Subsidiaries has filed, or will file, all information returns and elections in the prescribed form, in the prescribed manner and within prescribed time set out in section 212.3 of the Tax Act that are necessary to achieve that result.

(p)
Since June 11, 2012, neither the Company nor any of its Subsidiaries has been deemed to pay a dividend because of the application of section 212.1 of the Tax Act or any equivalent provision under any other applicable Law.

(q)
The Company and its Subsidiaries have not claimed, nor will they claim, any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or its Subsidiaries for any period ending after the Effective Time.

34.
Money Laundering. The operations of the Company and of each of its Subsidiaries are, and have since September 1, 2016, been, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity relating to money laundering (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

35.	Corrupt Practices Legislation; Sanctions and Export Laws.
(a)
Neither the Company nor any of its Subsidiaries nor any of its or their respective officers or directors, nor to the knowledge of the Company, any of its or their respective employees, agents or representatives acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:

(i)
taken, committed to take or been alleged to have taken any action which would cause the Company or any of its Subsidiaries to be in violation of (i) Corrupt Practices Legislation, (ii) any Sanctions, or (iii) any Export Laws; or

(ii)
made, offered, or authorized or agreed to make, offer, or authorize (A) any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to a Government Official, for the purpose of influencing any act or decision of such Government Official, inducing such Government Official to do or omit any act in violation of a lawful duty, obtaining or retaining business for or with any person, expediting or securing the performance of official acts of a routine nature, or otherwise securing any improper advantage, or (B) any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund, in each case in violation of applicable Law.

(b)
Neither the Company nor any of its Subsidiaries has received any written notices of violations with respect to any Corrupt Practices Legislation, Sanctions or Export Laws.  The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with all applicable Corrupt Practices Legislation.

(c)
Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor to the knowledge of the Company, any of the Company’s agents, or other Person acting on behalf of the Company (i) has been or is designated on any Sanctions-related list of restricted or blocked persons, during the last five (5) years, (ii) is located in, organized under the laws of, or resident in any country or territory that is itself the subject of any economic or financial sanctions by any Governmental Entity, or (iii) is owned or controlled by any Person or Persons described in clause (i) or (ii).

(d)	The Company has conducted an assessment and determined that the Company and/or its Subsidiaries are not a pilot program U.S. Business pursuant to 31 C.F.R. § 801.213.
36.	Opinion of Financial Advisor. The Board has received the Fairness Opinion.
37.
Brokers. Except for the engagement letter between the Company and the Financial Advisor and the fees payable under or in connection with such engagement and to legal counsel, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement.  The Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payment that may be incurred pursuant to the engagement letter between the Company and the Financial Advisor or that otherwise may be issuable to the Financial Advisor.

38.	Board Approval.
(a)
As of the date hereof, the Board, after consultation with legal and financial advisors, has: (i) unanimously determined that the Consideration to be received by the Shareholders pursuant to the Arrangement is fair to such holders and that the Arrangement is in the best interests of the Company; (ii) resolved to unanimously recommend that the Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

(b)
Each of the directors and executive officers of the Company has advised the Company and the Company believes that they intend to vote or cause to be voted all Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Company Circular.

39.	Confidentiality and Standstill Agreements. The Company has not waived the standstill or other provisions of any confidentiality or standstill agreements with Persons other than the Parent.

SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE PURCHASER
1.
Organization and Qualification. Each of the Purchaser and the Parent is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Purchaser and the Parent and each of its Subsidiaries is duly registered to carry on business in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities make such registration necessary. The Purchaser is, directly or indirectly, a wholly-owned subsidiary of the Parent.  The Purchaser has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

2.
Corporate Authorization. Each of the Purchaser and the Parent has the requisite corporate power and authority to enter into this Agreement and (subject to obtaining approval of the Shareholders of the Parent of the Parent Resolution in the manner required by Law) to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and the Parent and no other corporate proceedings on the part of the Purchaser or the Parent are necessary to authorize the execution and delivery by each of them of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Parent Board of the Parent Proxy Statement and approval by the shareholders of the Parent of the Parent Resolution in the manner required by Law.

3.
Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Purchaser and the Parent, and constitutes a legal, valid and binding agreement of the Purchaser and the Parent enforceable against each of them in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.
Governmental Authorization. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser or the Parent other than: (i) the Interim Order and any filings required in order to obtain, and any approvals required by, the Interim Order, (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the OBCA; (iv) filings with the Securities Authorities and the NYSE; (v) Required Regulatory Approvals; (vi) notification under the Investment Canada Act; and (vii) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not be reasonably expected to, individually or in the aggregate, prevent or materially impede the ability of the Purchaser or the Parent to consummate the Arrangement and the transactions contemplated hereby.

5.
Non-Contravention. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Purchaser or the Parent;
(b)	assuming compliance with the matters referred to in Paragraph 4 above, contravene, conflict with or result in a violation or breach of any Law; or
(c)
contravene, conflict with, or result in a violation or breach of, or require consent or approval to be obtained or notice to be given under, or give rise to a third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of any material Authorization or material Contract to which the Parent or any of its Subsidiaries is a party or to which it or any of its properties or assets are bound, except in the case of (b) and (c) above for such contraventions, conflicts, violations, breaches, consents, approvals, notices, terminations, cancellations, suspensions, accelerations, penalties, payments or rights which would not, individually or in the aggregate, be material and adverse to the Parent and its Subsidiaries, taken as a whole.
6.	Capitalization.
(a)
The authorized capital of the Parent consists of an unlimited number of Parent Shares and deferred ordinary shares. As of the close of business on the Business Day prior to the date of this Agreement, there were 29,000,000 Parent Shares and 761,835,338,444 deferred ordinary shares of the Parent issued and outstanding. All outstanding Parent Shares and deferred ordinary shares have been duly authorized and validly issued, are fully paid and non-assessable. No Parent Share or deferred ordinary shares of the Parent have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)
The authorized capital of the Purchaser consists of an unlimited number of common shares.  As of the close of business on the Business Day prior to the date of this Agreement, there were 100 common shares issued and outstanding. All outstanding common shares have been duly authorized and validly issued, are fully paid and non-assessable. No common shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(c)
As of the close of business on the Business Day prior to the date of this Agreement, there were 183,141 Parent LTIP Options outstanding, 373,161 Parent LTIP RSUs outstanding, 156,719 Parent LTIP Performance outstanding, 10,043 Parent EIP RSUs outstanding, and 126,000 Parent IPO Options outstanding.

(d)
Except for the rights under the stand-alone option grants as part of the Parent’s initial public offering process in 2012, including outstanding Parent IPO Options, the  awards communicated and granted under the Parent LTIP in years 2015, 2016, 2017 and 2018, including outstanding Parent LTIP Options, Parent LTIP RSUs and Parent Performance-Based Options, the rights under the Parent EIP including outstanding Parent EIP RSUs, there are no:

(i)
options, subscriptions, equity-based awards, calls, rights, profits, contingent value, rights, phantom stock, convertible securities or similar securities convertible into or exchangeable or exercisable for Shares, warrants, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind to which the Purchaser, the Parent, or any of their respective Subsidiaries are a party that obligate the Purchaser, the Parent, or any of their respective Subsidiaries to, directly or indirectly, issue or sell any securities of the Purchaser, the Parent, or of any of their respective Subsidiaries (or securities convertible into or exchangeable for such securities or equity interests), or give any Person a right to subscribe for or acquire, any securities of the Purchaser, the Parent, or of any of their respective Subsidiaries;

(ii)
obligations of the Purchaser, the Parent or of any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Purchaser, the Parent or of any of their respective Subsidiaries (or securities convertible into or exchangeable for such securities or equity interests), or qualify securities for public distribution in Canada, the United States or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Purchaser, the Parent or of any of their respective Subsidiaries; or

(iii)
notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Parent Shares on any matter except as required by Law.

7.
Shareholders’ and Similar Agreements. Neither the Purchaser, the Parent nor any of their respective Subsidiaries is subject to, or affected by, any unanimous shareholders agreement involving a Person other than the Purchaser, the Parent or any of their respective Subsidiaries and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Purchaser, the Parent, or of any of their respective Subsidiaries other than as between the Purchaser, the Parent, and any of their respective Subsidiaries or pursuant to which any Person other than the Purchaser, the Parent, or any of their respective Subsidiaries may have any right or claim in connection with any existing or past equity interest in the Purchaser, the Parent, or in any of their respective Subsidiaries.

8.
Corporate Records. The corporate records and minute books for each of the Purchaser, the Parent, and each of their respective Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings of the directors and shareholders of the Purchaser, the Parent, and their respective Subsidiaries held since incorporation, other than those which are not material in the context of such entities, as applicable.

9.
Securities Law Matters. The Parent currently is a “foreign private issuer” listed in the United States of America and is scheduled to complete its transition to a “domestic issuer” effective January 1, 2019. The Parent Shares are listed and posted for trading on the NYSE. None of the Parent’s Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction. The Parent is not in default of any material requirements of any Securities Laws or the rules and regulations of the NYSE. The Parent has not taken any action to cease to be a reporting issuer in the United States of America nor has the Parent received notification from any Securities Authority seeking to revoke the reporting issuer status of the Parent. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Parent is pending, in effect or, to the knowledge of the Parent, has been threatened, and the Parent is not currently subject to any formal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Parent has timely filed all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws with the appropriate Governmental Entity since October 17, 2017. The documents comprising the Parent Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

10.	Financial Statements.
(a)
The Parent’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2017 and 2016 (including, in each case, any of the notes or schedules thereto, and the auditor’s report thereon) included in the Parent Filings: (i) were prepared in accordance with IFRS; and (ii) present fairly, in all material respects, the financial position of the Parent and its Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, results of operations, changes in shareholders’ equity and cash flow of the Parent and its Subsidiaries on a consolidated basis for the periods covered thereby (except as may be indicated in the notes to such financial statements).

(b)
The financial books, records and accounts of the Parent, and each of its Subsidiaries (i) have been maintained in all material respects in accordance with IFRS or the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Parent and its Subsidiaries, and (iii) accurately and fairly reflect the basis of the Parent’s financial statements.

11.          Disclosure Controls and Internal Control over Financial Reporting.
(a)
The Purchaser has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Parent in its annual filings or interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Parent in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to the Parent’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)
The Parent has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)	To the knowledge of the Parent, there is no material weakness relating to the design, implementation or maintenance of its internal control over financial reporting.
12.
Forward-Looking Information. With respect to forward-looking information: the Parent has a reasonable basis for the forward-looking information; all material forward-looking information is identified as such, and all such documents cautions users of forward-looking information that actual results may vary from the forward-looking information and identifies material risk factors that could cause actual results to differ materially from the forward-looking information, and accurately states the material factors or assumptions used to develop forward-looking information.

13.	[Intentionally deleted.]
14.
No Material Undisclosed Liabilities. Except as disclosed in Section (14) of the Parent and Purchaser Disclosure Letter, there are no liabilities or obligations of the Parent, or of any of its Subsidiaries of any nature, whether accrued, contingent, absolute, or otherwise, other than liabilities or obligations: (i) disclosed in the Parent Filings; (ii) incurred in the Ordinary Course since January 1, 2017; (iii) incurred in connection with this Agreement (including any transaction expenses); (iv) that relate to Taxes (which are the subject of Paragraph (26)); or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect relating to the Parent.

15.
Absence of Certain Changes or Events.  Except as disclosed in Section (15) of the Parent and Purchaser Disclosure Letter, since January 1, 2017 until the date of this Agreement, other than the transactions contemplated by this Agreement and as disclosed in the Parent Filings, the business of the Parent and of each of its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect relating to the Parent.

16.
Related Party Transactions. Except as disclosed in Section (16) of the Parent and Purchaser Disclosure Letter and as set forth in the Parent Filings, neither the Parent, nor any of its Subsidiaries is indebted to any director, officer, or employee of the Parent or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course or pursuant to any Law or Contract such as salaries, bonuses, director’s fees or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements or other terms of engagement) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any officer or director of the Parent or any of its Subsidiaries, or any of their respective affiliates or associates.

17.
Compliance with Laws. Except as disclosed in Section (17) of the Parent and Purchaser Disclosure Letter, the Parent and each of its Subsidiaries is, and since September 1, 2016 has been, in compliance in all material respects with Law, except for any such non-compliances which would not, individually or in the aggregate, be material to the Parent and its Subsidiaries, taken as a whole. Neither the Parent nor any of its Subsidiaries has been charged or threatened to be charged with, or has received written notice of, any violation or potential violation of any Law from any Governmental Entity, and to the knowledge of the Parent, neither the Parent nor any of its Subsidiaries has been under investigation with respect to any violation or potential violation of any Law by any Governmental Entity.

18.
Authorizations and Licenses.  The Parent, and each of its Subsidiaries own, possess or have obtained all material Authorizations that are required by Law in connection with the operation of the business of the Parent and of each of its Subsidiaries as presently conducted, except where the failure to own, possess or obtain any such Authorization would not, individually or in the aggregate, have a Material Adverse Effect relating to the Parent. The Parent, or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations, except as would not, individually or in the aggregate, have a Material Adverse Effect relating to the Parent. Each such Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course, except as would not, individually or in the aggregate, have a Material Adverse Effect relating to the Parent. As of the date hereof, no Legal Proceeding is pending, or to the knowledge of the Parent, threatened, against the Parent, or any of its Subsidiaries in respect of or regarding any such Authorization that could reasonably be expected to result in the suspension, loss or revocation of any such Authorizations.

19.
Permits and Licenses. The Parent, and each of its Subsidiaries holds in good standing all material permits, licenses, registrations and qualifications, necessary for the conduct of its business as presently conducted. The Parent is in compliance, in all material respects, with each licence and permit held by it and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any such permit or license or has resulted, or after notice or lapse of time would result, in any other material impairment of the rights of the holder of any such permit or license.

20.
Personal Property. To the knowledge of the Parent, the Parent or its Subsidiaries have good title to all material personal property of any kind or nature which the Parent or any of its Subsidiaries purports to own, free and clear of all Liens (other than Permitted Liens). The Parent and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Parent, or any of its Subsidiaries as used, possessed and controlled by the Parent, or its Subsidiaries, as applicable.

21.	Real Property.
(a)
With respect to the real property leased or subleased by the Parent, or any of its Subsidiaries: (i) each lease or sublease for such property constitutes a legal, valid and binding obligation of the Parent, or its Subsidiary, as the case may be, enforceable against the Parent, or such Subsidiary, as the case may be, in accordance with its terms and is in full force and effect; (ii) neither the Parent, nor any of its Subsidiaries, as the case may be, is in material breach of or default under any such lease or sublease and no event has occurred which, without the giving of notice or lapse of time, or both, would constitute a material breach of or default under any such lease or sublease; and (iii) to the knowledge of the Parent, no counterparty to any such lease or sublease is in material default thereunder.

(b)
The Parent does not own any real or immovable property.  Section 21(b) of the Parent and Purchaser Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of the real or immovable property owned by the Subsidiaries of the Parent.

22.
Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on the Parent, (i) to the knowledge of the Parent, the Parent, and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, (ii) as of the date of this Agreement, the Parent, and its Subsidiaries have not received from any Person in the past twelve months any written notice, charge, complaint, claim or other written assertion alleging any such infringement, misappropriation, or other violation by the Parent, or any Subsidiary of the Intellectual Property of any Person. To the knowledge of the Parent, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property of the Parent, or any of its Subsidiaries in any manner that would reasonably be expect to have a Material Adverse Effect on the Parent.

23.
Litigation.  Except as disclosed in Section (23) of the Parent and Purchaser Disclosure Letter, there are no Legal Proceedings pending, or to the knowledge of the Parent, threatened, against or relating to the Parent or any of its Subsidiaries that, if determined adverse to the interests of the Parent or its Subsidiaries, could reasonably be expected to (i) result in (a) liabilities or losses (including attorney’s fees and other costs and expenses but excluding insurance coverage) in excess of $2,500,000, (b) material injunctive relief ordered against the Parent or any of its Subsidiaries, or (c) any criminal or regulatory sanction or fine by any Governmental Entity or (ii)  prevent or materially delay the consummation of the Arrangement or the transactions contemplated hereby. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Parent, threatened against or relating to the Parent or any of its Subsidiaries before any Governmental Entity. Neither the Parent nor any of its Subsidiaries is subject to any outstanding or unsatisfied judgment, order, writ, injunction or decree.

24.           Environmental Matters.
(a)
Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent: (i) to the knowledge of the Parent, there exists no fact, condition or, occurrence concerning the Parent or its Subsidiaries that has or would reasonably be expected to result in any non-compliance with or obligation or liability under Environmental Laws; (ii) to the knowledge of the Parent, there have been no Releases or threatened Releases of Hazardous Substances at, on, about, under or migrating to or from any real property (including any buildings, structures or improvements located thereon or thereunder) currently or, to the knowledge of the Parent, formerly owned, leased or operated by the Parent or its Subsidiaries, that would reasonably be expected to give rise to liabilities or obligations under any Environmental Laws; (iii) no unresolved notice or violation, citation, summons or order has been issued to the Parent or any of its Subsidiaries alleging any violation by or liability of the Parent or any of its Subsidiaries with respect to any Environmental Law; (iv) to the knowledge of the Parent, the operation of the business of the Parent and its Subsidiaries is, and since September 1, 2016 has been, in compliance with Environmental Laws, and the Parent and its Subsidiaries have made all appropriate filings for issuance or renewal of any Authorizations required pursuant to Environmental Law for the operation of the business; and (v) to the knowledge of the Parent, none of the Parent or any of its Subsidiaries has assumed or retained, by contract or operation of Law, any liability or obligation under any Environmental Law.

(b)
To the knowledge of the Parent, the Parent has made available to the Company all material environmental reports, assessments, records, agreements or correspondence relating to environmental matters affecting the Parent or any of its Subsidiaries or any real property owned or leased by the Parent or any of its Subsidiaries.

25.	Parent Employee Plans.

Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent: (i) the Parent has established, maintained, sponsored, funded, registered and administered each Parent Employee Plan, and made all contributions and paid all premiums in respect of each Parent Employee Plan, in accordance with Law and the terms of the applicable Parent Employee Plan; (ii) there are no claims (other than routine claims for benefits), inquiries, audits or other proceeding by a Governmental Entity or any other Person against or in respect of any Parent Employee Plan and, to the knowledge of the Parent, no such claims, inquiries, audits or other proceedings are threatened with respect to any Parent Employee Plan and (iii) each Parent Employee Plan required to be registered or qualified under applicable Laws has been so registered or qualified and has been maintained in good standing in accordance with applicable Governmental Entity.

26.
Insurance.  The Parent, and each of its Subsidiaries, as applicable, is insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Parent and its Subsidiaries. To the knowledge of the Parent, each such insurance policy currently in effect that insures the physical properties, business, operations and assets of the Parent, and its Subsidiaries is valid and binding and in full force and effect.  To the knowledge of the Parent, there is no material claim pending under any such insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover any material portion of such claims.

27.	Taxes.
(a)
The Parent and each of its Subsidiaries has duly and timely filed all material income and other Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

(b)
The Parent and each of its Subsidiaries has paid or caused to be paid on a timely basis and to the appropriate Governmental Entity all material Taxes which are due and payable, all assessments and reassessments, and all other material Taxes due and payable by them, other than those which are being or have been contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Parent in accordance with IFRS. The Parent and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Parent for any Taxes of the Parent and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.

(c)
Since the publication date of the most recently published consolidated financial statements of the Parent, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(d)
There are no material actions, claims, suits, audits, investigations, examinations, assessments, reassessments or other proceedings in progress or, to the knowledge of the Parent, asserted or threatened against the Parent or any of its Subsidiaries in respect of Taxes and, in particular, there are no currently outstanding reassessments, deficiencies, claims or written enquiries which have been issued by any Governmental Entity to the Parent or any of its Subsidiaries in respect of Taxes.

(e)	There are no material Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Parent, or any of its Subsidiaries.
(f)
The Parent and each of its Subsidiaries has in all material respects withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(g)
There are no currently effective elections, arrangements, agreements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by the Parent or any of its Subsidiaries.

(h)
No Governmental Entity of a jurisdiction where neither the Parent nor any of its Subsidiaries file a Tax Return has made a claim that the Parent or its Subsidiaries is subject to Tax in such jurisdiction.

28.
Money Laundering. The operations of the Parent, and of each of its Subsidiaries are, and have since September 1, 2016, been, conducted in compliance in all material respects with Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Entity involving the Parent, or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

29.	Corrupt Practices Legislation; Sanctions and Export Laws.
(a)
Neither the Parent, nor any of its Subsidiaries nor any of its or their respective officers or directors, nor to the knowledge of the Parent, any of its or their respective employees, agents or representatives acting on behalf of the Parent or any of its Subsidiaries has, directly or indirectly:

(i)
taken, committed to take or been alleged to have taken any action which would cause the Parent, or any of its Subsidiaries to be in violation of (i) Corrupt Practices Legislation, (ii) any Sanctions, or (iii) any Export Laws; or

(ii)
made, offered, or authorized or agreed to make, offer, or authorize (A) any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to a Government Official, for the purpose of influencing any act or decision of such Government Official, inducing such Government Official to do or omit any act in violation of a lawful duty, obtaining or retaining business for or with any person, expediting or securing the performance of official acts of a routine nature, or otherwise securing any improper advantage, or (B) any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unrecorded fund, and neither the Parent nor any of its Subsidiaries has established or maintained a secret or unrecorded fund, in each case in violation of applicable Law.

(b)
Neither the Parent nor any of its Subsidiaries has received any written notices of violations with respect to any Corrupt Practices Legislation, Sanctions or Export Laws. The Parent and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with all applicable Corrupt Practices Legislation.

(c)
Neither the Parent nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor to the knowledge of the Parent, any of the Parent’s agents, or other Person acting on behalf of the Parent (i) has been or is designated on any Sanctions-related list of restricted or blocked persons, during the last five (5) years, (ii) is located in, organized under the laws of, or resident in any country or territory that is itself the subject of any economic or financial sanctions by any Governmental Entity, or (iii) is owned or controlled by any Person or Persons described in clause (i) or (ii).

30.
Security Ownership.  Neither the Purchaser, the Parent nor any of their respective affiliates or any other Person acting jointly or in concert with any of them, beneficially owns or controls, or will prior to the Effective Date beneficially own or control, any Shares or any securities that are convertible into or exchangeable or exercisable for Shares.

31.	Investment Canada Act. Each of the Purchaser and the Parent is a WTO Investor for purposes of the Investment Canada Act.
32.
Funds Available. The Parent has, and the Purchaser will have at the Effective Time, sufficient funds available to satisfy the aggregate cash consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement, and to satisfy all other obligations payable by the Purchaser pursuant to this Agreement and the Arrangement.

33.
Brokers. Except for the engagement letter between the Parent and Jefferies Group LLC and the fees payable under or in connection with such engagement and to legal counsel, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Parent or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Parent or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement.

34.	Financing.
(a)
The Parent has delivered to the Company a true, complete and correct copy of the Debt Commitment Letter and the Fee Letter, (with respect to the Fee Letter, with fee amounts and certain other economic terms redacted), as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 4.7. Except as set forth in the Debt Commitment Letter and the Fee Letter delivered to the Company, as of the date of this Agreement, there are no conditions precedent to the obligations of the Financing Sources to provide the Debt Financing or any contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing.  There are no other agreements, side letters or arrangements relating to the Debt Financing to which the Parent or any of its Subsidiaries is a party as of the date of this Agreement (other than customary engagement letters and fee discount letter).  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default, event of default or breach on the part of the Parent or the Purchaser or, to the knowledge of the Parent, any other party thereto, under the Debt Commitment Letter or the Fee Letter, in each case, that would adversely affect or delay in any material respect the availability of the Debt Financing at Closing.  Neither the Parent nor the Purchaser has any reason to believe that it will be unable to satisfy on a timely basis any condition to closing to be satisfied by it in the Debt Commitment Letter or the Fee Letter on or prior to the Closing.

(b)
The Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter and the Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing.  The Debt Commitment Letter and the Fee Letter have not been modified, altered or amended on or prior to the date of this Agreement.  None of the commitments under the Debt Commitment Letter or the Fee Letter have been withdrawn, terminated or rescinded prior to the date of this Agreement.  Each of the Debt Commitment Letter and the Fee Letter is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of the Parent (or the affiliate of the Parent party thereto), enforceable against the Parent (or the affiliate of the Parent party thereto) and, to the knowledge of the Parent, each other party thereto in accordance with its terms, except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and principles of equity.

(c)
The proceeds of the Debt Financing, if funded, together with available cash of the Parent and its Subsidiaries, will constitute sufficient funds for the satisfaction of all of the Parent’s and the Purchaser’s obligations under this Agreement at the Closing, including the payment of the Consideration and all other amounts to be paid at the Closing pursuant to this Agreement and the payment of all associated costs and expenses of the Arrangement.

35.	Board Approval.
(a)
As of the date hereof, the Parent Board, after consultation with legal and financial advisors, has: (i) resolved to recommend that the shareholders of the Parent vote in favour of the Parent Resolution; and (ii) authorized the entering into of this Agreement and the performance by the Parent of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

(b)
Each of the directors and executive officers of the Parent has advised the Parent and the Parent believes that they intend to vote or cause to be voted all Parent Shares beneficially held by them in favour of the Parent Resolution and the Parent shall make a statement to that effect in the Parent Proxy Statement.

SCHEDULE E
FORM OF INVESTOR RIGHTS AGREEMENT

CONFIDENTIAL

INVESTOR RIGHTS AGREEMENT
BY AND AMONG
LUXFER HOLDINGS PLC
AND
THE STOCKHOLDERS
DATED AS OF [●], 2019

Schedule A: Competitors

This INVESTOR RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [●], 2019, is made by and among Luxfer Holdings PLC, a public limited company formed under the laws of England and Wales (the “Company”) and [__]1 (collectively with their Affiliate transferees, the “Stockholders”).
RECITALS
WHEREAS, the Company, Neo Performance Materials Inc. (“Neo”) and 2671219 Ontario Inc. (the “Purchaser”), a wholly-owned subsidiary of the Company,  have entered into the Arrangement Agreement, dated as of December 18, 2018 (the “Arrangement Agreement”), pursuant to which, among other things and subject to the terms and conditions therein, the Purchaser will acquire all of the issued and outstanding common shares of Neo pursuant to a court-approved plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”); and
WHEREAS, in connection with the consummation of the Arrangement and the transactions contemplated by the Arrangement Agreement, the Company shall issue Ordinary Shares of the Company to the shareholders of Neo, including the Stockholders, in exchange for their common shares of Neo, which Ordinary Shares will be freely transferrable under U.S. federal securities laws, except in the case of Ordinary Shares received by Persons who are, become after consummation of the Arrangement or within 90 days of the Effective Time have been, “affiliates” (as such term is defined under the 1933 Act) of the Company; and
WHEREAS, each Stockholder beneficially owned, together with its Affiliates, a number of common shares of Neo as of the date of the Arrangement Agreement that have been exchanged for, upon the closing of Arrangement, an amount of Ordinary Shares representing not less than 15% of the outstanding Ordinary Shares issued and outstanding on a pro forma basis.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1    Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Arrangement Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of the foregoing, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” shall have meanings correlative to the foregoing. For the avoidance of doubt, if a Person is an investment fund or a Subsidiary or other holding company of one or more investment funds, such Person’s parent investment fund(s) (or any successor(s) to such parent investment fund(s)) shall be considered “Affiliates” for the purposes hereof, but the individual portfolio companies of such investment fund(s) shall not be considered “Affiliates” for the purposes hereof.
“Agreement” has the meaning set forth in the Preamble.
“Arrangement” has the meaning set forth in the Recitals.
“Arrangement Agreement” has the meaning set forth in the Recitals.
“automatic shelf registration statement” has the meaning set forth in Section 5.2(g).
“Beneficially Own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to “Beneficially Own” all securities that such Person has a right to acquire, whether such right is exercisable immediately or only after the passage of time (and without any additional condition).
“Block Sale” means the sale of shares of Registrable Securities constituting (on an as-converted basis, if applicable) more than 5% of the Ordinary Shares then outstanding to one or more purchasers that are financial institutions in an offering registered under the Securities Act (a) without a prior public marketing process by means of (i) a bought deal or (ii) a block trade or (b) pursuant to an “overnight” underwritten offering.
“Block Sale Transferee” has the meaning set forth in Section 4.1(c).
“Block Shares” has the meaning set forth in Section 4.1(c).
“Block Sale Notice” has the meaning set forth in Section 4.1(c).
“Board” means the board of directors of the Company.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, U.S.A. or Manchester, United Kingdom.
“Chief Executive Officer” means the chief executive officer of the Company then in office.
“Company” has the meaning set forth in the Preamble.
“Company Articles” means the Articles of Association of the Company, as amended.
“Company Group” means the Company, each Subsidiary of the Company and each other Person that is controlled either directly or indirectly by the Company.
“Company Securities” means the outstanding Ordinary Shares and any Equity Securities related to the Ordinary Shares.
“Competitor” means any of the Persons set forth on Schedule A attached hereto and any of their controlled Affiliates (including, in each case, any successor thereto), which schedule may be modified by the Board in good faith from time to time to add one or more Persons, whether existing on the date hereof or newly formed, who (i) engage in operations substantially similar (in nature and in scope) to the Company or any Persons already designated as Competitors pursuant to the terms of this Agreement and (ii) did not do so on or prior to the date hereof.
“Controlling Person” has the meaning set forth in Section 5.3(a).
“Covered Person” has the meaning set forth in Section 5.3(a).
“Demand Holder” has the meaning set forth in Section 5.1(a).
“Demand Registration” has the meaning set forth in Section 5.1(a).
“Director” means a member of the Board.
“Effective Period” means a period beginning at the Effective Time and ending on the date that all securities of the Company that were Registrable Securities cease to be Registrable Securities.
 “Equity Securities” means, with respect to any Person, any (a) membership interests or shares of share capital, (b) equity, ownership, voting, profit or participation interests or (c) similar rights or securities in such Person or any of its Subsidiaries, or any rights to securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on part of such Person or any of its Subsidiaries to issue, any of the foregoing.
“EU Market Abuse Regulation” means Regulation (EU) No 596/2014.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Independent Directors” means a Director who, as of the date of such Director’s election or appointment and as of any other date on which the determination is being made, qualifies as an “Independent Director” for applicable rules of the Listing Exchange, as determined by the Board and, only if such Director is to serve on the Audit Committee of the Board, under Rule 10A-3 under the Exchange Act, as well as any other requirement of the U.S. securities laws or the securities laws of any other jurisdiction that is then applicable to the Company, as determined by the Board, and meet any generally applicable independence requirements adopted by the Board in effect immediately prior to October 30, 2018, but does not include the Stockholder Designee[s].
“Initiating Shelf Holder” has the meaning set forth in Section 5.1(g).
“Listing Exchange” means the New York Stock Exchange or other nationally recognized stock exchange or listing system, in each case on which the Ordinary Shares are at any time listed or quoted.
“Marketed Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 5.1(g).
“Neo” has the meaning set forth in the Recitals.
“Necessary Action” means, with respect to a specified result, all actions that are permitted by law and reasonably necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Company Securities, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) executing agreements and instruments, and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“Nominating and Governance Committee” means the Nominating and Governance Committee of the Board (or another committee of the Board performing substantially similar functions as the Nominating and Governance Committee of the Board as performed as of immediately prior to the Effective Time).
“Non-Marketed Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 5.1(g).
“Non-Stockholder Designees” means any Independent Directors and the Chief Executive Officer, in their capacity as a Director.
“Ordinary Shares” means ordinary shares, nominal value £0.50 per share, of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any shares into which any such ordinary shares shall have been changed or any shares resulting from any reclassification of any such ordinary shares.
“Other Securities” has the meaning set forth in Section 5.1(d).
“Person” means a corporation, trust, limited liability company, association, partnership, joint venture, organization, business, individual, government (or subdivision thereof), governmental agency or other legal entity (including for greater certainty, any investment fund).
“Piggyback Notice” has the meaning set forth in Section 5.1(i).
“Piggyback Registration” has the meaning set forth in Section 5.1(i).
“Postponement Period” has the meaning set forth in Section 5.1(e).
“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented, and including all material incorporated by reference in such prospectus or prospectuses.
“Purchaser” has the meaning set forth in the Recitals.
“Related Person” has the meaning set forth in Section 6.1(c).
“Related Person Purchase” has the meaning set forth in Section 6.1(c).
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or other Person associated with, or acting on behalf of, such Person.
“Registrable Securities” means (i) any and all Company Securities owned as of immediately after the Effective Time by the Stockholders in connection with the consummation of the transactions under the Arrangement Agreement or acquired by the Stockholders at any time thereafter in accordance with the terms hereof including Section 6.1(a) (and for the avoidance of doubt not including any Company Securities acquired by a Related Person pursuant to Section 6.1(c)), and (ii) any and all Company Securities issued directly or indirectly in respect or on account of the Company Securities in clause (i), including as a result of any stock split, stock dividend or otherwise; provided, however, that, unless otherwise specified in this Agreement, Registrable Securities shall not include any Company Securities which (a) have previously been registered and which have been sold to the public pursuant to a registration statement, (b) have been sold to the public pursuant to Rule 144, or (c) with respect to registration rights under this Agreement, which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.
“Registration Expenses” has the meaning set forth in Section 5.2(e).
“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.
“Restricted Transfer” has the meaning set forth in Section 4.1(a).
“Rule 144” means Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time.
“SEC” means the U. S. Securities and Exchange Commission or any successor agency.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.
“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Shares.
“Shelf Registration Statement” has the meaning set forth in Section 5.1(a).
“Shelf Take-Down” has the meaning set forth in Section 5.1(g).
“Short-Form Registration” has the meaning set forth in Section 5.1(g).
“Standstill Period” shall mean, with respect to any Stockholder, the period from and after the Effective Time until the earliest to occur of (i) such time as such Stockholder, together with its Affiliates, Beneficially Owns less than 15% of the issued and outstanding Ordinary Shares, (ii) the date on which the Company enters into a definitive agreement with any Person or Persons unaffiliated with such Stockholder (or the Company or any of its Affiliates publicly announces its intention to enter into any such agreement), involving a change-of-control transaction where the stockholders of the Company, as of immediately prior to such change-of-control transaction, cease to Beneficially Own, directly or indirectly, at least 50% of the Ordinary Shares (whether by means of a merger, sale of equity, sale of assets or otherwise), and (iii) the date on which the Company  or any of its Subsidiaries that directly or indirectly owns all or substantially all of the Company’s assets on a consolidated basis becomes insolvent, files for bankruptcy or reorganizes in connection with a bankruptcy or insolvency proceeding.
“Stockholder Designee[s]” has the meaning set forth in Section 3.2(b)(i).
“Stockholder Group” means, with respect to any Stockholder, such Stockholder, and if such Stockholder is an investment fund or a subsidiary or other holding company of one or more investment funds, such Stockholder’s parent investment fund(s) (or any successor(s) to such parent investment fund(s)).
“Stockholders” has the meaning set forth in the Preamble.
“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, charge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly including by means of any hedging or derivative transactions that may have a similar effect to the foregoing), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, charge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein (or any hedging or derivative transactions that may have a similar effect to the foregoing) or any agreement or commitment to do any of the foregoing.
“Underwritten Shelf Take-Down” has the meaning set forth in Section 5.1(g).
“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 5.1(g).
“Valid Business Reason” has the meaning set forth in Section 5.1(e).
Section 1.2    Other Interpretive Provisions.
(a) The meanings of defined terms are equally applicable to the singular and plural form of the defined terms.
(b) The words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble.
(c) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.
(d) The term “including” is not limiting and means “including without limitation.” The terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa.
(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(f) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(h) The word “or” shall not be exclusive.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date hereof:
Section 2.1    Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action on the part of its board of directors (or equivalent) and stockholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
Section 2.2    Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party, (b) result in any violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate any law applicable to such party.
Section 2.3     Consents. Other than as expressly required herein or any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement, or (b) the consummation of any of the transactions contemplated herein.
ARTICLE III.
GOVERNANCE
Section 3.1    General. Each Stockholder shall take all Necessary Action within such Stockholder’s control, and the Company shall take all Necessary Action within its control (including calling special board and stockholder meetings) to cause the Company to, and the Company agrees that it shall, conduct its proceedings in accordance with this Article III.
Section 3.2    The Board.
(a)    Size of Initial Board. As of immediately following the Effective Time, the Board shall be comprised of [_____]2 Directors or such different number of Directors as may be designated from time to time by the Board pursuant to the Company Articles; provided that any such designation by the Board shall not affect the nomination right of any Stockholder under Section 3.2(b)(i); provided, further, that the Board shall further increase the number of Independent Directors to the extent necessary to comply with applicable Law and the Listing Exchange rules or as otherwise agreed by the Board.
(b)    Composition. Subject to Section 3.2(a), the Board shall initially consist of:
(i)
For so long as [___], together with its Affiliates, Beneficially Owns at least 15% of the issued and outstanding Ordinary Shares, one director shall be a designee of [____] (the [“[___] Designee” and, collectively, the] “Stockholder Designee[s]”)3;

(ii)	the Chief Executive Officer (in his or her capacity as such) as of immediately prior to the Effective Time; and
(iii)	seven (7) Independent Directors.
(c)    Independent Directors. As of immediately following the Effective Time, the Company shall have no less than seven (7) Independent Directors on the Board, who shall initially be [_____], [_____], [_____], [_____], [_____],[_____] and [_____].
(d) [Initial Stockholder Designee[s]. The parties hereto agree that at the Effective Time, [__________] shall be the initial [_____] Designee until his resignation or removal in accordance with the terms hereof.]4
(e) CEO Representation. If the term of the Chief Executive Officer as a Director on the Board is to expire in conjunction with any annual or special meeting of stockholders at which Directors are to be elected, the Chief Executive Officer shall be included in the slate of nominees recommended by the Board for election. If the Chief Executive Officer resigns or is terminated for any reason, the Company and the Stockholders shall take all Necessary Action to remove the Chief Executive Officer from the Board and fill such vacancy with the next Chief Executive Officer in office.
(f) Removal; Vacancies.
(i)
Once designated, Directors of the Board shall serve on the Board until they resign or are removed pursuant to the terms of this Agreement, or their earlier death, disability or incapacity. Except as otherwise provided for in this Agreement, the Stockholder who appointed a Stockholder Designee shall have the exclusive right to remove and replace the Stockholder Designee from the Board, and the Company and such Stockholder shall take all Necessary Action to cause the removal and replacement of any such Stockholder Designee at the request of the applicable Stockholder; provided that, for the avoidance of doubt and notwithstanding anything to the contrary herein, no Stockholder shall have the right to designate a replacement Director, and the Company shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of Directors designated by the Stockholders in excess of the number of Directors that the Stockholders are then entitled to designate for membership on the Board pursuant to Section 3.2(b)(i).

(ii)
Upon the resignation, retirement, death or other removal (with or without cause) from office of any Stockholder Designee serving as a Director at a time when the applicable Stockholder has the right under Section 3.2(b)(i) to designate a replacement Stockholder Designee, (i) the Stockholder who appointed such Stockholder Designee shall be entitled promptly to designate a replacement Stockholder Designee and (ii) the Company and such Stockholder shall take all Necessary Action to cause the prompt appointment or election of such replacement Stockholder Designee as a Director. Upon the resignation, retirement, death or other removal (with or without cause) from office of any Non-Stockholder Designee serving as a Director, the Nominating and Governance Committee shall be entitled promptly to designate a replacement Non-Stockholder Designee.

(g) Notwithstanding anything in this Section 3.2 to the contrary, the Company and the Stockholders shall take all Necessary Action to remove [____] on or before June [1], 2019.
Section 3.3  Continued Representation.
(a) The Company shall cause the Director selected in accordance with Section 3.2(b)(i) to be included in the slate of nominees recommended by the Board to the Company’s stockholders for election as director at the 2019 annual meeting of the stockholders of the Company and for reelection at every annual meeting thereafter, so long as the Stockholders have the right to appoint a Director pursuant to Section 3.2(b)(i), and shall use commercially reasonable efforts to cause the election of such individuals, including soliciting proxies in favor of their election and using the same efforts, at a minimum, for the election of such individuals as the Company uses for the election of other Directors. If any Stockholder Designee fails to be successfully elected at any stockholder meeting at a time when the applicable Stockholder has the right under Section 3.2(b)(i) to designate a replacement Stockholder Designee, the Stockholder who appointed such Stockholder Designee shall be entitled promptly to designate a replacement Stockholder Designee and the Company and the Stockholder shall take all Necessary Action to cause the prompt appointment or election of such replacement Stockholder Designee as a Director.
(b) For so long as a Stockholder has the right to designate a Director to the Board pursuant to Section 3.2(b)(i), such Stockholders shall, and shall use its commercially reasonable efforts to cause its Stockholder Designee to, timely provide the Company with accurate and complete information relating to the Stockholder and the Stockholder Designee that may be required to be disclosed by the Company under the Securities Act or the Exchange Act, including such information required to be furnished by the Company with respect to the Stockholder Designee in a proxy statement pursuant to Rule 14a-101 promulgated under the Exchange Act. In addition, at the Company’s request, each Stockholder shall cause its Stockholder Designee to complete and execute the Company’s director and officer questionnaire prior to being elected to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by the Company.

ARTICLE IV.
TRANSFERS

Section 4.1 Transfer Restrictions.
(a) For a period of three (3) months immediately following the Effective Time, each Stockholder shall not Transfer any Company Securities held by it as of immediately following the Effective Time, and for a period of six (6) months immediately following the Effective Time, each Stockholder shall not Transfer 70% of Company Securities held by it as of immediately following the Effective Time, in each case other than (i) Transfers to Affiliates (provided that such Transfer shall be permitted only to the extent and for so long as such transferee remains an Affiliate and, if such transferee ceases to be an Affiliate, such transferee shall Transfer such Company Securities to the Stockholder or its Affiliate), (ii) Transfers approved by a majority of the Independent Directors; (iii) by operation of Law or in connection with transactions resulting from death or incapacitation, (iv) by distributions of Common Stock to any of its limited partners, members, stockholders, family members, or any company, trust, investment fund or other entity maintained for the benefit thereof, if in the case of this clause (iv), each transferee agrees in writing to be bound by the terms and conditions of this Section 4.1, (v) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Ordinary Shares involving a change of control of the Company or other similar transaction, (vi) a transfer or sale of to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements with such third parties (or their Affiliates or designees) or any similar arrangement relating to a financing arrangement (provided that any such pledgee or other party shall, upon foreclosure of the pledged securities, agrees to be bound by the terms and conditions of this Section 4.1), or (vii) as a bona fide gift or charitable contribution (provided that any such donee or transferee agrees to be bound by the terms and conditions of this Section 4.1).
(b) Notwithstanding any terms or conditions of this Agreement to the contrary, each Stockholder shall not directly transfer any Company Securities to any Competitor; provided that the restrictions in this Section 4.1(b) shall not apply to (i) sales in the open market and (ii) any bona fide third party tender offer, merger, consolidation or other similar transaction made generally available to holders of Company Securities involving a change of control of the Company.  For the avoidance of doubt, this Section 4.1(b) shall not prohibit any bona fide transfers to a Person that subsequently makes a bona fide transfer to a Competitor; provided that at the time of the bona fide Transfer from such Stockholder to such Person, such subsequent transfer to a Competitor was not known by such Stockholder.
(c) Block Trades. Without limiting the restrictions in Section 4.1(a) or (b), any Transfer of any Company Securities that is a Block Sale shall comply with this Section 4.1(c). All requests for a Block Sale by a Stockholder shall be made by giving written notice to the Company (a “Block Sale Notice”). Before any Stockholder may effect a Block Sale it must deliver a Block Sale Notice to the Company. Each Block Sale Notice shall specify (i) the approximate number of Company Securities proposed to be sold in the Block Sale (the “Block Shares”), and (ii) the proposed date of such proposed Block Sale (provided that such date must be at least three (3) Business Days after receipt of the Block Sale Notice). In connection with any Block Sale (x) such Block Sale shall be consummated within 30 days after receipt of the Block Sale Notice by the Company and (y) the Stockholder shall cause any transferee who acquires (or if after giving effect to such Block Trade would own) 10% or more of the Company Securities in any such Block Trade (a “Block Sale Transferee”) to execute and deliver to the Company a counterpart signature to this Agreement (or a joinder agreement making such Person a party hereto) and such transferee shall be bound by the obligations herein and, to the extent agreed with the Stockholder, entitled to such rights hereunder as shall be transferred by the Stockholder thereto pursuant to Section 5.1(h) hereof. To the extent that such Block Sale is not consummated within the time period specified in this Section 4.1(c), such Stockholder shall be obligated to send a new Block Sale Notice to the Company.  Notwithstanding anything to the contrary in the Agreement, (A) a stockholder may Transfer Company Securities in a Block Sale to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Stockholder or be deemed to be a Block Sale Transferee; provided that the Qualified Marketmaker subsequently Transfers the right, title or interest to such Company Securities to one or more transferees and in the event that any such transferee is or becomes a Stockholder or a Block Sale Transferee, it shall comply with the terms of this Section 4.1(c) and the Transfer documentation between the transferor Stockholder and such Qualified Marketmaker shall contain a requirement that provides for the assumption of such obligations hereunder by such ultimate transferee; and (B) to the extent any Stockholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any Company Securities that it acquires from a holder of such Company Securities that is not a Stockholder without the requirement that the transferee be a Block Sale Transferee who complies with the terms of this Section 4.1(c). For these purposes, “Qualified Marketmaker” means an entity that (xx) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Company Securities, or enter with customers into long and/or short positions in Company Securities, in its capacity as a dealer or market maker in such Company Securities; and (yy) is in fact regularly in the business of making a market in interest and/or securities of issuers.
(d)Any Transfer of (or attempt to Transfer) any Company Securities, other than in accordance with the terms of this Agreement, shall be deemed null and void and neither the Stockholders nor any transfer agent of such securities shall give any effect to such attempted Transfer or encumbrance in its stock record.
ARTICLE V.
REGISTRATION RIGHTS
Section 5.1 Registration Rights.
(a) At any time after the Effective Time of the Arrangement, each Stockholder (such Stockholder, including any Affiliate thereof that holds Registrable Securities, a “Demand Holder”) shall have the right to request that the Company file a Registration Statement with the SEC on the appropriate registration form for all or part of the Registrable Securities, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities such Demand Holder wishes to register (a “Demand Registration”). The Company shall prepare such Registration Statement (including, without limitation, on Form S-1, Form F-1, Form S-3 or Form F-3 (or any comparable or successor form or forms or any similar long-form or short-form registration) (including a registration to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, if so requested and the Company is then eligible to use such a registration) and file the same as soon as practicable (but in any event not earlier than (3) months after the Effective Time of the Arrangement), and thereafter shall use its commercially reasonable efforts to cause the Registration Statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by the Stockholder as expeditiously as possible and in any case in accordance with Section 5.2(a)(i). As promptly as practicable, but no later than ten (10) days after receipt of a notice of a Demand Registration, the Company shall give written notice thereof to all holders of record of Registrable Securities other than the Demand Holder(s) making such request. The Company shall include in such registration all Registrable Securities with respect to which the Company receives, within the ten (10) days immediately following the receipt by the Stockholders of such notice from the Company, a request for inclusion in the registration from the Stockholder thereof. Each such request from a Stockholder for inclusion in the Registration shall also specify the aggregate amount of Registrable Securities proposed to be registered.
(b) The Stockholders may collectively make a total of two (2) Demand Registration requests pursuant to Section 5.1(a). No registration under this Article V shall be counted against the limitation in the preceding sentence other than a long-form registration effected pursuant to a Demand Registration under Section 5.1(a) or a Marketed Underwritten Shelf Take-Down (as defined below), provided that (i) with respect to a long-form registration, the Stockholders shall be entitled to an additional Demand Registration right to the extent the related Registration Statement is withdrawn or otherwise not available for use for the sale of the Company Securities covered thereby and (ii) a Marketed Underwritten Shelf Take-Down shall be only counted as a request for a Demand Registration for purposes of this Section 5.1(b) if it is actually consummated with respect to no less than 75% of the amount of Company Securities requested to be included in such Marketed Underwritten Shelf Take-Down.
(c) RESERVED.
(d) The Company may include in any offering pursuant to a Demand Registration other Equity Securities for sale for its own account or for the account of another Person (the “Other Securities”) subject to the following sentence. If the Registrable Securities and Other Securities are to be sold in a Demand Registration in a firm commitment underwritten offering and the managing underwriters of such Demand Registration advise the Company in writing that, in their good faith opinion, the number of Equity Securities proposed to be included in such Demand Registration exceeds the number of securities that can reasonably be expected to be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of securities offered or the market for the securities offered, then there shall be included in such offering the number or dollar amount of Registrable Securities that in the good faith opinion of such managing underwriters can be sold without so adversely affecting such offering, and such number of Registrable Securities shall be allocated for inclusion as follows: (A) first, the Registrable Securities requested to be included in such Demand Registration by the Demand Holder and, if different, any Stockholder who was a Stockholder as of the Effective Time, pro rata (B) second, the Registrable Securities for which inclusion in such Demand Registration was requested by the other holders of Registrable Securities, pro rata, and (C) third, Other Securities requested to be included in such Demand Registration to the extent permitted hereunder allocated among the Company and the respective holders of such Other Securities, as applicable, as determined by the Company and such holders.
(e) (A) The Company shall not be obligated to effect (i) any Demand Registration within one hundred twenty (120) after the effective date of any other registration statement of the Company (unless such Demand Registration is a Short-Form Registration pursuant to Section 5.1(g), in which case the Company shall not be obligated to effect such Short-Form Registration within ninety (90) days after the effective date of any other registration statement of the Company); or (B) if the Board, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially interfere with any existing or potential material financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Company or any of its subsidiaries, because the Company does not yet have appropriate financial statements of acquired or to be acquired entities available for filing or because the Company has material, confidential information that may be required to be disclosed in a registration statement and which the Board deems reasonably inappropriate to disclose at such time (in each case, a “Valid Business Reason”), then (x) the Company may postpone filing a registration statement relating to a Demand Registration until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than sixty (60) days after the date the Board determines a Valid Business Reason exists and (y) in case a registration statement has been filed relating to a Demand Registration, the Company may, to the extent determined in the good faith judgment of the Board to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than sixty (60) days after the date the Board determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (ii), the “Postponement Period”). The Company shall give written notice to the Stockholders of its determination to postpone filing or suspend use of or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement, suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Each Stockholder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to suspend use of, withdraw, terminate or postpone filing, amending or supplementing any registration statement pursuant to clause (B) above, such Stockholder will discontinue its disposition of Registrable Securities pursuant to such registration statement. If the Company shall have suspended use of, withdrawn or prematurely terminated a registration statement filed under Section 5.1(a) (whether pursuant to clause (B) above or as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court), the Company shall not be considered to have effected a Demand Registration for the purposes of Section 5.1(a) until the Company shall have permitted use of such suspended registration statement or filed a new registration statement covering the Registrable Securities covered by the withdrawn or terminated registration statement and such registration statement shall have been declared effective and shall not have been withdrawn and any stop order or injunction has been lifted and any other order or requirement of the SEC or any other governmental agency or court has been complied with such that the sale of securities under the registration statement is permissable. If the Company shall give any notice of suspension, withdrawal or postponement of a registration statement, the Company shall, not later than five (5) Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but in no event later than sixty-five (65) days after the date of the suspension, postponement or withdrawal), as applicable, permit use of such suspended registration statement or use its commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 5.1(e) (unless the Stockholders shall have withdrawn such request, in which case the Company shall not be considered to have effected a Demand Registration for the purposes of Section 5.1(a) and such request shall not count as a Demand Registration under Section 5.1(b)), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (B) above.
(f) In the event of a Demand Registration, the Company shall be required to maintain the continuous effectiveness of the applicable Registration Statement for a period of at least 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold, except that if the Company is requested to file a shelf registration pursuant to Rule 415 of the Securities Act for an offering on a delayed or continuous basis it shall be required to maintain the continuous effectiveness of such Registration Statement until all Registrable Securities initially covered thereby are no longer Registrable Securities. Notwithstanding any other provision of this Agreement, a registration requested pursuant to this Section 5.1 shall not be deemed to have been effected and shall not be deemed a Demand Registration under Section 5.1(b) (i) if not a registration statement filed pursuant to Rule 415 for an offering on a delayed or continuous basis, if it does not remain effective for at least 180 days (or such shorter period as will terminate when all securities covered by such registration statement have been sold or withdrawn) or (ii) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a holder of Registrable Securities affiliated with the Demand Holder that made the request for the Demand Registration.
(g) Within sixty (60) days of becoming eligible to file a Form S-3 or Form F-3 or any comparable or successor form or forms or any similar short-form registration (including pursuant to Rule 415 under the Securities Act) (“Short-Form Registration”), the Company shall, upon the written request delivered to the Company of any Stockholder who was such at the Effective Time (which for the avoidance of doubt shall not be considered a Demand Registration), file a shelf registration statement on such form providing for the registration of, and the sale on a continuous or delayed basis of all of the Registrable Securities, pursuant to Rule 415 under the Securities Act, to permit the distribution of the Registrable Securities.  Upon filing a Short Form Registration, the Company will use its commercially reasonable efforts to keep such Short-Form Registration effective with the SEC at all times through the end of the Effective Period and to refile such Short-Form Registration upon its expiration (if such expiration occurs prior to the end of the Effective Period), and to cooperate in any shelf take down by amending or supplementing the prospectus statement related to such Short-Form Registration as may reasonably be requested by the holders of Registrable Securities or as otherwise required.  Any holder of Registrable Securities included in the Short-Form Registration (an “Initiating Shelf Holder”) may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”), in which case the provisions of this Section 5.1(g) shall apply.   If an Initiating Shelf Holder is a Stockholder who was such as of the Effective Date, it may elect, in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), that a Shelf Take-Down be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”) and the Company shall file and effect an amendment or supplement to its Short-Form Registration for such purpose as soon as practicable; provided, that any such Underwritten Shelf Take-Down that is a Marketed Underwritten Shelf Take-Down (as defined below) shall be deemed to be, for purposes of Section 5.1(b), a Demand Registration. Such Initiating Shelf Holder shall indicate in such Underwritten Shelf Take-Down Notice whether it intends for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other holders of Registrable Securities and, subject to the priorities described in Section 5.1(d), shall permit the participation of all such holders that request inclusion in such Marketed Underwritten Shelf Take-Down who respond in writing within five days after the receipt of such notice of their election to participate. If such Initiating Shelf Holder desires to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), the Initiating Shelf Holder shall so indicate in the Underwritten Shelf Take-Down Notice delivered to the Company, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and, the Company shall file and effect an amendment or supplement to its Form S-3 Shelf Registration Statement for such purpose as soon as practicable.  Notwithstanding anything herein to the contrary, Initiating Shelf Holder(s) shall only be entitled to request a Marketed Underwritten Shelf Take-Down pursuant to this Section 5.1(g) if such Initiating Shelf Holder(s), together with all other Initiating Shelf Holders delivering the request for the Marketed Underwritten Shelf Take-Down, are requesting the registration of Registrable Securities with an aggregate estimated market value of at least $25 million.
(h) In connection with the Transfer of Registrable Securities to any Person in accordance herewith, a Stockholder who was such as of the Effective Time may (i) assign the right to exercise one Demand Registration pursuant to Section 5.1(a) with respect to a transfer of Company Securities representing at least 50% of the Registrable Securities held by such Stockholder as of the Effective Time and (ii) grant the right to participate in any registration pursuant to the terms of Section 5.1(i).
(i) (A) If, at any time during the Effective Period, the Company (other than pursuant to Section 5.1(a) through (h)) proposes or is required to file a registration statement under the Securities Act with respect to an offering of Company Securities, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto, (ii) filed solely in connection with any employee benefit or dividend reinvestment plan or (iii) pursuant to a Demand Registration in accordance with Section 5.1 hereof), in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, then the Company shall use commercially reasonable efforts to give written notice of such proposed filing at least 30 days before the anticipated filing date (the “Piggyback Notice”) to the holders of Registrable Securities.  The Piggyback Notice shall offer the holders of Registrable Securities the opportunity to include in such registration statement the number of Registrable Securities as they may request (a “Piggyback Registration”).  Subject to Section 5.1(i)(B) hereof, the Company shall use its commercially reasonable efforts to include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received from any holder thereof written requests for inclusion therein within 15 days following receipt of any Piggyback Notice by such holder, which request shall specify the maximum number of Registrable Securities intended to be disposed of by such holder and the intended method of distribution thereof.  The holders shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration.  No Piggyback Registration shall count towards registrations required under Section 5.1(b).
(B) If any of the securities to be registered pursuant to the registration giving rise to the rights of holders of Registrable Securities under this Section 5.1(i) are to be sold in an underwritten offering, such holders shall be permitted to include all Registrable Securities requested to be included in such registration in such offering on the same terms and conditions as any Other Securities included therein; provided, however, that if such offering involves a firm commitment underwritten offering and the managing underwriter(s) of such underwritten offering advise the Company in writing that it is their good faith opinion that the total amount of Registrable Securities requested to be so included, together with all Other Securities that the Company and any other Persons having rights to participate in such registration intend to include in such offering, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the good faith opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:
(i) first, all Other Securities being sold by the Company, in the case of a registration initiated by the Company, or by any Person (other than a holder of Registrable Securities), in the case of a registration initiated by such Person, exercising a contractual right to demand registration;
(ii) second, all Registrable Securities requested to be included by the holders thereof, pro rata (if applicable), based on the number of Registrable Securities Beneficially Owned by each such holder; and
(iii) third, all Other Securities being sold by the Company (in the case of a registration in response to the exercise of contractual right to a demand registration other than by a holder of Registrable Securities) or, in the case of a Company initiated registration, being sold by any other holders of Other Securities requesting to participate therein, pro rata, based on the number of Other Securities Beneficially Owned by each such holder of Other Securities or as otherwise determined by such holders of Other Securities.
(j) (A) Each Stockholder agrees that in connection with any registered underwritten offering of Registrable Securities in which it is a participating as a selling Stockholder, and upon request from the managing underwriter(s) for such offering, such Stockholder will not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than ninety (90) days from the pricing date of such offering), Transfer any Registrable Securities held by such Stockholder. The foregoing provisions of this Section 5.1(j)(A) shall be applicable to the Stockholders only if, for so long as and to the extent that the Company, the directors and executive officers of the Company and each selling Stockholder included in such offering are subject to substantially similar restrictions. Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 5.1(j)(A) and are necessary to give further effect thereto and each such Stockholder shall receive the benefit of any shorter “lockup” period or permitted exceptions (on a pro rata basis) or waivers agreed to by the managing underwriter(s) for any such offering.
    (B)  For the avoidance of doubt. with respect to each underwritten offering of Registrable Securities covered by a registration pursuant to Section 5.1, the Company agrees that upon request from the managing underwriter(s) for such offering, the Company will not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than ninety (90) days from the pricing date of such offering), effect any public sale or distribution, or to file any registration statement (other than (x) any such registration statement required under Section 3.1 or (y) a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with any employee benefit or dividend reinvestment plan) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities. The foregoing provisions of this Section 5.1(j)(B) shall be applicable to the Company only if, for so long as and to the extent that the each selling Stockholder included in such offering are subject to substantially similar restrictions. The Company agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 5.1(j)(B) and are necessary to give further effect thereto and shall receive the benefit of any shorter “lockup” period or permitted exceptions or waivers agreed to by the managing underwriter(s) for any such offering.
Section 5.2 Registration Procedures.
(a) If and whenever a Stockholder properly requests that the Company effect the registration of any Registrable Securities pursuant to Section 5.1, the Company shall use its commercially reasonable efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, the Company shall as expeditiously as possible and as applicable use its commercially reasonable efforts to:
(i) prepare and file with the SEC (promptly, but in any event no later than thirty (30) days (in respect of a Registration Statement on Form S-3, Form F-3 or any successor forms thereto) or forty-five (45) days (in respect of a Registration Statement on Form S-1, Form F-1, any successor forms thereto or any other applicable form as requested by the Demand Holder) from the Company’s receipt of the applicable notice of Demand Registration) a Registration Statement with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act as promptly as reasonably practicable (including, without limitation, by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested and if the Company is then eligible to use such a registration); provided that before filing a Registration Statement or any amendments or supplements thereto, the Company shall (A) furnish at least five (5) Business Days prior to the anticipated filing to the Stockholders participating in such anticipated registration copies of all documents proposed to be filed, (B) give the Stockholders participating in such anticipated registration a reasonable opportunity to comment on such documents, (C) use its commercially reasonable efforts to address in such documents prior to being filed any reasonable comments as such Stockholders shall propose within three (3) Business Days of receipt of such copies by such Stockholders; provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading and (D) keep such Stockholders reasonably informed as to the registration process;
(ii) prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith (A) as may be necessary to keep such Registration Statement continuously effective for such period as may be reasonably requested by the Stockholders of Registrable Securities covered by such Registration Statement necessary to permit such Stockholder to sell in accordance with its intended method of distribution and comply in all material respects with the provisions of the Securities Act and cause the related Prospectus to be supplemented by any Prospectus supplement or issuer free writing prospectus as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act and (B) as may be reasonably requested by the managing underwriters of any underwritten offering;
(iii) furnish to each Stockholder participating in the registration and each managing underwriter, if any, without charge, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case excluding all exhibits thereto and all documents incorporated by reference therein) and such other documents as such Stockholder or such managing underwriter may reasonably request, including in order to facilitate the disposition of the Registrable Securities owned by such Stockholder, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other governmental entity relating to such offering;
(iv) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdiction(s) as any Stockholder participating in the registration or any managing underwriter reasonably requests and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required or requested to be kept effective and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder and each underwriter, if any, to consummate the disposition of such Stockholder’s Registrable Securities in such jurisdiction(s); provided, that the Company shall not be required to qualify to do business, subject itself to taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 5.2(a)(iv);
(v) use its commercially reasonable efforts to cause all Registrable Securities covered by any Registration Statement to be registered with or approved by such other governmental entities or self-regulatory bodies as may be reasonably necessary or advisable in light of the business and operations of the Company to enable each Stockholder participating in the registration to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;
(vi) promptly notify each Stockholder participating in the registration and the managing underwriters of any underwritten offering and (if requested by any such Person) confirm such notice in writing:
(1)
each time when the Registration Statement, any pre‑effective amendment thereto, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement or any free writing prospectus has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

(2)
of any oral or written comments by the SEC or of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Stockholder and provide to counsel of Stockholders any responses or information provided by the Company in response to such request;

(3)	of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose;
(4)
of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)	at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 5.2(a)(xvi) below cease to be true and correct in all material respects.
(vii) notify each Stockholder participating in such registration, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event or the existence of any fact that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference or any issuer free writing prospectus related thereto untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus, documents or issuer free writing prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of any Prospectus or issuer free writing prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, as promptly as practicable, prepare, file with the SEC and furnish to such Stockholder a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Registration Statement and Prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(viii) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, any order suspending or preventing the use of any related Prospectus or any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, use its commercially reasonable efforts to promptly obtain the withdrawal or lifting of any such order or suspension;
(ix) not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Stockholder covered thereby by name or otherwise identifies such Stockholder as the holder of any securities of the Company without the consent of such Stockholder (such consent not to be unreasonably withheld, conditioned or delayed), unless and to the extent such disclosure is required by law, rule or regulation (including the EU Market Abuse Regulation); provided, that (A) each Stockholder shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request for use in connection with a Registration Statement or Prospectus and (B) each Stockholder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company by such Stockholder or of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact regarding such Stockholder or the distribution of such Registrable Securities or to omit to state any material fact regarding such Stockholder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to the Company, as promptly as practicable, any additional information required to correct and update the information previously furnished by such Stockholder such that such Prospectus shall not contain any untrue statement of a material fact regarding such Stockholder or the distribution of such Registrable Securities or omit to state a material fact regarding such Stockholder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(x) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such Registration Statement;
(xi) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;
(xii) cooperate with each Stockholder and each underwriter of an underwritten offering of Registrable Securities to facilitate the timely delivery in book-entry form of any Registrable Securities to a transferee pursuant to a Registration Statement or, in the event the Ordinary Shares are not held in book-entry form, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which book-entry or certificates, as applicable, shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as each Stockholder or underwriter of an underwritten offering of Registrable Securities, if any, may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the effective date of the Registration Statement, cause delivery of a customary opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with such transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Stockholder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, of such Registrable Securities under the Registration Statement.
(xiii) make reasonably available for inspection by (A) any underwriter participating in any underwritten offering or (B) any Stockholder participating in an offering who is or may deemed to be an “underwriter” as defined in Section 2(a)(11) of the Securities Act, in each case pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such underwriter or by such Stockholder, all corporate documents, financial and other records relating to the Company and its business reasonably requested by such underwriter or by such Stockholder, cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter or such Stockholder, attorney, accountant or agent in connection with such registration or offering and make senior management of the Company and the Company’s independent accountants available for customary due diligence and drafting sessions; provided, that any Person gaining access to information or personnel of the Company pursuant to this Section 5.2(a)(xiii) shall (x) reasonably cooperate with the Company to limit any resulting disruption to the Company’s business and (y) protect the confidentiality of any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, unless such information (1) is or becomes known to the public without a breach of this Section 5.2, (2) is or becomes available to such Person on a non-confidential basis from a source other than the Company, (3) is independently developed by such Person, (4) is requested or required by a deposition, interrogatory, request for information or documents by a governmental entity, subpoena or similar process or (5) is otherwise required to be disclosed by law;
(xiv) otherwise use its commercially reasonable efforts to comply with (A) all applicable rules and regulations of the SEC, any securities exchange on which the Company’s securities are listed, FINRA, any state securities authority and (B) the rules applicable to the Company by virtue of incorporation in Wales (including, if applicable, the EU Market Abuse Regulation), and make available to its security holders, as soon as reasonably practicable (but not more than eighteen (18) months) after the effective date of the Registration Statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;
(xv) in the case of an underwritten offering of Registrable Securities, promptly incorporate in a supplement to the Prospectus or a post-effective amendment to the Registration Statement such information as is reasonably requested by the managing underwriter(s) or any Stockholder participating in such underwritten offering to be included therein in accordance with law, rule or regulation, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such underwritten offering, and promptly make all required filings of such supplement or post-effective amendment;
(xvi) in the case of an underwritten offering of Registrable Securities, enter into such customary agreements (including underwriting and lock-up agreements in customary form consistent with the provisions of this Article V) and take all such other customary actions as any Stockholder participating in such offering or the managing underwriter(s) of such offering reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;
(xvii) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the disposition of such Registrable Securities, and in connection therewith, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the selling holders of Registrable Securities and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (ii) use its commercially reasonable efforts to furnish to the selling holders of such Registrable Securities opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, and counsel to the selling holders of the Registrable Securities), addressed to each selling holder of Registrable Securities and each of the managing underwriter(s), if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and managing underwriter(s), (iii) use its commercially reasonable efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 5.3 hereof with respect to all parties to be indemnified pursuant to said Section and (v) deliver such documents and certificates as may be reasonably requested by the holders of Registrable Securities being sold in such offering, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.  The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;
(xviii) otherwise use its commercially reasonable efforts to take or cause to be taken all other actions reasonably necessary or advisable to effect the registration, marketing and sale of such Registrable Securities contemplated by this Article V;
(xix) cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, by participation in up to an aggregate of three (3) “road shows”) taking into account the Company’s business needs;
(xx) take all reasonable action to ensure that any issuer free writing prospectus utilized in connection with any registration covered by Section 5.1 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, Prospectus supplement and related documents, will not conflict with any such Prospectus, Prospectus supplement or related document or contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and
(xxi) use its best efforts to cause all such Registrable Securities registered pursuant to such Registration Statement to be listed and remain on each securities exchange and automated interdealer quotation system on which identical securities issued by the Company are then listed.
(b) The Company may require, as a condition precedent to the Company’s obligations under this Article V, that each Stockholder of Registrable Securities as to which any registration is being effected (i) furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request, provided that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration and (ii) provide any underwriters participating in the distribution of such securities such information as the underwriters may request and execute and deliver any agreements, certificates or other documents as the underwriters may request.
(c) Each Stockholder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.2(a)(vii), such Stockholder will discontinue such Stockholder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.2(a)(vii) and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Stockholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in Section 5.2(a)(ii) shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Stockholder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5.2(a)(vii).
(d)In the case of any registration under this Article V involving an underwritten offering, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other documents (including custody agreements and powers of attorney) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof and (ii) provides such other information to the Company or the underwriter as may be necessary to register such Person’s securities.
(e) The Company shall pay directly all costs, fees and expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Article V, including, without limitation, (i) all SEC, FINRA and other registration, qualification and filing fees; (ii) all fees and expenses associated with filings to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are to be listed or quoted; (iii) all fees and expenses of complying with securities and blue sky laws (including fees and disbursements of counsel for the Company in connection therewith); (iv) all printing, messenger, telephone and delivery expenses (including the cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto); (v) all fees and expenses incurred in connection with any “road show” for underwritten offerings, including all costs of travel, lodging and meals; (vi) all transfer agent’s and registrar’s fees; (vii) all fees and expenses of counsel to the Company and one firm of counsel for all holders of Registrable Securities in connection with each registration and offering; (viii) all fees and expenses of the Company’s independent public accountants (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by the Company in connection with or incident to any registration of Registrable Securities pursuant to this Article V; (ix) all fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained in accordance with the rules and regulations of FINRA); and (x) fees and expenses of any special experts retained by the Company (all such costs, fees and expenses, the “Registration Expenses”). Except as provided above, each Stockholder shall pay the fees and expenses of any counsel engaged by such Stockholder and shall bear its respective Selling Expenses associated with a registered sale of its Registrable Securities pursuant to this Article V. The obligation of the Company to bear and pay its Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended.
(f) If any offering of Registrable Securities pursuant to any Demand Registration or shelf registration is an underwritten offering, the holders holding a majority of the Registrable Securities to be sold in such offering shall select the investment bank or investment banks and managers marketing the offering with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company shall have the right to select the investment bank or investment banks and managers to market any incidental or Piggyback Registration with the consent of the holders holding a majority of the Registrable Securities to be sold in such offering, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.3 Indemnification; Contribution.
(a) In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this Article V, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Stockholder of Registrable Securities included in a registration statement, any Person who is or might be deemed to be a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (each such Person, a “Controlling Person”) of such Stockholder, their respective direct and indirect general and limited partners, directors, officers, managers, members, employees, agents, Affiliates and shareholders, and each other Person, if any, who acts on behalf of or controls any such Stockholder or Controlling Person and any holder of Registrable Securities that is deemed to be an underwriter pursuant to any SEC comments or policies, if any, and Controlling Person who controls  such underwriter (each of the foregoing, a “Covered Person”) against any losses, claims, actions, damages, liabilities, expenses (including, without limitation, costs of preparation and reasonable attorneys’ fees and any other reasonable fees or expenses incurred by such party in connection with any legal, administrative, regulatory or other suit, action, claim, audit, assessment, arbitration or other proceeding, investigation or inquiry), judgments, fines, penalties, charges and amounts paid in settlement, joint or several, to which such Covered Person may be, or is threatened to become, subject or be involved under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated in any Registration Statement or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, (iii) any omission or alleged omission of a material fact required to be stated in any Prospectus, preliminary Prospectus, free writing prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder or any equivalent non-U.S. securities laws applicable to the Company and relating to any action or inaction required of the Company or its subsidiaries in connection with any registration of securities or (v) any information provided by the Company or at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and the Company shall promptly reimburse each Covered Person for any legal or other expenses reasonably incurred by such Covered Person in connection with investigating or defending any such loss, claim, action, damage or liability as such expenses are incurred; provided, that the Company shall not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein or other information in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein. This indemnity shall be in addition to any liability the Company may otherwise have.
(b) In connection with any registration in which a Stockholder of Registrable Securities is participating, each such Stockholder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person of the Company against any losses, claims, actions, damages, liabilities and expenses (including, without limitation, costs of preparation and reasonable attorneys’ fees and any other reasonable fees or expenses incurred by such party in connection with any legal, administrative, regulatory or other suit, action, claim, audit, assessment, arbitration or other proceeding, investigation or inquiry), judgments, fines, penalties, charges and amounts paid in settlement,, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated in any Registration Statement or any supplement thereto or amendment thereof or necessary to make the statements therein not misleading, (iii) any omission or alleged omission of a material fact required to be stated in any Prospectus, preliminary Prospectus, free writing prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iv) any information provided by such Stockholder or at the instruction of such Stockholder to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, but, in the case of each of clauses (i), (ii), (iii) and (iv), only to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), any amendment thereof or supplement thereto or other information in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Stockholder expressly for use therein, and such Stockholder shall promptly reimburse the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person of the Company for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, action, damage, liability or expense as such expenses are incurred; provided, that the obligation to indemnify pursuant to this Section 5.3 shall not exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Stockholder in the sale of Registrable Securities to which such Registration Statement or Prospectus relates. This indemnity shall be in addition to any liability which such Stockholder may otherwise have.
(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 5.3; provided, that any failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided, that any indemnified party shall continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party shall not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (A) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (B) the indemnifying party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (C) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party or to pursue the defense of such claim or action in a reasonably vigorous manner, (D) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest or (E) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or any other indemnified party which are different from or additional to those available to the indemnifying party. Subject to the proviso in the foregoing sentence, no indemnifying party shall, in connection with any one (1) claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one (1) firm of attorneys (in addition to any local counsel) for all indemnified parties. The indemnifying party shall not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, and the indemnifying party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party, in form and substance reasonably satisfactory to such indemnified party, of a full and final release from all liability in respect of such claim or action. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).
(d) If the indemnification provided for in this Section 5.3 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements, omissions or violations which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder or equivalent non-U.S. securities laws applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or violation. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 5.3(iv). In no event shall the amount which a Stockholder of Registrable Securities may be obligated to contribute pursuant to this Section 5.3(iv) exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Stockholder in the sale of Registrable Securities that gives rise to such obligation to contribute. No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e) The provisions of this Section 5.3 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or Controlling Person of such indemnified party and shall survive the Transfer of any Registrable Securities by any Stockholder.
Section 5.4 Rule 144.  The Company covenants that it will timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, use commercially reasonable efforts to make publicly available other information which would permit sales pursuant to Rule 144 under the Securities Act or any similar rules or regulations hereafter adopted by the SEC), and it will use commercially reasonable efforts to take such further action as any such holder may reasonably request to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

ARTICLE VI.
STANDSTILL
Section 6.1 Standstill.
(a) During the Standstill Period, each Stockholder shall not, nor shall it direct or cause any member of its Stockholder Group or its and their respective Affiliates and Representatives (on behalf of such Stockholder) to, directly or indirectly: (i) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used and defined in the rules promulgated the Exchange Act) to vote any Company Securities (whether at a stockholders meeting of the Company or by written consents for action by stockholders in lieu of a meeting, or deposit any Company Securities in a voting trust or subject them to a voting agreement or other agreement of similar effect) for purposes of electing Directors to the Board (other than any solicitation of proxies solely in respect of the nomination of Directors of the Company and the Stockholders referred to in Section 3.2), (ii) subject to Section 6.1(c), make any proposal to acquire or acquire, directly or indirectly, by purchase or otherwise, Beneficial Ownership of any Company Securities if, after giving effect to such acquisition, its Stockholder Group, together with their respective Affiliates, in the aggregate, would have Beneficial Ownership of more than thirty percent (30%) of the issued and outstanding Company Securities, (iii) propose to enter into, directly or indirectly, any merger, consolidation, business combination or other similar transaction involving the Company, or make any tender offer or exchange offer for Company Securities, (iv) form, join or in any way participate in or enter into any agreement, arrangement or understanding with a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Securities, other than with each other, (v) publicly disclose, directly or through any Representative, any intention, plan or arrangement inconsistent with the foregoing or (vi) advise, assist or encourage, or enter into any discussions, negotiations, agreements or arrangements with, any other person in connection with any of the foregoing.
(b) Notwithstanding the foregoing Section 6.1(a), the Stockholders may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreement not to enforce, the foregoing restrictions in Section 6.1(a), to allow such Stockholder to make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by Section 6.1(a)(iii) on a negotiated basis.
(c) Notwithstanding any term of this Agreement to the contrary, no member of a Stockholder Group (other than a Stockholder) (each a “Related Person”) shall be prohibited from purchasing Company Securities in any open market transactions in the ordinary course of business (any such purchase, a “Related Person Purchase”); provided, however, that (i) for the avoidance doubt, no Company Securities Beneficially Owned by a Related Person shall have any registration rights under Article V; and (ii) in connection with each and any Related Person Purchase, such Related Person shall agree by a written instrument to be executed and delivered to the Company that any and all Company Securities purchased pursuant to a Related Person Purchase shall be voted in proportion to all other stockholders of the Company other than the applicable Stockholder, unless specifically invited in writing by the Company to do so. Any breach by a Related Person of this Section 6.1(c) shall be deemed a breach by all of the members of such Stockholder Group, including the applicable Stockholder.
ARTICLE VII
MISCELLANEOUS
Section 7.1 Assignment; Benefit.
(a) Subject to Section 4.1(c), Section 5.1(h) and any Transfer by a Stockholder to an Affiliate, neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned without the prior written consent of the other parties hereto (other than by operation of law), other than an assignment by a Stockholder to an Affiliate provided that (a) such Affiliate assumes all of the Stockholder’s agreements and obligations hereunder and (b) no such assignment shall relieve the Stockholder from any of its agreements and obligations hereunder. Any attempted assignment of this Agreement or any of the rights, interests or obligations in violation of this Section 7.1 shall be null and void.
(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement.
(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.
Section 7.2 Term; Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (a) the mutual written consent of the parties hereto; and (b) as to each Stockholder, the first day after the Effective Time on which such Stockholder ceases to Beneficially Own any Company Securities; provided, however, that (i) the indemnity and contribution provisions contained in Section 5.3 shall remain operative and in full force and effect regardless of any termination of this Agreement and (ii) the provisions of this Article VII shall survive any termination of this Agreement or any provision thereof.
Section 7.3 Severability. Whenever possible, each provision or portion of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, in the event that any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect such provision or portion shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions and portions shall not in any way be affected or impaired thereby and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
Section 7.4 Entire Agreement; Amendment; Waiver.
(a) This Agreement (including any documents and instruments referred to herein), together with the Arrangement Agreement, sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto.
(b) No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by (i) the Company where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Company or (ii) the Stockholders where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Stockholders. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by the Company or the Stockholders of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
Section 7.5 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.
Section 7.6 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) on the date received, if delivered by electronic mail or by registered first-class mail prior to 5:00 p.m. prevailing local time on a Business Day, or if delivered after 5:00 p.m. prevailing local time on a Business Day or on other than a Business Day, on the first Business Day thereafter and (c) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), at the following addresses (or at such other address as shall be specified by like notice):
if to the Company to:

Luxfer Holdings PLC
Lumns Lane,
Manchester, M27 8LN
United Kingdom
Attention: E-mail:	Alok Maskara alok.maskara@luxfer.com
        with a copy (which shall not constitute notice or service of process) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Christopher Ewan
Telephone: 212-859-8875
Email: Christopher.Ewan@friedfrank.com

if to the Stockholders, to:

[NAME]
[ADDRESS]
Attention:[●]
Telephone: E-mail:	[●] [●]

with a copy (which shall not constitute notice or service of process) to:
[●]
Attention: Telephone: E-mail:	[●] [●] [●]
Section 7.7 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PRINCIPLES.
Section 7.8 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
Section 7.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE GENERAL PARTNER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 7.10 Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other party shall, in addition to any other rights or remedies which it may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.
Section 7.11 Interpretation. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and negotiations with respect thereto. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
Section 7.12 Additional Actions and Documents. Each of the parties hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
Section 7.13 Expenses. Each of the parties shall pay their own expenses incident to the preparation and negotiation of this Agreement and the transactions contemplated hereunder.
[Signature pages follow]

1 Note to Draft: To consist of the shareholders of Neo that, together with their Affiliates, hold a number of common shares of Neo that will entitle the holder to receive, upon the closing of Arrangement, an amount of Ordinary Shares representing not less than 15% of the outstanding Ordinary Shares issued and outstanding on a pro forma basis.  Any holders that are Affiliates will be listed as a single Stockholder.
2 Note to Draft: To equal eight directors, plus an additional director for each Stockholder Group.
3 Note to Draft: To be inserted for each Stockholder Group.
4 Note to Draft: To be inserted for each Stockholder Group.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

LUXFER HOLDINGS PLC
By:
Name:
Title:

[STOCKHOLDER]
By:
Name:
Title:

Schedule A
Competitors

●	Advanced Metallurgical Group
●	Materion
●	Worthington
●	Trimas
●	Hexagon
●	Magontec
●	3M
●	MSA
●	Chemring Group PLC
●	Esternline Technologies

SCHEDULE F
FORM COMPANY VOTING AND SUPPORTING AGREEMENT

Filed as Exhibit 10.3 to this Form 8-K

SCHEDULE G
REQUIRED REGULATORY APPROVALS
The Required Regulatory Approvals are as follows:
1.	Austrian Competition Clearance shall mean that the Arrangement may be lawfully consummated pursuant to the merger control laws of Austria.
2.	German Competition Clearance shall mean that the Arrangement may be lawfully consummated pursuant to the merger control laws of Germany.
3.	Japanese Competition Clearance shall mean that the Arrangement may be lawfully consummated pursuant to the merger control laws of Japan.
4.
United States Competition Clearance shall mean that, only if the Parties mutually agree that it is required, any applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated.